Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

ULTRA CLEAN HOLDINGS, INC.

as Parent Borrower,

The Subsidiary Borrowers from Time to Time Parties Hereto,

The Several Lenders from Time to Time Parties Hereto,

BARCLAYS BANK PLC,

as Administrative Agent

BARCLAYS BANK PLC,

as Syndication Agent,

Dated as of August 27, 2018

BARCLAYS BANK PLC,

as Sole Lead Arranger and Sole Bookrunner for the Term B Facility

HSBC BANK USA and BARCLAYS BANK PLC,

as Joint Lead Arrangers and Joint Bookrunners for the Revolving Facility

001312-0021-15868-Active.26789328.19

i

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3.8	Applications	70

SECTION 4. REPRESENTATIONS AND WARRANTIES		70
4.1	Financial Condition	70
4.2	No Change	71
4.3	Existence; Compliance with Law	71
4.4	Power; Authorization; Enforceable Obligations	71
4.5	No Legal Bar	71
4.6	Litigation	71
4.7	No Default	71
4.8	Ownership of Property; Liens .	72
4.9	Intellectual Property	72
4.10	Taxes	72
4.11	Federal Regulations	72
4.12	Labor Matters	72
4.13	ERISA	72
4.14	Investment Company Act; Other Regulations	73
4.15	Subsidiaries; Capital Stock	73
4.16	Use of Proceeds	73
4.17	Environmental Matters	74
4.18	Accuracy of Information, etc	74
4.19	Security Documents	75
4.20	Solvency	75
4.21	Senior Indebtedness	75
4.22	[Reserved].	75
4.23	[Reserved]	75
4.24	Anti-Corruption Laws and Sanctions	75
4.25	EEA Financial Institutions	75

SECTION 5. CONDITIONS PRECEDENT		76
5.1	Conditions to Initial Extension of Credit	76
5.2	Conditions to Each Extension of Credit	79

SECTION 6. AFFIRMATIVE COVENANTS		79
6.1	Financial Statements	79
6.2	Certificates; Other Information	80
6.3	Payment of Obligations	81
6.4	Maintenance of Existence; Compliance	81
6.5	Maintenance of Property; Insurance	82
6.6	Inspection of Property; Books and Records; Discussions	82
6.7	Notices	82
6.8	Environmental Laws	83
6.9	Fiscal Year	83
6.10	Additional Collateral, etc	83
6.11	Designation of Subsidiaries	85
6.12	Maintenance of Ratings	86
6.13	Quarterly Lender Calls	86
6.14	Post-Closing Covenants	86

SECTION 7. NEGATIVE COVENANTS		86

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7.1	Financial Covenants	86
7.2	Indebtedness	86
7.3	Liens	89
7.4	Fundamental Changes	92
7.5	Disposition of Property	93
7.6	Restricted Payments	94
7.7	Investments	96
7.8	Optional Payments and Modifications of Certain Debt Instruments	98
7.9	Transactions with Affiliates	99
7.10	[Reserved]	100
7.11	Swap Agreements	100
7.12	[Reserved]	100
7.13	Negative Pledge Clauses	100
7.14	Clauses Restricting Subsidiary Distributions	100
7.15	Lines of Business	101
7.16	[Reserved]	101
7.17	Use of Proceeds	101

SECTION 8. EVENTS OF DEFAULT		101
8.1	Events of Default	101
8.2	Application of Payments	104

SECTION 9. THE AGENTS		105
9.1	Appointment	105
9.2	Delegation of Duties	105
9.3	Exculpatory Provisions	105
9.4	Reliance by Administrative Agent	106
9.5	Notice of Default	106
9.6	Non-Reliance on Agents and Other Lenders	106
9.7	Indemnification	107
9.8	Agent in Its Individual Capacity	107
9.9	Successor Administrative Agent	107
9.10	Arrangers and Syndication Agent	107
9.11	Credit Bidding	108
9.12	Certain ERISA Matters	108

SECTION 10. MISCELLANEOUS		110
10.1	Amendments and Waivers	110
10.2	Notices	112
10.3	No Waiver; Cumulative Remedies	113
10.4	Survival of Representations and Warranties	113
10.5	Payment of Expenses	113
10.6	Successors and Assigns; Participations and Assignments	114
10.7	Adjustments; Set-off	118
10.8	Counterparts	119
10.9	Severability	119
10.10	Integration	119
10.11	GOVERNING LAW	119
10.12	Submission To Jurisdiction; Waivers	120
10.13	Acknowledgements	120

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10.14	Releases of Guarantees and Liens	121
10.15	Confidentiality	122
10.16	WAIVERS OF JURY TRIAL	123
10.17	USA PATRIOT Act	123
10.18	Intercreditor Agreements	123
10.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	123
10.20	Conversion of Currencies	124

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SCHEDULES:

1.1A	Revolving Commitments
1.1B	Term B Commitments
1.1C	L/C Commitments
1.1D	Swingline Commitments
1.1E	Mortgaged Property
4.13	Pension Plans
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
6.14	Post-Closing Matters
7.2(e)	Existing Indebtedness
7.3(f)	Existing Liens
7.5(l)	Scheduled Dispositions
7.7(k)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Joinder Agreement
E	Form of Assignment and Assumption
F	[Reserved]
G	[Reserved]
H	Form of U.S. Tax Compliance Certificate
I-1	Form of Incremental Facility Activation Notice
I-2	Form of New Lender Supplement
J	Auction Procedures
K	Form of Solvency Certificate

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CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 27, 2018, among Ultra Clean Holdings, Inc., a Delaware corporation (the “Parent Borrower”), any Subsidiary Borrowers (as defined herein) from time to time parties hereto, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and Barclays Bank PLC, as administrative agent.

RECITALS

A. Pursuant to the terms of the Closing Date Acquisition Agreement (such term and any other capitalized terms used but not defined in these recitals being defined as set forth in Section 1.1), on the Closing Date, Falcon Merger Subsidiary, LLC, a Delaware limited liability company (“Merger Sub”), a Wholly Owned Subsidiary of the Parent Borrower, will merge with and into Quantum Global Technologies, LLC, a Delaware limited liability company (the “Target”), with the Target surviving such merger as a Wholly Owned Subsidiary of the Parent Borrower (the “Closing Date Acquisition”).

B. To consummate the Transactions, the Parent Borrower has requested that (a) the Term B Lenders extend credit in the form of Term B Loans in an original aggregate principal amount of $350,000,000 and (b) the Revolving Lenders establish Revolving Commitments to extend credit in an aggregate principal amount of up to $65,000,000.

C. The Lenders are willing to extend Term Loans and Revolving Extensions of Credit on the terms and subject to the conditions set forth herein.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate on such day (or, if such day is not a Business Day, the next preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1.0%; provided that for the purpose of this definition, the Eurodollar Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for such one month period, the Interpolated Rate for a one-month Interest Period) at approximately 11:00 a.m. London time on such day; provided further that in no event shall ABR be less than 1%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.16 hereof, then ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Accepting Lenders”: as defined in Section 2.26(a).

“Acquisition”: any transaction, or any series of related transactions by which the Parent Borrower or any of its Restricted Subsidiaries (a) acquires any going business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or a series of transactions) all or substantially all of the Capital Stock of a Person.

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“Additional Pari Passu Indebtedness”: any Indebtedness permitted under Section 7.2 (including any Permitted Refinancing Indebtedness, Incremental Facilities or any Incremental Equivalent Debt) that is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations.

“Additional Permitted Amount”: as defined in the definition of Permitted Refinancing Indebtedness.

“Adjustment Date”: as defined in the definition of “Applicable Pricing Grid”.

“Administrative Agent”: Barclays Bank PLC, together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Administrative Agent and any other agent identified on the cover page of this Agreement.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreed Currencies”: Dollars and any other lawful currency as agreed to by the Parent Borrower, the Administrative Agent and each Revolving Lender from time to time.

“Agreement”: as defined in the preamble hereto.

“Agreement Currency”: as defined in Section 10.20(b).

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Parent Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Creditor”: as defined in Section 10.20(b).

“Applicable Margin”: (a) for each Type of Loan other than Incremental Term Loans, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans ................................	1.50%	2.50%
Term B Loans .......................................................................	2.00%	3.00%

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; provided, that, in each case with respect to the Term B Loans, the Applicable Margin shall be increased by 25 basis points if the Ratings Condition is not satisfied; provided, further, that on and after the first Adjustment Date occurring after the completion of the first full fiscal quarter of the Parent Borrower after the Closing Date, the Applicable Margin with respect to each Type of Loan other than Incremental Term Loans will be determined pursuant to the Applicable Pricing Grid; and

(b) for Incremental Term Loans, such per annum rates as shall be agreed to by the applicable Borrower and the applicable Incremental Term Lenders as shown in the applicable Incremental Facility Activation Notice.

“Applicable Prepayment Percentage”: with respect to any prepayment of the Term B Loans required pursuant to Section 2.11(b) in connection with any Asset Sale or Recovery Event, 100%; provided that (a) the Applicable Prepayment Percentage shall be reduced to 50% if the Consolidated First Lien Net Leverage Ratio is greater than 0.50 to 1.00 and less than or equal to 1.00 to 1.00 as of the last day of the most recently ended fiscal quarter for which financial statements are available and (b) the Applicable Prepayment Percentage shall be reduced to 25% if the Consolidated First Lien Net Leverage Ratio is less than or equal to 0.50 to 1.00 as of the last day of the most recently ended fiscal quarter for which financial statements are available, determined on a Pro Forma Basis in accordance with Section 1.4 (but without giving pro forma effect to the prepayment in connection with the subject Asset Sale or Recovery Event).

“Applicable Pricing Grid”:

(a) with respect to Revolving Loans and Swingline Loans, the table set forth below:

Consolidated First Lien Net Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
> 1.25:1.00	2.50%	1.50%
≤ 1.25:1.00 and > 1.00:1.00	2.25%	1.25%
≤ 1.00:1.00	2.00%	1.00%

(b) with respect to Term B Loans, the table set forth below:

Consolidated First Lien Net Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
> 1.00:1.00	3.00%	2.00%
≤ 1.00:1.00 and > 0.50:1.00	2.75%	1.75%
≤ 0.50:1.00	2.50%	1.50%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated First Lien Net Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Administrative Agent pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing then, at the option of the Required Lenders, the highest rate set forth in each column of the Applicable Pricing Grid shall apply.

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“Applicable Reference Period”: as at any date of determination, the most recently ended Reference Period for which financial statements with respect to each fiscal quarter included in such Reference Period have been delivered pursuant to Section 6.1(a) or 6.1(b) (or, prior to the delivery of any such financial statements, the Reference Period ended June 30, 2018).

“Applicable Transactions”: as defined in the definition of “Pro Forma Basis”.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Arrangers”: the Sole Lead Arranger and Sole Bookrunner in respect of the Term B Facility and the Joint Lead Arrangers and Joint Bookrunners in respect of the Revolving Facility, in each case identified on the cover page of this Agreement.

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (o) or (q) of Section 7.5) that yields Net Cash Proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $7,500,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Attributable Indebtedness”: in respect of any sale and leaseback transaction, as at the time of determination, the present value (discounted at the implied interest rate in such transaction compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Auction Manager”: as defined in Section 2.25.

“Auction Notice”: an auction notice given by the Parent Borrower in accordance with the Auction Procedures with respect to an Auction Purchase Offer.

“Auction Procedures”: the auction procedures with respect to Auction Purchase Offers set forth in Exhibit J hereto.

“Auction Purchase Offer”: an offer by the Parent Borrower to purchase Term Loans of one or more Facilities pursuant to modified Dutch auctions conducted in accordance with the Auction Procedures and otherwise in accordance with Section 2.25.

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“Available Amount”: at any time, the excess if any, of:

(a) the sum (without duplication) of:

(i) $50,000,000;

(ii) an amount equal to 50% of Cumulative Consolidated Net Income (this clause (ii), the “Available Amount Grower Prong”);

(iii) the Net Cash Proceeds (Not Otherwise Applied) received after the Closing Date and on or prior to such date from any issuance of Qualified Capital Stock by the Parent Borrower (other than any such issuance to a Group Member);

(iv) the Net Cash Proceeds of Indebtedness and Disqualified Capital Stock of the Parent Borrower, in each case incurred or issued after the Closing Date, which have been exchanged or converted into Qualified Capital Stock, together with the fair market value (as determined in good faith by the Parent Borrower) of any property received upon such exchange or conversion;

(v) the Net Cash Proceeds of Dispositions of Investments made using the Available Amount on or after the Closing Date;

(vi) to the extent not already included in Consolidated Net Income, returns, profits, distributions and similar amounts received in cash or Cash Equivalents on Investments made using the Available Amount on or after the Closing Date;

(vii) the Investments made on or after the Closing Date using the Available Amount of the Parent Borrower and its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated into the Parent Borrower or any of its Restricted Subsidiaries or the fair market value of the assets of any Unrestricted Subsidiary that have been transferred to the Parent Borrower or any of its Restricted Subsidiaries;

(viii) (A) the Net Cash Proceeds of Dispositions of Unrestricted Subsidiaries and Joint Ventures plus (B) the fair market value (as determined by the Parent Borrower in good faith) of the property or assets of any Unrestricted Subsidiary or any Joint Venture that have been transferred, conveyed or otherwise distributed to any Loan Party;

(ix) the aggregate amount received after the Closing Date and on or prior to such date by the Parent Borrower or any Restricted Subsidiary in cash from any dividend or other distribution by an Unrestricted Subsidiary or a Joint Venture (except to the extent increasing Consolidated Net Income);

(x) the aggregate amount of the Declined Amounts (calculated from the Closing Date); plus

(xi) the aggregate amount of Retained Asset Sale Proceeds (calculated from the Closing Date); minus

(b) the sum of all Restricted Payments made on or after the Closing Date and prior to such time in reliance on Section 7.6(g), plus all Investments made on or after the Closing Date, prior to such time in reliance on Section 7.7(r), plus all Restricted Debt Payments made on after the Closing Date and prior to such time in reliance on Section 7.8(a)(v), in each case utilizing the Available Amount or portions thereof in effect on the date of any such Restricted Payment, Investment or Restricted Debt Payment.

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“Available Amount Grower Prong”: as defined in the definition of “Available Amount”.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code”: Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Plan”: a reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Base Incremental Amount”: as of any date, an amount equal to (a) the greater of (x) $125,000,000 and (y) 85% of Consolidated EBITDA calculated on a Pro Forma Basis for the most recently ended four fiscal quarter period of the Parent Borrower for which financial statements are available less (b) the aggregate principal amount of Incremental Term Loans and Incremental Equivalent Debt established prior to such date in reliance on the Base Incremental Amount.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”: as defined in Section 10.7(a).

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“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: (a) with respect to the Term B Facility, the Parent Borrower and (b) with respect to the Revolving Facility, the Parent Borrower and each Subsidiary Borrower. The Parent Borrower and the Subsidiary Borrowers are referred to herein collectively as the “Borrowers”.

“Borrowing Date”: any Business Day specified by the applicable Borrower as a date on which the applicable Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Loans having an interest rate determined by reference to the Eurodollar Rate, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that is required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Capital Lease Obligations”: subject to Section 1.2(e), as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or

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foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000.

“Cash Interest Coverage Ratio”: as of the last day of any Reference Period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“CFC”: (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each Subsidiary of any such Person.

“CFC Holding Company”: each Domestic Subsidiary substantially all of the assets of which consist of Capital Stock and/or Indebtedness of one or more (a) CFCs or (b) Persons described in this definition.

“Change of Control”: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Capital Stock of the Parent Borrower representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Capital Stock of the Parent Borrower, (b) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Parent Borrower under and as defined in any indenture or other agreement or instrument evidencing or governing the rights of the holders of any Material Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries or (c) the Parent Borrower ceases to own, directly or indirectly through one or more Wholly Owned Subsidiaries that are Loan Parties, 100% of the Capital Stock of each Subsidiary Borrower.

“Cinos Stock Purchase Agreements”: those certain stock purchase agreements regarding the Target’s stock purchase obligations with respect to shares of Cinos Co., Ltd., a corporation organized under the laws of the Republic of Korea, as in effect on the Closing Date Acquisition Signing Date, and as amended, supplemented, waived, consented to or otherwise modified from time to time so long as any such amendment, supplement, waiver, consent or other modification is not materially adverse to the interests of the Lenders (in their capacities as such); provided that any such amendment, supplement, waiver, consent or other modification pursuant to which the aggregate principal amount of the Target’s stock purchase obligations with respect thereto increases by an amount not in excess of $5,000,000 from the amount of such potential obligations as of the Closing Date Acquisition Signing Date shall be deemed to be not materially adverse to the interests of the Lenders (in their capacities as such).

“Closing Date”: August 27, 2018.

“Closing Date Acquisition”: as defined in the recitals.

“Closing Date Acquisition Agreement”: the Agreement and Plan of Merger dated as of the Closing Date Acquisition Signing Date (together with all exhibits, schedules and disclosure letters thereto, and as amended, supplemented or otherwise modified in accordance with Section 5.1) by and among the Target, the Parent Borrower, Merger Sub and G-Squared Partners, LLC, as Holder Representative.

“Closing Date Acquisition Signing Date”: July 24, 2018.

“Code”: the Internal Revenue Code of 1986, as amended.

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“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the sum of the Term B Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: 0.25% per annum.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Taxes”: for any period, with respect to the Parent Borrower and its Restricted Subsidiaries on a consolidated basis, the aggregate amount of all income and similar Taxes, to the extent the same are payable in cash with respect to such period.

“Consolidated Current Assets”: at any date, all amounts that would, in conformity with GAAP, be reflected in “total current assets” (or any like caption) on a consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries at such date, but excluding any (a) cash or Cash Equivalents, (b) permitted loans to third parties, (c) deferred bank fees and derivative financial instruments related to Indebtedness, (d) the current portion of current and deferred income Taxes and (e) assets held for sale or pension assets.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be reflected in “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Parent Borrower and its Restricted Subsidiaries, (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein, (c) the current portion of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (d) obligations in respect of derivative financial instruments related to Indebtedness, (e) the current portion of current and deferred income Taxes, (f) liabilities in respect of unpaid earnouts, (g) accruals relating to restructuring reserves, (h) liabilities in respect of funds of third parties on deposit with any Borrower and/or any Restricted Subsidiary, (i) the current portion of any Capital Lease Obligations, (j) any liabilities recorded in connection with stock based awards, partnership interest based awards, awards of profits interests, deferred compensation awards and similar initiative based compensation awards or arrangements and (k) the current portion of any other long term liability for borrowed money.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of: (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) non-cash charges, losses, expenses, accruals and provisions, including stock-based compensation and sale of assets not in the ordinary course of business (but excluding any such non-cash charge to the extent that it represents an accrual or reserve for cash expenses in any future period), (e) amortization of intangibles (including, but not limited to, impairment of goodwill) and organization costs, (f) any extraordinary, unusual or non-recurring expenses or losses, (g) any fees and expenses incurred during such period in connection with any Investment (including

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any Permitted Acquisition), Disposition, issuance of Indebtedness or Capital Stock, or amendment or modification of any debt instrument, in each case permitted under this Agreement, including (i) any such transactions undertaken but not completed and any transactions consummated prior to the Closing Date and (ii) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees, in each case paid in cash during such period (collectively, “Advisory Fees”), (h) any fees and expenses incurred in connection with the Transactions, including Advisory Fees and (solely for purposes of this clause (h)) cash charges in respect of strategic market reviews, stay or sign-on bonuses, integration-related bonuses, restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management, (i) the amount of (A) any fees, charges and expenses in respect of severance, recruiting, relocation, integration, facilities opening or closing, consulting and other business optimization (including relating to facilities design, upgrade and implementation costs) and restructuring charges, reserves or startup costs or expenses, including any one-time costs incurred in connection with the Transactions and (B) “run rate” cost savings, operating expense reductions, operating improvements and synergies (collectively, “Expected Cost Savings”) that are reasonably identifiable, factually supportable and projected by the Parent Borrower in good faith to be realized as a result of mergers and other business combinations, Permitted Acquisitions and other Investments, Dispositions (including divestitures and the termination or discontinuance of activities constituting a business line), restructurings, insourcing initiatives, cost savings initiatives plant consolidations, openings and closings, product rationalization and other similar initiatives or Applicable Transactions after the Closing Date, in each case to the extent not prohibited by this Agreement (collectively, “Initiatives”) (calculated on a pro forma basis as though such Expected Cost Savings had been realized on the first day of the relevant Reference Period), net of the amount of actual benefits realized in respect thereof; provided that (w) actions in respect of such Expected Cost Savings have been, or will be, taken within 24 months of the applicable Initiative, (x) no Expected Cost Savings shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges otherwise added to (or excluded from) Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (y) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (i) to the extent occurring more than eight fiscal quarters after the applicable Initiative and (z) if requested by the Administrative Agent, the Parent Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth information and calculations supporting in reasonable detail such Expected Cost Savings, (j) non-recurring cash expenses recognized for restructuring costs, integration costs and business optimization expenses in connection with any Initiative and (k) expenses and charges relating to non-controlling interests and equity income in non-Wholly Owned Subsidiaries, and minus (A) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) income tax credits (to the extent not netted from income tax expense) and (iv) any other non-cash income (other than normal accruals in the ordinary course of business for non-cash income that represents an accrual for cash income in a future period) and (B) any cash payments made during such period in respect of items described in clause (d) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Cash Interest Coverage Ratio, the Consolidated Fixed Charge Coverage Ratio, the Consolidated Total Gross Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated First Lien Net Leverage Ratio or the Consolidated Secured Net Leverage Ratio, (i) if at any time during such Reference Period the Parent Borrower or any Restricted Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Parent Borrower or any Restricted Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference

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Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated First Lien Debt”: at any date, Consolidated Total Debt at such date that is secured by Liens on the Collateral that do not rank junior to the Liens on the Collateral securing the Loans (it being understood that any Consolidated Total Debt that is secured by Liens on all or a portion of the Collateral that are senior to, or pari passu with, the Liens on such Collateral securing the Loans shall be considered Consolidated First Lien Debt).

“Consolidated First Lien Net Leverage Ratio”: as at the last day of any Reference Period, the ratio of (a)(i) Consolidated First Lien Debt on such day less (ii) the aggregate Unrestricted Cash of the Group Members on such day to (b) Consolidated EBITDA for such period.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period less the sum of (i) the aggregate amount actually paid by the Parent Borrower and its Restricted Subsidiaries during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness (other than any Loans) incurred in connection with such expenditures) plus (ii) the aggregate amount actually paid in cash by the Parent Borrower and its Restricted Subsidiaries during such period on account of Restricted Payments to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, plus (b) Consolidated Lease Expense for such period, plus (c) scheduled repayments made during such period on account of principal of Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries (including scheduled principal repayments in respect of the Term Loans) plus (d) taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes (including in respect of repatriated funds and including any penalties and interest relating to any tax examinations), net of cash refunds received, of the Parent Borrower and its Subsidiaries paid in cash during such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Parent Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Parent Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Lease Expense”: for any period, the aggregate amount of fixed and contingent rentals payable by the Parent Borrower and its Restricted Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded:

(a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Parent Borrower or is merged into or consolidated with the Parent Borrower or any of its Restricted Subsidiaries;

(b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Parent Borrower) in which the Parent Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent Borrower or such Restricted Subsidiary in the form of dividends or similar distributions;

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(c) the undistributed earnings of any Restricted Subsidiary of the Parent Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary;

(d) any income (or loss) for such period attributable to the early extinguishment of Indebtedness or Swap Obligations;

(e) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period;

(f) all net after-tax extraordinary, nonrecurring, unusual or exceptional gains, losses, income, expenses and charges;

(g) all net after-tax gains, losses, expenses and charges attributable to business dispositions and asset dispositions, including the sale or other disposition of any Capital Stock of any Person, other than in the ordinary course of business;

(h) all net after-tax gains, losses, income, expenses or charges from disposed, closed or discontinued operations;

(i) all non-cash impairment charges and asset write-ups, write-downs and write-offs, including impairment charges or asset write-ups, write-downs or write-offs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising from the application of GAAP;

(j) all non-cash compensation charges or expenses, including any such charge or expense arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs or any other equity-based compensation;

(k) all non-cash losses, charges or expenses from earn-out obligations; and

(l) any charges, fees and expenses incurred during such period (including any financial advisory, accounting, auditor, legal and other consulting or advisory fees, any filing fees and expenses and any premiums, make-whole or penalty payments), or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, incurrence or repayment of Indebtedness, issuance of Capital Stock of the Parent Borrower, refinancing transaction or amendment or modification of any debt instrument and including, in each case, any such transaction undertaken but not completed.

“Consolidated Secured Debt”: at any date, Consolidated Total Debt at such date that is secured by a Lien on any property of any Group Member.

“Consolidated Secured Net Leverage Ratio”: as at the last day of any Reference Period, the ratio of (a)(i) Consolidated Secured Debt on such day less (ii) the aggregate Unrestricted Cash of the Group Members on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Assets”: at any date of determination, the total assets, in each case reflected on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Parent Borrower for which a balance sheet is available, determined in accordance with GAAP (and, in the case of any determination related to the incurrence of Indebtedness or Liens or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

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“Consolidated Total Debt”: at any date (without duplication), all Capital Lease Obligations, purchase money Indebtedness, Indebtedness for borrowed money and letters of credit (but only to the extent drawn and not reimbursed), in each case of the Parent Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Gross Leverage Ratio”: as at the last day of any Reference Period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Net Leverage Ratio”: as at the last day of any Reference Period, the ratio of (a)(i) Consolidated Total Debt on such day less (ii) the aggregate Unrestricted Cash of the Group Members on such day to (b) Consolidated EBITDA for such period.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contract Consideration”: as defined in the definition of “Excess Cash Flow”.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Agreement Refinancing Indebtedness”: as defined in Section 7.2(a).

“Credit Party”: the Administrative Agent or any other Lender and, for the purposes of Section 10.13 only, any other Agent and any of the Arrangers.

“Cumulative Consolidated Net Income”: at any date of determination, an amount (which may not be less than zero) equal to the aggregate cumulative sum of Consolidated Net Income for each fiscal quarter of the Parent Borrower for which financial statements have been delivered pursuant to Section 6.1(a) or (b), as applicable, beginning with the first day of the fiscal quarter in which the Closing Date occurs.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Amount”: as defined in Section 2.11(e).

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a

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loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.

“Designated Non-Cash Consideration”: the fair market value of non-cash consideration received by the Parent Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration within 180 days of receipt thereof.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Capital Stock (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock); or

(c) is redeemable (other than solely for Capital Stock of such Person that does not constitute Disqualified Capital Stock and cash in lieu of fractional shares of such Capital Stock) or is required to be repurchased by the Parent Borrower or any Restricted Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 91 days after the Latest Maturity Date of the Facilities (determined as of the date of issuance thereof or, in the case of any such Capital Stock outstanding on the Closing Date, the Closing Date); provided, however, that (i) Capital Stock of any Person that would not constitute Disqualified Capital Stock but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Capital Stock upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute Disqualified Capital Stock if any such requirement becomes operative only after repayment in full of all the Loans and all other Obligations that are accrued and payable, (ii) Capital Stock of any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (iii) if any such conversion, exchange or redemption is in part, only such part coming into effect prior to 91 days following the Latest Maturity Date of the Facilities at the time such Capital Stock is issued shall constitute Disqualified Capital Stock.

“Disqualified Lenders”: (a) certain banks, financial institutions, other institutional lenders and other Persons that have been specified in writing to the Administrative Agent by the Parent Borrower

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prior to the Closing Date and (b) competitors of the Parent Borrower and its Restricted Subsidiaries that are specified in writing to the Administrative Agent by the Parent Borrower from time to time that are reasonably acceptable to the Administrative Agent (provided that any such written specification of a competitor by the Parent Borrower to the Administrative Agent occurring on or after the Closing Date shall be deemed not delivered and not effective unless delivered by the Parent Borrower to the Administrative Agent by email in accordance with Section 10.2 and shall only become effective three Business Days after such delivery). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, this definition), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Parent Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender.

“Dollar Equivalent”: on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to an amount denominated in any Agreed Currency other than Dollars, the equivalent in Dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on the date of determination of such equivalent. In making any determination of the Dollar Equivalent (for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any date or for any other purpose), the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which any Borrower delivers a request for Revolving Loans or Letters of Credit or on such other date upon which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement. As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Restricted Subsidiary of the Parent Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage”: 50%; provided, that (a) the ECF Percentage shall be reduced to 25% if the Consolidated First Lien Net Leverage Ratio as of the last day of the relevant fiscal year is less than or equal to 1.00 to 1.00 but greater than 0.50 to 1.00 and (b) the ECF Percentage shall be reduced to 0% if the Consolidated First Lien Net Leverage Ratio as of the last day of the relevant fiscal year is less than or equal to 0.50 to 1.00, in each case of (a) and (b), determined on a Pro Form Basis in accordance with Section 1.4 (but without giving pro forma effect to the subject Excess Cash Flow prepayment).

“ECF Threshold”: as defined in Section 2.11(c).

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any commercial bank and (e) any other financial institution or investment fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities, other

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than, in each case, (i) a natural person or (ii) except to the extent permitted under Sections 2.25 and 10.6(e), the Parent Borrower, any Subsidiary or any other Affiliate of the Parent Borrower; provided that solely for purposes of an assignment pursuant to Section 10.6(b), “Eligible Assignee” shall not include any Person that is a Disqualified Lender at the time of such assignment.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it pertains to exposure to hazardous or toxic substances) or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: (a) any entity, whether or not incorporated, that is under common control with a Group Member within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which a Group Member is a member; (c) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which a Group Member is a member; and (d) with respect to any Group Member, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which any corporation described in clause (b) above or any trade or business described in clause (c) above is a member. Any former ERISA Affiliate of any Group Member shall continue to be considered an ERISA Affiliate of the Group Member within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Group Member and with respect to liabilities arising after such period for which the Group Member could be liable under the Code or ERISA.

“ERISA Event”: (a) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any Reportable Event; (d) the failure of any Group Member or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (g) the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (h) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the failure by any Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Pension Plan or Multiemployer Plan; (k) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA) or that it intends to terminate or has terminated under Section 4041A

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or 4042 of ERISA; (l) the failure by any Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (m) the withdrawal by any Group Member or any ERISA Affiliate from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Group Member or any ERISA Affiliate pursuant to Section 4063 or 4064 of ERISA; (n) the imposition of liability on any Group Member or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (o) the occurrence of an act or omission which could give rise to the imposition on any Group Member or any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan; (p) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against any Group Member or any ERISA Affiliate in connection with any Plan; (q) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan (or any other Plan) to qualify for exemption from taxation under Section 501(a) of the Code; or (r) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the Eurodollar Base Rate shall be the Interpolated Rate at such time. Notwithstanding the foregoing, in no event shall the Eurodollar Base Rate be less than 0%.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: for any Interest Period as to any Eurodollar Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars,

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determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is less than zero, the Eurodollar Rate will be deemed to be zero.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Parent Borrower, the excess, if any, of:

(a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Parent Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over

(b) the sum, without duplication, of (i) the amount of all non-cash income included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Parent Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness (other than revolving Indebtedness) incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount or the proceeds of any issuance of Capital Stock of the Parent Borrower), (iii) the aggregate amount of Restricted Payments made by the Parent Borrower in cash during such fiscal year pursuant to Section 7.6 (other than pursuant to Section 7.6(c), (f), (g), (h), (i) or (k)) (excluding the principal amount of Indebtedness (other than revolving Indebtedness) incurred in connection with such Restricted Payments and any Restricted Payments made with proceeds of any issuance of Capital Stock of the Parent Borrower), (iv) the aggregate amount of all prepayments of Funded Debt (other than (A) any optional prepayment of Indebtedness that is deducted in calculating the amount of any Excess Cash Flow payment in accordance with Section 2.11(c) and (B) any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereof) of the Parent Borrower and its Restricted Subsidiaries made during such fiscal year (excluding any such prepayments financed with the proceeds of any issuance of any long-term Indebtedness (other than revolving Indebtedness)), (v) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Parent Borrower and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (vi) increases in Consolidated Working Capital for such fiscal year, (vii) the aggregate net amount of non-cash gain on the Disposition of property by the Parent Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (viii) to the extent not otherwise deducted from Consolidated Net Income, Consolidated Cash Taxes paid during such fiscal year, (ix) to the extent not otherwise deducted from Consolidated Net Income, interest expense of the Parent Borrower and its Restricted Subsidiaries for such year, (x) the aggregate amount of cash consideration paid by the Parent Borrower and the Restricted Subsidiaries during such fiscal year to make Investments (including Permitted Acquisitions) permitted by Section 7.7 (excluding (A) any such Permitted Acquisitions or other Investments financed with the proceeds of any Reinvestment Deferred Amount, the Available Amount or the proceeds or any issuance of Capital Stock of the Parent Borrower or the issuance of any Indebtedness, (B) Investments in Cash or Cash Equivalents and (C) Investments in any Borrower or any Subsidiary), (xi) cash charges included in clauses (a) through (l) of the definition of “Consolidated Net

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Income”, (xii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate cash consideration (X) required to be paid by the Parent Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions and other Investments permitted by Section 7.7 (other than Investments in (A) Cash or Cash Equivalents and (B) any Borrower or any Subsidiary) and (Y) expected to be paid in connection with planned Capital Expenditures of the Parent Borrower and its Restricted Subsidiaries (the “Planned Expenditures”), in each case during the period of four consecutive fiscal quarters of the Parent Borrower following the end of the applicable fiscal year for which Excess Cash Flow is being calculated (except to the extent financed with the proceeds of Indebtedness, any Reinvestment Deferred Amount, the proceeds of any issuance of Capital Stock of the Parent Borrower or utilizing the Available Amount); provided that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration and the Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (xiii) the aggregate amount of expenditures actually made by the Parent Borrower and/or any Restricted Subsidiary in Cash during such fiscal year (including any expenditure for the payment of fees or other Charges (or any amortization thereof for such period) in connection with any Disposition, incurrence or repayment of Indebtedness, issuance of Capital Stock, refinancing transaction, amendment or modification of any debt instrument, including this Agreement, and including, in each case, any such transaction consummated prior to, on or after the Closing Date, and Charges incurred in connection therewith, whether or not such transaction was successful), to the extent that such expenditures were not expensed (provided that, for the avoidance of doubt, amounts included in this clause (xiii) shall be without duplication of amounts deducted in clause (y) of Section 2.11(c)) and (xiv) all Cash payments in respect of Capital Expenditures during such fiscal year as would be reported in the Parent Borrower’s consolidated statement of cash flows and all Cash payments made during such fiscal year to acquire Intellectual Property.

“Excess Cash Flow Application Date”: as defined in Section 2.11(c).

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Exchange Rate”: for any day with respect to any Agreed Currency other than Dollars, the rate at which such Agreed Currency may be exchanged into Dollars, as set forth at 11:00 A.M., London time, on such day on the applicable Reuters currency page with respect to such Agreed Currency. In the event that such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to such Agreed Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent (and the Administrative Agent agrees to promptly notify the Parent Borrower of the identity of any such service) or, in the event no such service is selected, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London Interbank market or other market where its foreign currency exchange operations in respect of such Agreed Currency are then being conducted, at or about 11:00 A.M., London time, on such day for the purchase of Dollars with such Agreed Currency, for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiary”: (a) any Restricted Subsidiary that is not a Wholly-Owned Subsidiary, (b) any Immaterial Subsidiary, (c) any Restricted Subsidiary that is prohibited or restricted by any applicable law, rule or regulation or contractual obligation (in the case of any such contractual obligation, where such contractual obligation exists on the Closing Date or on the date such entity becomes a Restricted Subsidiary, as long as such contractual obligation was not entered into solely in contemplation of such person becoming a Restricted Subsidiary) from guaranteeing the Obligations or that would require a governmental (including regulatory) consent, approval, license or authorization to provide such a guarantee (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity

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maintenance or similar legal principles) for so long as the applicable prohibition or restriction is in effect and unless and until such consent has been received, as applicable, it being understood that the Parent Borrower and its Subsidiaries shall have no obligation to obtain any such consent, approval, license or authorization, (d) any not-for-profit subsidiary, (e) any Restricted Subsidiary that is a captive insurance company or any Restricted Subsidiary that is a broker-dealer, (f) any special purpose entity (including a special purpose entity used for any Permitted Receivables Facility, (g) any Foreign Subsidiary, (h) any CFC Holding Company or any Subsidiary of a Foreign Subsidiary or a CFC Holding Company, (i) any Unrestricted Subsidiary, (j) any subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted by this Agreement that has assumed secured Indebtedness permitted by this Agreement and not incurred in contemplation of such Permitted Acquisition or other Investment and any Restricted Subsidiary thereof that guarantees such secured Indebtedness, in each case to the extent the terms of such secured Indebtedness prohibit such Subsidiary from becoming a Subsidiary Guarantor, (k) any Restricted Subsidiary if the provision of a guarantee of the Obligations would result in material adverse tax consequences to any Loan Party or any of its Subsidiaries (as determined in good faith by the Parent Borrower with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed)) and (l) any other Restricted Subsidiary with respect to which, in the good faith judgment of the Administrative Agent and the Parent Borrower, the burden or cost of becoming a Subsidiary Guarantor and providing a guarantee with respect to the Obligations are excessive in relation to the benefits afforded thereby.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of a Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Term B Commitment pursuant to a law in effect on the date on which (i) a Lender acquires such interest in the Loan or Term B Commitment (other than pursuant to an assignment request by a Borrower under Section 2.22) or (ii) a Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Term B Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to a Credit Party’s failure to comply with Section 2.19(f) and (d) any withholding Taxes imposed under FATCA.

“Existing Indebtedness Refinancing”: as defined in Section 5.1(c).

“Facility”: each of (a) the Term B Commitments and the Term B Loans made thereunder (the “Term B Facility”), (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (c) any Incremental Term Facility. Additional Facilities may be established pursuant to Sections 2.24, 2.26 and/or 10.1.

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“FATCA”: Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement (or, for the avoidance of doubt, any intergovernmental agreement, treaty or convention among Governmental Authorities) with respect to the foregoing.

“Federal Funds Effective Rate”: for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.

“Fee Letters”: that certain arranger fee letter related to this Agreement among the Parent Borrower and the Administrative Agent dated as of July 24, 2018 and that certain administrative agent fee letter among the Parent Borrower and the Administrative Agent dated as of July 24, 2018.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Fixed Amounts”: as defined in Section 1.2(f).

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non- U.S. law that is maintained or contributed to by any Group Member, any ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member, or ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary”: any Restricted Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible,

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at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Parent Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Parent Borrower and the Administrative Agent agree to enter into negotiations to promptly amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Parent Borrower’s results of operations and/or financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Parent Borrower and its Restricted Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of the Closing Date, executed and delivered by each Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of

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which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“Immaterial Subsidiary”: as of any date, collectively any Restricted Subsidiary (other than a Subsidiary Borrower) of the Parent Borrower (i) that does not have assets in excess of 5.0% of Consolidated Total Assets of the Parent Borrower and its Restricted Subsidiaries and (b) that does not have gross revenues in excess of 5.0% of the consolidated gross revenues of the Parent Borrower and its Restricted Subsidiaries, in each case determined in accordance with GAAP as of the last day of the Applicable Reference Period; provided that, the Consolidated Total Assets and consolidated gross revenues (as so determined) of all Immaterial Subsidiaries for purposes of this clause (b) shall not exceed 7.5% of Consolidated Total Assets and 7.5% of consolidated gross revenues, in each case, of the Parent Borrower and its Restricted Subsidiaries as of the last day of the Applicable Reference Period.

“Incremental Acquisition Term Facility”: an Incremental Term Facility designated as an “Incremental Acquisition Term Facility” by the applicable Borrower, the Administrative Agent and the applicable Incremental Term Lenders in the applicable Incremental Facility Activation Notice, the making of which is conditioned upon the consummation of, and the proceeds of which will be used to finance, a Permitted Acquisition or other acquisition or Investment permitted hereunder (including the refinancing of Indebtedness in connection therewith (to the extent required in connection with such Permitted Acquisition, acquisition or Investment) and the payment of related fees and expenses).

“Incremental Availability Amount”: as defined in Section 2.24(a).

“Incremental Equivalent Debt”: Indebtedness incurred by the Parent Borrower or any of its Restricted Subsidiaries consisting of the issuance of one or more series of senior secured notes or loans, junior lien loans or notes, subordinated loans or notes or senior unsecured loans or notes (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise) or any bridge financing in lieu of the foregoing, or secured or unsecured “mezzanine” debt; provided that (A) no Lender shall have any obligation to participate in any Incremental Equivalent Debt unless it agrees to do so in its sole discretion, (B) such Incremental Equivalent Debt shall be subject to the requirements set forth in clauses (i), (v) and (vi) of the first proviso in Section 2.24(a) with respect to Incremental Term Loans (and shall be subject to such clauses mutatis mutandis); provided that, in the case of any such Incremental Equivalent Debt in the form of notes, such Incremental Equivalent Debt is not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an Event of Default, a change in control, an event of loss or an asset disposition) prior to the date that is 91 days after the Latest Maturity Date of the Term B Loans at such time, (C) any Incremental Equivalent Debt in the form of Dollar denominated term loans secured by the Collateral on a pari passu basis with the Term B Loans shall be subject to clause (vii) of the first proviso in Section 2.24(a) with respect to Incremental Term Loans (and shall be subject to such clause mutatis mutandis), (D) if such Incremental Equivalent Debt is secured, (x) any such Incremental Equivalent Debt incurred by a Loan Party (I) shall not be secured by any assets or property other than the Collateral and (II) shall be secured on a pari passu basis with the Obligations or on a junior basis to the Obligations and (y) all security therefor shall be granted pursuant to documentation substantially similar to the applicable Security Documents, and the secured parties thereunder, or a trustee or collateral agent on their behalf, shall have become a party to (x) with respect to Incremental Equivalent Debt secured on a junior basis to the Obligations, a customary “junior lien” intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Parent Borrower and (y) with respect to Incremental Equivalent Debt secured on a pari passu basis with the Obligations, a customary “pari passu” intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Parent Borrower, (E) such Incremental Equivalent Debt incurred by a

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Loan Party shall not be guaranteed by any Subsidiaries of the Parent Borrower other than the Guarantors and (F) the other terms and conditions of such Incremental Equivalent Debt (excluding pricing) are, as determined in good faith by the Parent Borrower, no more favorable, taken as a whole, to the investors providing such Incremental Equivalent Debt than those applicable to the Term B Loans (except for covenants or other provisions that are applicable only to periods after the Latest Maturity Date of the Term Loans existing under this Agreement at the time of incurrence of such Incremental Equivalent Debt).

“Incremental Facilities”: as defined in Section 2.24(a).

“Incremental Facility Activation Notice”: a notice substantially in the form of Exhibit I-1 or in such other form as is reasonably acceptable to the Administrative Agent; provided that if such Incremental Facility Activation Notice is to effect amendments to this Agreement or the other Loan Documents as contemplated by Section 2.24(d), the Administrative Agent shall have executed such Incremental Facility Activation Notice.

“Incremental Facility Closing Date”: any Business Day designated as such in an Incremental Facility Activation Notice.

“Incremental Revolving Facility”: as defined in Section 2.24(a).

“Incremental Term Facility”: as defined in Section 2.24(a).

“Incremental Term Lenders”: (a) on any Incremental Term Loan Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Incremental Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loan Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agent an Incremental Facility Activation Notice pursuant to Section 2.24(a) in respect of Incremental Term Loans.

“Incremental Term Loan Maturity Date”: with respect to the Incremental Term Loans to be made pursuant to any Incremental Facility Activation Notice, the maturity date specified in such Incremental Facility Activation Notice in accordance with Section 2.24(a).

“Incremental Term Loans”: any term loans made pursuant to Section 2.24(a).

“Incurrence-Based Amounts”: as defined in Section 1.2(f).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business and not overdue more than 90 days, (ii) deferred compensation payable to directors, officers or employees of any Group Member and (iii) any purchase price adjustment or earnout obligation until such adjustment or obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Disqualified Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or

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become liable for the payment of such obligation (but only to the extent of the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property), and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Insolvent”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, all registrations and applications therefor, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the applicable Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the relevant Term Loans, as the case may be; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

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“Interpolated Rate”: in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(a) the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and

(b) the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan,

each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investments”: as defined in Section 7.7.

“IRS”: the United States Internal Revenue Service.

“Issuing Lender”: each of HSBC Bank USA, Barclays Bank PLC, and any other Revolving Lender approved by the Administrative Agent and the Parent Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Joinder Agreement”: as defined in Section 2.27(a).

“Joint Venture”: a joint venture, partnership or other similar arrangement entered into by the Parent Borrower or any Restricted Subsidiary, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary be considered to be a Joint Venture.

“Judgment Currency”: as defined in Section 10.20(b).

“Junior Indebtedness”: (a) any Subordinated Indebtedness and (b) any Indebtedness of any Group Member that is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations, in each case of (a) and (b), other than any such Indebtedness in an aggregate principal amount not exceeding $10,000,000 with respect to such Indebtedness.

“L/C Commitment”: with respect to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit pursuant to Section 3 in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such Issuing Lender’s name on Schedule 1.1C. The original aggregate amount of the L/C Commitments as of the Closing Date is $50,000,000.

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time; provided that in the case of Section 2.6(a) when a Defaulting Lender shall exist, the L/C Exposure of any Revolving Lender shall be adjusted to give effect to any reallocation effected pursuant to Section 2.23.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the Dollar Equivalent of the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

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“Latest Maturity Date”: with respect to any Facility and the Loans hereunder at any date of determination, the latest scheduled maturity date applicable to such Facility and such Loan hereunder at such time, including in respect of any Incremental Term Facility.

“LCT Test Date”: as defined in Section 1.3

“Lender Counterparty”: each counterparty to a Specified Swap Agreement or a Specified Cash Management Agreement that is a Lender, Arranger or an Agent or an Affiliate of a Lender, Arranger or an Agent in each case as of the Closing Date or as of the date such Specified Swap Agreement or such Specified Cash Management Agreement is entered into.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“LIBO Rate”: as defined in the definition of “Eurodollar Rate”.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction”: (a) any Permitted Acquisition or other Investment permitted pursuant to Section 7.7 by one or more of the Parent Borrower and its Restricted Subsidiaries of or in any assets, business or person permitted by the Loan Documents, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (b) an irrevocable debt repurchase or repayment that is permitted under this Agreement or (c) Restricted Payments permitted pursuant to Section 7.6 (but in the case of this clause (c), solely to the extent such Restricted Payments are consummated in connection with transactions separately subject to clause (a) or (b) above).

“Loan”: any loan made by any Lender pursuant to this Agreement, including pursuant to any Incremental Facility.

“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Modification Agreement”: a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the applicable Borrowers, among the applicable Borrowers, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.26.

“Loan Modification Offer”: as defined in Section 2.26(a).

“Loan Parties”: the Borrowers and the Subsidiary Guarantors.

“Market Capitalization”: an amount equal to (i) the total number of issued and outstanding shares of common stock of the Parent Borrower on the date of the declaration of a Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock on the principal securities exchange on which such common stock is traded for the 20 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

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“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Material Acquisition”: any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common Capital Stock of a Person and (b) involves the payment of consideration by the Group Members in excess of $10,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Parent Borrower and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Disposition”: any Disposition of property or series of related Dispositions of property that yields Net Cash Proceeds to the Group Members in excess of $10,000,000.

“Material Indebtedness”: Indebtedness (other than the Loans) or Swap Obligations of any one or more of the Parent Borrower and the Restricted Subsidiaries in an aggregate principal amount in excess of the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of any Swap Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower and/or any applicable Restricted Subsidiary would be required to pay if the applicable Swap Agreement were terminated at such time.

“Material Real Property”: any real property located in the United States that has a fair market value as of the date such real property is acquired in excess of $7,500,000, as reasonably determined by the Parent Borrower in good faith based on available information including book value, replacement cost, assessed value, and appraisals.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, or any hazardous or toxic (or terms of similar meanings) substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum Incremental Ratio Amount”: an amount represented by Incremental Facilities to be established pursuant to Section 2.24 or Incremental Equivalent Debt so long as, immediately after giving effect to the establishment thereof (assuming the full drawing of any such amount constituting an Incremental Revolving Facility then being incurred and excluding from Unrestricted Cash in making such pro forma calculation the Net Cash Proceeds of such Incremental Facilities or Incremental Equivalent Debt), (i) solely in the case of any such Incremental Facilities or Incremental Equivalent Debt that is secured on a pari passu basis with the Term B Loans, the Consolidated First Lien Net Leverage Ratio, calculated on a Pro Forma Basis for the Applicable Reference Period, would not exceed 2.50 to 1.00, (ii) solely with respect to any such Incremental Equivalent Debt that is secured by Liens that are junior to the Liens securing the Obligations, or, in the case of any such Incremental Equivalent Debt incurred by non- Loan Parties, secured by assets not constituting Collateral, the Consolidated Secured Net Leverage Ratio, calculated on a Pro Forma Basis for the Applicable Reference Period, would not exceed 3.00 to 1.00 and (iii) solely with respect to any Incremental Equivalent Debt that is unsecured, either (I) the Consolidated Total Net Leverage Ratio, calculated on a Pro Forma Basis for the Applicable Reference Period, would not exceed 3.00 to 1.00 or (II) the Cash Interest Coverage Ratio, calculated on a Pro Forma Basis for the Applicable Reference Period, would not be less than 2.00 to 1.00.

“Merger Sub”: Falcon Merger Subsidiary, LLC, a Delaware limited liability company.

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“Minimum Extension Condition”: as defined in Section 2.26(a).

“Moody’s”: as defined in the definition of “Cash Equivalents”.

“Mortgaged Properties”: (a) as of the Closing Date, the real properties listed on Schedule 1.1E and (b) thereafter, any real property located in the United States that becomes subject to a Mortgage pursuant to this Agreement, in each case as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: any mortgages, deeds of trust and/or deeds to secure debt made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage, deed of trust or deed to secure debt is to be recorded), including any Mortgages executed and delivered pursuant to Sections 6.10(b) and 6.14.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Group Member or any ERISA Affiliate (i) makes or is obligated to make contributions, (ii) during the preceding five plan years, has made or been obligated to make contributions or (iii) has any actual or contingent liability.

“Multiple Employer Plan”: a Plan which has two or more contributing sponsors (including any Group Member or any ERISA Affiliate) at least two of whom are not under common control, as such a Plan is described in Section 4064 of ERISA.

“Net Cash Proceeds”: (a) in connection with any Disposition or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender”: as defined in Section 2.24(b).

“New Lender Supplement”: as defined in Section 2.24(b).

“No Undisclosed Information Representation”: with respect to any Person, a representation that such Person is not in possession of any material non-public information with respect to the Parent Borrower or any of its Subsidiaries that has not been disclosed to the Lenders generally (other than those Lenders who have elected to not receive any non-public information with respect to the Parent Borrower or any of its Subsidiaries) and if so disclosed could reasonably be expected to have a material effect upon, or otherwise be material to, the market price of the applicable Loan, or the decision of an assigning Lender to sell, or of an assignee to purchase, such Loan.

“Non-Guarantor Debt Basket”: an amount equal to the greater of $50,000,000 and 30% of Consolidated EBITDA for the Applicable Reference Period.

“Non-U.S. Lender”: (a) if the applicable Borrower is a U.S. Person, a Lender, with respect to the applicable Borrower, that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person,

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a Lender, with respect to the applicable Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes.

“Not Otherwise Applied”: in respect of any amount, such amount has not previously been (and is not currently being) applied to any other use or transaction.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Notice of Designations”: as defined in Section 2.27(a).

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any Lender Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise.

“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Parent Borrower”: as defined in the preamble hereto.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“PATRIOT Act”: as defined in Section 10.17.

“PBGC”: the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Plan”: any employee benefit plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (i) which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Group Member or any ERISA Affiliate or (ii) with respect to which any Group Member or any ERISA Affiliate has any actual or contingent liability.

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“Permitted Acquisition”: (subject to the application of Section 1.3 in the case of a Limited Condition Transaction) means any Acquisition (including any Investment in any Person which serves to increase the ownership position of any Borrower or any Restricted Subsidiary thereof); provided that with respect to each such Acquisition (i) after giving effect thereto, the Parent Borrower and its Restricted Subsidiaries are in compliance with Section 7.15, (ii) immediately before and immediately after giving effect on a pro forma basis to any such purchase or other acquisition, no Event of Default under clauses (a) or (f) of Section 8 shall have occurred and be continuing and (iii) any such newly created or acquired Subsidiary shall be a Restricted Subsidiary and shall, to the extent required by Section 6.10, comply with the requirements of Section 6.10 in the time periods set forth therein.

“Permitted Amendment”: an amendment to this Agreement and/or the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.26, providing for an extension of the scheduled maturity date and/or amortization applicable to the Loans of the Accepting Lenders of a relevant Facility and, in connection therewith, which may also provide for (a)(i) a change in the Applicable Margin with respect to the Loans of the Accepting Lenders subject to such Permitted Amendment and/or (ii) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders in respect of such Loans, (b) changes to any prepayment premiums with respect to the applicable Loans of a relevant Facility, (c) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new Facility of Loans and/or commitments resulting therefrom and (d) additional amendments to the terms of this Agreement and/or the other Loan Documents applicable to the applicable Loans of the Accepting Lenders that are less favorable to such Accepting Lenders than the terms of this Agreement and/or the other Loan Documents, as applicable, prior to giving effect to such Permitted Amendments and that are reasonably acceptable to the Administrative Agent.

“Permitted Closing Date Use of Proceeds”: as defined in Section 4.16.

“Permitted Liens”: Liens permitted pursuant to Section 7.3.

“Permitted Receivables Facility”: any Receivables Facility; provided that the aggregate outstanding and uncollected amount of accounts receivable pledged, sold, conveyed or otherwise transferred in connection with all such Receivables Facilities shall not exceed $25,000,000 at any time.

“Permitted Refinancing Indebtedness ”: with respect to any Indebtedness of any Person (the “Original Indebtedness”), any modification, refinancing, refunding, replacement, renewal or extension of such Indebtedness, in whole or in part; provided, that (i) no Person that is not an obligor with respect to the Original Indebtedness shall be an obligor with respect to such Permitted Refinancing Indebtedness, (ii) the final maturity and weighted average life to maturity of such Indebtedness shall not be shortened as a result of such modification, refinancing, refunding, replacement, renewal or extension, (iii) in the case of any modification, refinancing, refunding, replacement, renewal or extension of Indebtedness incurred pursuant to Section 7.2(b), the other material terms and conditions of such Indebtedness after giving effect to such modification, refinancing, refunding, replacement, renewal or extension, taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), shall not be materially more restrictive as determined by the Parent Borrower in good faith, (iv) (x) in the case of any Original Indebtedness consisting of a revolving credit facility, the committed amount (in the case of a revolving credit facility) or principal of such Permitted Refinancing Indebtedness does not exceed the committed amount in respect of the Original Indebtedness and (y) otherwise, the principal amount (or accreted value or committed amount, if applicable) thereof does not exceed the principal amount (or accreted value or committed amount, if applicable) of the Original Indebtedness, except in each case by an amount (such amount, the “Additional Permitted Amount”) equal to unpaid accrued interest and premium thereon at such time plus reasonable fees (including original issue discount and upfront fees), penalties, premiums and expenses incurred in connection with such modification, refinancing, refunding, replacement, renewal or extension, (v) for the avoidance of doubt, the Original Indebtedness is paid down (or commitments in respect thereof are reduced) on a dollar-for-dollar basis by such Permitted Refinancing Indebtedness (other than by the Additional Permitted

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Amount), (vi) if the Original Indebtedness shall have been subordinated to the Obligations, such Permitted Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders and (vii) such Permitted Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Planned Expenditures”: as defined in the definition of “Excess Cash Flow”.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Pro Forma Basis”: subject to Section 1.4, with respect to the calculation of any test or covenant hereunder, such test or covenant being calculated after giving effect to (a) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (b) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, (c) any Material Acquisition, (d) any Material Disposition, (e) any assumption, incurrence, repayment or other Disposition of Indebtedness, (f) any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, (g) any Disposition of a business unit, line of business or division of the Parent Borrower or a Restricted Subsidiary, in each case of (c) through (g), whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes without any adjustment to the commitments thereunder), (h) any Restricted Payment or (i) any other event that by the terms of this Agreement requires a test to be calculated for “pro forma compliance” or on a “pro forma basis” or after giving “pro forma effect” (all of the foregoing, “Applicable Transactions”) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so designated, acquired or sold (to the extent available) and the consolidated financial statements of the Parent Borrower and its Restricted Subsidiaries, which shall be reformulated as if all Applicable Transactions during the Applicable Reference Period, or subsequent to the Applicable Reference Period and on or prior to the date of such calculation, had been consummated at the beginning of such period (and shall include, with respect to any Material Acquisition or Material Disposition, any adjustments calculated in accordance with (and subject to the requirements and limitations of) clause (i) of the definition of “Consolidated EBITDA”).

“Pro Forma Financial Statements”: as defined in Section 4.1(a).

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“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider”: a Lender whose representatives may trade in securities of the Parent Borrower or any of its Subsidiaries while in possession of the financial statements provided by the Parent Borrower under the terms of this Agreement.

“Purchasing Borrower Party”: any of the Parent Borrower or any Restricted Subsidiary.

“Qualified Capital Stock”: Capital Stock of the Parent Borrower other than Disqualified Capital Stock.

“Quotation Day”: with respect to any Eurodollar Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.

“Ratings Condition”: the public corporate family rating or corporate credit rating, as applicable, of the Parent Borrower after giving effect to the Transactions being at least Ba3 from Moody’s (stable outlook or better) and BB- from S&P (stable outlook or better).

“Receivables Facility”: the collective reference to any Receivables Purchase Facility or Receivables Securitization Facility.

“Receivables Purchase Facility”: any one or more receivables purchase or financing facilities entered into in connection with any continuing accounts receivables discounting, factoring or financing arrangement with terms and conditions reasonably satisfactory to the Administrative Agent and pursuant to which the Parent Borrower or any Restricted Subsidiary may pledge, sell, convey or otherwise transfer its accounts receivable to any Person (other than the Parent Borrower or a Restricted Subsidiary) in exchange for cash (including, in the case of any pledge of accounts receivables, cash proceeds of loans made by such Person that are secured by such pledged accounts receivables) in an amount equal to or greater than the fair market value (as determined in good faith by the Parent Borrower and taking into account customary discount fees or customary discount factors) of the accounts receivables so pledged, sold, conveyed or transferred.

“Receivables Securitization Facility”: any one or more receivables financing facilities the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Parent Borrower and its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Parent Borrower or any Restricted Subsidiary sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell the accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Subsidiary”: any Subsidiary of the Parent Borrower formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto; provided that each Receivables Subsidiary shall at all times be 100% owned by a Loan Party.

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“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member that yields Net Cash Proceeds to any Group Member in excess of $7,500,000.

“Reference Period”: each period of four consecutive fiscal quarters of the Parent Borrower.

“Refunded Swingline Loans”: as defined in Section 2.7.

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of a Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Parent Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Parent Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Parent Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 12 months after such Reinvestment Event (or if the Parent Borrower or the relevant Restricted Subsidiary, as applicable, has contractually committed within 12 months after such Reinvestment Event to reinvest such Reinvestment Deferred Amount, the date occurring 18 months after such Reinvestment Event) and (b) the date on which the Parent Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Parent Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replaced Term Loans”: as defined in Section 10.1.

“Replacement Term Loans”: as defined in Section 10.1

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043 as in effect on the Closing Date (no matter how such notice requirement may be changed in the future).

“Repricing Transaction”: (a) any prepayment of Term B Loans with the proceeds of a substantially concurrent incurrence of syndicated term loan Indebtedness by any Group Member (other than

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any such incurrence in connection with a Change of Control or a Transformative Acquisition) in respect of which the all-in yield is, on the date of such prepayment, lower than the all-in yield on such Term B Loans (with the all-in yield calculated by the Administrative Agent in accordance with standard market practice, taking into account, in each case, any interest rate floors, the Applicable Margin hereunder and the interest rate spreads under such Indebtedness, and any original issue discount and upfront fees applicable to or payable in respect of such Term B Loans and such Indebtedness with the original issue discount and upfront fees being equated to interest rate assuming a four-year life to maturity of such Indebtedness (but excluding arrangement, structuring, underwriting, commitment, amendment or other fees that are not paid generally to all lenders of such Indebtedness)) and (b) any amendment, amendment and restatement or other modification to this Agreement that reduces the all-in yield (calculated as set forth in clause (a) above) of the Term B Loans (other than any such amendment, amendment and restatement or other modification effected in connection with a Change of Control or a Transformative Acquisition), in each case where the primary purpose of such prepayment or amendment is to reduce the all-in yield of the Term B Loans (including through such substantially concurrent incurrence of Indebtedness the proceeds of which are used to prepay the Term B Loans).

“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Required Revolving Lenders”: at any time, the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Parent Borrower, but in any event, with respect to financial matters, the chief financial officer of the Parent Borrower.

“Restricted Debt Payment”: as defined in Section 7.8(a).

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Retained Asset Sale Proceeds”: at any date of determination, an amount determined on a cumulative basis, that is equal to the aggregate cumulative sum of (a) all Net Cash Proceeds received by the Parent Borrower or any of its Restricted Subsidiaries that, pursuant to application of the Applicable Prepayment Percentage, are or were not required to be applied to prepay Term Loans pursuant to Section 2.11(b) and (b) all Net Cash Proceeds received by the Parent Borrower or any of its Restricted Subsidiaries from any Disposition that would constitute an Asset Sale or any event that would constitute a Recovery Event but that, in each case, does not constitute an Asset Sale or a Recovery Event, as applicable, pursuant to application of the $7,500,000 materiality threshold contained in the respective definitions thereof.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such

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Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $65,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: as defined in the definition of “Facility”.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: with respect to any Revolving Lender at any time, the ratio (expressed as a percentage) of the aggregate amount of such Lender’s Revolving Commitments at such time to the aggregate amount of the Total Revolving Commitments at such time (or, at any time after the Revolving Commitments shall have expired or terminated, the ratio (expressed as a percentage) of the aggregate principal amount of such Revolving Lender’s Revolving Loans then outstanding to the aggregate principal amount of the Revolving Loans of all Revolving Lenders then outstanding); provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis. Notwithstanding the foregoing, when a Defaulting Lender shall exist (i) in the case of Section 2.23, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment and (ii) in the case of the defined term “Revolving Extensions of Credit” (other than as used in Section 2.23(c)) and Section 2.4(a), Revolving Percentages shall be adjusted to give effect to any reallocation effected pursuant to Section 2.23(c).

“Revolving Termination Date”: August 27, 2023.

“S&P”: as defined in the definition of “Cash Equivalents”.

“Sanctioned Country”: at any time, a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50 percent or more by any Person or Persons described in the foregoing clause (a).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

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“Screen Rate”: as defined in the definition of “Eurodollar Base Rate”.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Solvency Certificate”: a solvency certificate from the Chief Financial Officer of the Parent Borrower substantially in the form of Exhibit K.

“Solvent”: as of any date of determination, (a) the fair value of the assets of the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, continent or otherwise, as such debts and liabilities become absolute and matured and (d) the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the business in which it is engaged as such business is conducted as of such date of determination and proposed to be conducted following such date.

“Specified Acquisition Agreement Representations”: (a) as used in Section 5.1(o), the representations made by or on behalf of the Target in the Closing Date Acquisition Agreement that are material to the interest of the Lenders, but only to the extent that accuracy of any such representation is a condition to the obligations of the Parent Borrower (or any affiliate thereof) to close under the Closing Date Acquisition Agreement or the Parent Borrower (or any affiliate thereof) has the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate its obligations under the Closing Date Acquisition Agreement as a result of a breach of such representations in the Closing Date Acquisition Agreement and (b) otherwise, with respect to any acquisition contemplated by the Parent Borrower or any Restricted Subsidiary, the representations made by or on behalf of the proposed target of such acquisition in the documentation governing such acquisition (the “Subject Acquisition Agreement”) that are material to the interests of the applicable Lenders, but only to the extent that accuracy of any such representation is a condition to the obligations of the Parent Borrower (or any affiliate thereof) to close under the Subject Acquisition Agreement or the Parent Borrower (or an affiliate thereof) has the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate its obligations under the Subject Acquisition Agreement as a result of a breach of such representations in the Subject Acquisition Agreement.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between any Borrower or any Guarantor and any Lender Counterparty, which has been designated by such Lender Counterparty and the Parent Borrower, by notice to the Administrative Agent as a “Specified Cash Management Agreement”.

“Specified Representations”: the representations and warranties of the Borrowers and the Subsidiary Guarantors set forth in Sections 4.3(a) and (c), 4.4(a), 4.5 (solely with respect to organizational or

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governing documents of the Loan Parties), 4.11, 4.14, 4.19, 4.20 and 4.24 (solely with respect to the last sentence thereof).

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by any Borrower or any Guarantor and any Lender Counterparty.

“Specified Time”: 11:00 A.M., London time.

“Subordinated Indebtedness”: any Indebtedness of any Group Member that is expressly subordinated in right of payment to the Obligations.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Borrower”: any Domestic Subsidiary of the Parent Borrower that becomes a party hereto pursuant to Section 2.27 until such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 2.27.

“Subsidiary Guarantor”: each Restricted Subsidiary of the Parent Borrower that is party to the Guarantee and Collateral Agreement as a Guarantor.

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap Agreement.

“Swingline Commitment”: with respect to any Swingline Lender, the obligation of such Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount not to exceed the amount set forth under the heading “Swingline Commitment” opposite such Lender’s name on Schedule 1.1D. The original aggregate amount of the Swingline Commitments as of the Closing Date is $10,000,000.

“Swingline Exposure”: at any time, the sum of the aggregate amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Revolving Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) if such Lender shall be a Swingline Lender, the principal amount of all Swingline Loans made by such Lender outstanding

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at such time (to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Loans); provided that in the case of Sections 2.4(a) and 2.6(a) when a Defaulting Lender shall exist, the Swingline Exposure of any Revolving Lender shall be adjusted to give effect to any reallocation effected pursuant to Section 2.23.

“Swingline Lenders”: HSBC Bank USA and Barclays Bank PLC, each in its capacity as a lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.7.

“Syndication Agent”: the Syndication Agent identified on the cover page of this Agreement.

“Target”: as defined in the recitals hereto.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term B Loan to the Parent Borrower in a principal amount not to exceed the amount set forth under the heading “Term B Commitment” opposite such Lender’s name on Schedule 1.1B. The original aggregate amount of the Term B Commitments as of the Closing Date is $350,000,000.

“Term B Facility”: as defined in the definition of “Facility”.

“Term B Lender”: each Lender that holds a Term B Commitment or that holds a Term B Loan.

“Term B Loan”: as defined in Section 2.1.

“Term B Maturity Date”: August 27, 2025.

“Term B Percentage”: as to any Term B Lender at any time, the ratio (expressed as a percentage) of the aggregate outstanding principal amount of the Term B Loans of such Term B Lender at such time to the aggregate outstanding principal amount of the Term B Loans of all Term B Lenders at such time.

“Term Lenders”: the collective reference to the Term B Lenders and the Incremental Term Lenders.

“Term Loans”: the collective reference to the Term B Loans, the Incremental Term Loans and any Replacement Term Loans.

“Threshold Amount”: at any time, an amount equal to the greater of (x) $25,000,000 and (y) 15% of Consolidated EBITDA for the Applicable Reference Period.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

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“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Trade Date”: with respect to any sale or assignment of rights by a Lender under this Agreement, the date on which such Lender entered into a binding agreement to sell or assign all or a portion of its rights under this Agreement.

“Transaction Costs”: as defined in Section 4.16.

“Transactions”: collectively, (a) the Closing Date Acquisition, (b) the execution, delivery and performance by the Borrowers and the other Loan Parties of this Agreement, the borrowing of Loans hereunder and the use of proceeds thereof and (c) the Existing Indebtedness Refinancing.

“Transferee”: any Assignee or Participant.

“Transformative Acquisition”: any acquisition or Investment by the Parent Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment, would not provide the Parent Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation (as determined by the Parent Borrower acting in good faith).

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unrestricted Cash”: unrestricted cash and Cash Equivalents owned by any Group Member and not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (other than Liens created under the Security Documents) and Liens of the type referred to in Section 7.3(u) or Section 7.3(x)).

“Unrestricted Subsidiary”: (a) any Subsidiary of the Parent Borrower (other than a Subsidiary Borrower) that is designated as an Unrestricted Subsidiary by the Parent Borrower pursuant to Section 6.11 subsequent to the Closing Date and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.19(f)(ii)(B).

“Voluntary Prepayment Amount”: as of any date, an amount equal to (a) the aggregate amount of all voluntary permanent commitment reductions in respect of the Revolving Facility (including under any Incremental Revolving Facility) and all voluntary prepayments of any Term Loans, any Incremental Term Loans and any Incremental Equivalent Debt, in each case incurred pursuant to the Base Incremental Amount (and all debt buybacks of any of the foregoing with credit given to the amount of cash used to make such buybacks), and any long-term Permitted Refinancing Indebtedness secured on a pari passu basis with the Facilities (to the extent such Permitted Refinancing Indebtedness was previously applied to the prepayment of any Revolving Facility (including under any Incremental Revolving Facility) accompanied with a permanent commitment reduction and any Term Loans, any Incremental Term Loans or any Incremental Equivalent Debt in each case incurred pursuant to the Base Incremental Amount) at or prior to such time (in each case, excluding prepayments made with the proceeds of long-term Indebtedness (other

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than revolving Indebtedness)), less (b) the aggregate principal amount of Incremental Term Loans or Incremental Equivalent Debt established prior to such date in reliance on the Voluntary Prepayment Amount.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in sections 4203 and 4205, respectively, of ERISA.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Interpretive Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (x) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any Subsidiary at “fair value”, as defined therein and (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Notwithstanding any change in GAAP after December 31, 2017 that would require obligations that would be classified and accounted for as an operating lease (including, without limitation, any railcar operating leases) under GAAP as existing on December 31, 2017 to be classified and accounted for as Capital Leases or otherwise reflected on the consolidated balance sheet of the Parent

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Borrower and its Subsidiaries, such obligations shall continue to be treated as operating leases for all purposes under this Agreement.

(f) Notwithstanding anything to the contrary herein, unless the Parent Borrower otherwise notifies the Administrative Agent, with respect to any amount incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or financial test (including any Consolidated First Lien Net Leverage Ratio test, Consolidated Secured Net Leverage Ratio test, Consolidated Total Net Leverage Ratio test, Consolidated Total Gross Leverage Ratio test, Consolidated Interest Coverage Ratio test or Consolidated Fixed Charge Coverage Ratio test, as applicable) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or financial test (including any Consolidated First Lien Net Leverage Ratio test, Consolidated Secured Net Leverage Ratio test, Consolidated Total Net Leverage Ratio test, Consolidated Total Gross Leverage Ratio test, Consolidated Interest Coverage Ratio test or Consolidated Fixed Charge Coverage Ratio test, as applicable) (any such amounts, the “Incurrence-Based Amounts”), in concurrent transactions, a single transaction or a series of related transactions, it is understood and agreed that (x) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount at the time of such concurrent incurrence but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (y) the incurrence of the Fixed Amount shall be calculated thereafter. Unless the Parent Borrower elects otherwise, the Borrowers shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Borrowers prior to utilization of any amount under a Fixed Amount then available to the Group Members. For the avoidance of doubt, the provisions of this clause (f) shall apply to any Incremental Facilities and any Incremental Equivalent Debt.

(g) The increase in any amount of any Indebtedness otherwise permitted pursuant to Section 7.2, or any increase in any amount secured by any Lien otherwise permitted pursuant to Section 7.3, by virtue of the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency shall be deemed to be permitted Indebtedness for purposes of Section 7.2 and a Permitted Lien for purposes of Section 7.3.

(h) For purposes of determining compliance with Section 7.2 or Section 7.3, if any Indebtedness or Lien is incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA, and any refinancing or replacement thereof otherwise permitted hereunder would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing or replacement, such percentage of Consolidated EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness or other obligation being refinanced or replaced, except by an amount equal to the applicable Additional Permitted Amount.

(i) For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or financial test (including any Consolidated First Lien Net Leverage Ratio test, Consolidated Secured Net Leverage Ratio test, Consolidated Total Net Leverage Ratio test, Consolidated Total Gross Leverage Ratio test, Consolidated Interest Coverage Ratio test or Consolidated Fixed Charge Coverage Ratio test, as applicable), subject to Section 1.3 below, such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or financial test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

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1.3 Limited Condition Transactions. Notwithstanding anything to the contrary in this Agreement, in the case of the incurrence of any Indebtedness (including any Incremental Term Facilities) or Liens or the making of any Permitted Acquisitions or other Investments, Restricted Payments, prepayments of specified indebtedness or asset sales, in each case, in connection with a Limited Condition Transaction, at the Parent Borrower’s option (the Parent Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the relevant ratios and baskets (including baskets measured as a percentage of Consolidated EBITDA) shall be determined, and any Default or Event of Default blocker or bring-down of representations and warranties shall be tested, as of the date the definitive acquisition agreements for such Limited Condition Transaction are entered into and calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Parent Borrower could have taken such action on the relevant LCT Test Date in compliance with such representation, warranty, ratio, basket or default provision, such representation, warranty, ratio, basket or default provision shall be deemed to have been complied with; provided that if the Parent Borrower has made an LCT Election, in connection with the calculation of any ratio (other than for purposes of calculating compliance with the financial covenants) or basket with respect to the compliance with this Agreement of any other Permitted Acquisitions or other Investments, Restricted Payments, prepayments of specified indebtedness or asset sales on or following the LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such basket or ratio (other than any basket measured as a percentage of Consolidated EBITDA) shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of debt and the use of proceeds thereof) have been consummated on the LCT Test Date. For the avoidance of doubt, if the Parent Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations.

1.4 Pro Forma Calculations. For purposes of determining compliance with the applicable Consolidated First Lien Net Leverage Ratio test, Consolidated Secured Net Leverage Ratio test, Consolidated Total Net Leverage Ratio test, Consolidated Total Gross Leverage Ratio test, Consolidated Interest Coverage Ratio test or Consolidated Fixed Charge Coverage Ratio test for any Reference Period and/or the permissibility of any Applicable Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (A) during the period in respect of which such calculations are required to be made or (B) other that with respect to any calculation of the financial covenants set forth in Section 7.1 and any calculation of the Consolidated First Lien Net Leverage Ratio for purposes of the Applicable Pricing Grid, subsequent to such period and prior to or simultaneously with the event for which the calculation of any such ratio test is made on a pro forma basis (solely with respect to determining pro forma compliance for such event) shall be calculated on a pro forma basis assuming that all such Applicable Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used in either of the foregoing attributable to any Applicable Transaction) had occurred on the first day of the period in respect of which such calculations are required to be made. If since the beginning of any applicable period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Applicable Transaction that would have required adjustment pursuant to this Section 1.4, then the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Consolidated Total Gross Leverage Ratio, Consolidated Interest Coverage Ratio test or Consolidated Fixed Charge Coverage Ratio, as applicable, shall be calculated to give pro forma effect thereto in accordance with this Section 1.4. Notwithstanding anything to the contrary herein, but subject to Sections 1.2(f) and (i) and 1.3, all financial ratios and tests (including any Consolidated

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First Lien Net Leverage Ratio test, Consolidated Secured Net Leverage Ratio test, Consolidated Total Net Leverage Ratio test, Consolidated Total Gross Leverage Ratio test, Consolidated Interest Coverage Ratio test or Consolidated Fixed Charge Coverage Ratio test, as applicable and determining the amount of Consolidated Net Income and Consolidated EBITDA) contained in this Agreement that are calculated with respect to any Reference Period during which any Applicable Transaction occurs shall be calculated with respect to such Reference Period and such Applicable Transaction on a pro forma basis in accordance with this Section 1.4.

1.5 Timing of Payment or Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

1.6 Rounding. Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.7 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans pursuant to an Incremental Facility, or with Replacement Loans or loans incurred under a new credit facility hereunder, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

1.8 Appointment of Borrower Representative. Each Subsidiary Borrower hereby irrevocably appoints the Parent Borrower as its representative and agent on its behalf for the purposes of giving and receiving all notices and consents hereunder or under any of the other Loan Documents and taking all other actions (other than any such actions otherwise designated to the Borrowers as set forth in this Agreement) (including in respect of compliance with covenants) on behalf of any Subsidiary Borrower or Subsidiary Borrowers under the Loan Documents. The Parent Borrower hereby accepts such appointment. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Parent Borrower as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all Borrowers hereunder to the Parent Borrower on behalf of such Borrower or all Borrowers. Each Subsidiary Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Parent Borrower will be deemed for all purposes to have been made by such Subsidiary Borrower and shall be binding upon and enforceable against such Subsidiary Borrower to the same extent as if the same had been made directly by such Subsidiary Borrower.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Term B Lender severally agrees to make a term loan (a “Term B Loan”) to the Parent Borrower on the Closing Date in an amount not to exceed the amount of the Term B Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12. The Parent Borrower may make only one borrowing under the Term B Commitments, which shall be on the Closing Date. Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed.

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2.2 Procedure for Term Loan Borrowing. The Parent Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, at least one Business Day prior to the anticipated Closing Date) requesting that the Term B Lenders make the Term B Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term B Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term B Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term B Loan to be made by such Lender. The Administrative Agent shall credit the account of the Parent Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term B Lenders in immediately available funds.

2.3 Repayment of Term Loans. (a) The Parent Borrower shall repay the Term B Loans on the last day of each March, June, September and December, beginning with December 31, 2018 and ending with the last such day to occur prior to the Term B Maturity Date, in an aggregate principal amount for each such date (as such amount shall be adjusted pursuant to Section 2.17(b) hereof) equal to the aggregate principal amount of the Term B Loans outstanding on the Closing Date multiplied by 0.25%.

(b) The Incremental Term Loans of each Incremental Term Lender shall mature in consecutive installments (which shall be no more frequent than quarterly) as specified in the Incremental Facility Activation Notice pursuant to which such Incremental Term Loans were made (as such amount shall be adjusted pursuant to Section 2.17(b)).

(c) To the extent not previously paid (i) all Term B Loans shall be paid on the Term B Maturity Date and (ii) all Incremental Term Loans shall be paid on the Incremental Term Loan Maturity Date applicable thereto.

2.4 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the applicable Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added (after giving effect to any application of proceeds of such Revolving Loans pursuant to Section 2.6) to the sum of (i) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (ii) such Lender’s Swingline Exposure then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b) The applicable Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrowers may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the applicable Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Notwithstanding the foregoing, the Parent Borrower may request Revolving Loans to be made on the Closing Date pursuant to irrevocable written notice to the Administrative Agent prior to 11:00 A.M., New

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York City time (or such later time as may be agreed by the Administrative Agent in its sole discretion) at least one (1) Business Day prior to the Closing Date, which such Revolving Loans shall initially be Loans of any Type; provided that, unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 60 days after the Closing Date. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $2,000,000 or a whole multiple of $500,000 in excess thereof; provided, that any Swingline Lender may request, on behalf of the applicable Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from a Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the applicable Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of the applicable Borrower specified in the notice of borrowing or other written instruction from the applicable Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6 Swingline Commitment. (a) Subject to the terms and conditions hereof, from time to time during the Revolving Commitment Period, each Swingline Lender severally agrees to make a portion of the credit otherwise available to the Borrowers under the Revolving Commitments by making swing line loans (“Swingline Loans”) to the Borrowers; provided that (i) the sum of (x) the Swingline Exposure of such Swingline Lender (in its capacity as a Swingline Lender and a Revolving Lender), (y) the aggregate principal amount of outstanding Revolving Loans made by such Swingline Lender (in its capacity as a Revolving Lender) and (z) the L/C Exposure of such Swingline Lender (in its capacity as a Revolving Lender) shall not exceed its Revolving Commitment then in effect, (ii) the sum of all outstanding Swingline Loans shall not exceed the aggregate Swingline Commitment, (iii) the sum of the outstanding Swingline Loans made by such Swingline Lender shall not exceed the Swingline Commitment of such Swingline Lender and (iv) no Borrower shall request, and no Swingline Lender shall make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The applicable Borrower shall repay to the Swingline Lenders the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of the Revolving Termination Date and five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the applicable Borrower shall repay all Swingline Loans made to it then outstanding and the proceeds of any such Revolving Loans shall be applied by the Administrative Agent to repay any Swingline Loans made to such Borrower that are outstanding.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever a Borrower desires that the Swingline Lenders make Swingline Loans it shall give the Swingline Lenders irrevocable notice in writing (which must be received by the Swingline Lenders not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $250,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, each Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of its ratable portion of the Swingline Loan to be made by such Swingline Lender (such ratable portion to be calculated

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based upon such Swingline Lender’s Revolving Commitment (in its capacity as a Revolving Lender) to the total Revolving Commitments of all of the Swingline Lenders (in their respective capacities as Revolving Lenders)). The Administrative Agent shall make the proceeds of such Swingline Loans available to the applicable Borrower on such Borrowing Date by depositing such proceeds in the account of the applicable Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) Independent Swingline Lender Obligations. The failure of any Swingline Lender to make its ratable portion of a Swingline Loan shall not relieve any other Swingline Lender of its obligation hereunder to make its ratable portion of such Swingline Loan on the date of such Swingline Loan, but no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the ratable portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.

(c) Any Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the applicable Borrower (which hereby irrevocably directs the Swingline Lenders to act on its behalf), on one Business Day’s notice given by such Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lenders. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lenders for application by the Swingline Lenders to the repayment of the Refunded Swingline Loans. Each Borrower irrevocably authorizes the Swingline Lenders to charge such Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(d) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(c), one of the events described in Section 8(f) shall have occurred and be continuing with respect to any Borrower or if for any other reason, as determined by any Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(c), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(c), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to each Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans of such Swingline Lender then outstanding that were to have been repaid with such Revolving Loans.

(e) Whenever, at any time after any Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, such Swingline Lender receives any payment on account of the Swingline Loans, such Swingline Lender will distribute to such Lender its ratable portion of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by such Swingline Lender is required to be returned, such Revolving Lender will return to such Swingline Lender any portion thereof previously distributed to it by such Swingline Lender.

(f) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(c) and to purchase participating interests pursuant to Section 2.7(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or any Borrower may have against any Swingline Lender, any

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Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Commitment Fees, etc. (a) The Borrowers jointly and severally agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b) The Borrowers jointly and severally agree to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.9 Termination or Reduction of Revolving Commitments. The Borrowers shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.10 Optional Prepayments. (a) The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (subject to Section 2.10(b)), upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. All optional prepayments of Term Loans in accordance with this Section 2.10 shall be applied as directed by the applicable Borrower. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b) All (i) prepayments of Term B Loans pursuant to Section 2.10(a) or Section 2.11(a) effected on or prior to the six-month anniversary of the Closing Date with the proceeds of a Repricing Transaction and (ii) amendments, amendments and restatements or other modifications of this Agreement on or prior to the six-month anniversary of the Closing Date constituting Repricing Transactions shall, in each case, be accompanied by a fee payable to the Term B Lenders in an amount equal to 1.00% of the aggregate principal amount of the Term B Loans so prepaid, in the case of a transaction described in clause (i) of this paragraph, or 1.00% of the aggregate principal amount of Term B Loans affected by such amendment, amendment and restatement or other modification (including any such Loans assigned in connection with the replacement of a Term B Lender not consenting thereto), in the case of a transaction described in clause (ii) of this paragraph. Such fee shall be paid by the Parent Borrower to the Administrative Agent, for the account of the Lenders in respect of the Term B Loans, on the date of such prepayment.

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2.11 Mandatory Prepayments and Commitment Reductions. (a) If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness permitted in accordance with Section 7.2 (other than any Permitted Refinancing Indebtedness in respect of the Facilities)), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans as set forth in Section 2.11(d); provided that prepayments pursuant to this Section 2.11(a) shall be accompanied by any fees payable with respect thereto pursuant to Section

2.10(b).

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof the Applicable Prepayment Percentage of such Net Cash Proceeds shall be applied within five Business Days after such date toward the prepayment of the Term B Loans as set forth in Section 2.11(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term B Loans as set forth in Section 2.11(d).

(c) If, for any fiscal year of the Parent Borrower commencing with the first full fiscal year after the Closing Date, there shall be Excess Cash Flow, the Parent Borrower shall, on the relevant Excess Cash Flow Application Date, apply toward the prepayment of the Term B Loans as set forth in Section 2.11(d) the excess of (x) the ECF Percentage of such Excess Cash Flow over (y) the sum of (I) the aggregate principal amount of any (x) Term Loans and Revolving Loans (including under any Incremental Facilities) prepaid pursuant to Section 2.10, plus (II) the aggregate principal amount of any Incremental Equivalent Debt, Replacement Loans and/or any other Indebtedness permitted to be incurred pursuant to Sections 7.2 and 7.3 in each case to the extent secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Term B Loans, voluntarily prepaid, repurchased, redeemed or otherwise retired (or contractually committed to be prepaid, repurchased, redeemed or otherwise retired), plus (III) the amount of any reduction in the outstanding amount of any Term Loans, Incremental Equivalent Debt, Replacement Loan and/or any other Indebtedness permitted to be incurred pursuant to Sections 7.2 and 7.3 in each case to the extent secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Term B Loans, resulting from any purchase or assignment made in accordance with Sections 2.25 and 10.6(e) of this Agreement (including in connection with any Dutch Auction) (with respect to Term Loans) and any equivalent provisions with respect to any such Incremental Equivalent Debt, such Replacement Loans and/or such other Indebtedness, but only to the extent of the actual price paid in cash by the applicable Borrower in connection with such purchase or assignment, in each case of clauses (I)-(III), (A) excluding any such payments, prepayments and expenditures made during such fiscal year that reduced the amount required to be prepaid pursuant to this Section 2.11(c) in the prior fiscal year, (B) in the case of any prepayment of revolving Indebtedness, only to the extent accompanied by a permanent reduction in the relevant commitments and (C) to the extent that such payments, prepayments and expenditures were not financed with the proceeds of other long-term funded Indebtedness (other than revolving Indebtedness) of the Parent Borrower or its Restricted Subsidiaries; provided that, with respect to each fiscal year, a prepayment shall only be required under this Section 2.11(c) if the applicable prepayment under this Section 2.11(c) for such fiscal year is greater than $5,000,000 (the “ECF Threshold”); provided further that only amounts in excess of the ECF Threshold shall be required to be applied to prepay Term Loans under this Section 2.11(c). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Parent Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d) Subject to Section 2.11(g), amounts to be applied in connection with prepayments made pursuant to this Section 2.11 shall be applied to the prepayment of the Term Loans in accordance with Section 2.17(b). The application of any prepayment pursuant to this Section 2.11 shall be

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made first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.11 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e) With respect to any prepayment pursuant to this Section 2.11 of Term B Loans and, unless otherwise specified in the applicable Incremental Facility Activation Notice, other Term Loans, any Term Lender, at its option, may elect not to accept such prepayment. The Parent Borrower shall notify the Administrative Agent of any event giving rise to a prepayment under this Section 2.11 at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under this Section 2.11. Any Lender may decline to accept all (but not less than all) of its share of any such prepayment (the “Declined Amount”) by providing written notice to the Administrative Agent no later than two Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If the Lender does not give a notice to the Administrative Agent on or prior to such second Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. Such Lender’s Declined Amount may be retained by the Parent Borrower.

(f) Notwithstanding any other provisions of this Section 2.11, to the extent any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary, the Net Cash Proceeds of any Recovery Event received by a Foreign Subsidiary or Excess Cash Flow attributable to Foreign Subsidiaries, are prohibited or delayed by any applicable local law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the Parent Borrower or any applicable Domestic Subsidiary or if the Parent Borrower has determined in good faith that repatriation of any such amount to the Parent Borrower or any applicable Domestic Subsidiary would have material adverse tax consequences (including a material acceleration of the point in time when such earnings would otherwise be taxed) with respect to such amount, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay the Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation or the passing on to or otherwise using for the benefit of the Parent Borrower or the applicable Domestic Subsidiary, or the Parent Borrower believes in good faith that such material adverse tax consequence would result, and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law or the Parent Borrower determines in good faith such repatriation would no longer have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.11 (provided that no such prepayment of the Term Loans pursuant to this Section 2.11 shall be required in the case of any such Net Cash Proceeds or Excess Cash Flow the repatriation of which the Parent Borrower believes in good faith would result in material adverse tax consequences, if on or before the date on which such Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to a Reinvestment Notice (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), the Parent Borrower applies an amount equal to the amount of such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Parent Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary).

(g) Additional Pari Passu Indebtedness may share in any mandatory prepayment under this Section 2.11 (other than any mandatory prepayment under Section 2.11(a) with respect to Permitted Refinancing Indebtedness in respect of the Facilities) on a ratable basis (but, for the avoidance of doubt, not on a greater than pro rata basis) to the extent such prepayment is required under the terms of such Additional

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Pari Passu Indebtedness and such prepayment shall reduce, without duplication, the amount of any prepayment of Term Loans otherwise required under this Section 2.11.

(h) If for any reason (other than currency fluctuations) the aggregate Revolving Extensions of Credit of all Lenders under the Revolving Facility at any time exceeds the aggregate Revolving Commitments under the Revolving Facility, promptly following written notice from the Administrative Agent to the Parent Borrower, the applicable Borrower shall prepay or cause to be promptly prepaid the Revolving Loans or Swingline Loans or cash collateralize the outstanding Letters of Credit in an aggregate amount equal to such excess.

(i) On the last Business Day of each fiscal quarter, or at such other time as is reasonably determined by the Administrative Agent, the Administrative Agent shall determine the Dollar Equivalent of the aggregate outstanding Revolving Extensions of Credit. If, at the time of such determination, the aggregate outstanding Revolving Extensions of Credit exceed the Revolving Commitments then in effect by 5% or more, then within five Business Days of written notice to the Parent Borrower, the applicable Borrower shall prepay Revolving Loans or Swingline Loans or cash collateralize the outstanding Letters of Credit in an aggregate principal amount at least equal to such excess; provided that the failure of the Administrative Agent to determine the Dollar Equivalent of the aggregate outstanding Revolving Extensions of Credit as provided in this Section 2.11(i) shall not subject the Administrative Agent to any liability hereunder.

2.12 Conversion and Continuation Options. (a) The applicable Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The applicable Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) if an Event of Default specified in clause (i) or (ii) of Section 8(f) with respect to any Borrower is in existence, and provided, further, that if the applicable Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 10 Eurodollar Tranches shall be outstanding at any one time.

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2.14 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed (including the first day, but excluding the last day; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on such Loan). The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Parent Borrower, deliver to the Parent Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16 Inability to Determine Interest Rate. (a) If prior to the first day of any Interest Period:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate or the Eurodollar Rate, as applicable (including because the Screen Rate is not available or published on a current basis), for a Loan for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for a Loan for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as

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conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period,

the Administrative Agent shall give facsimile or e-mail notice thereof to the Parent Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which notification shall be made promptly after the Administrative Agent obtains knowledge of the cessation of the circumstances referenced in clause (i) or receives notice from the Majority Facility Lenders in respect of the relevant Facility of the cessation of the circumstances referenced in clause (ii) above), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall any Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Parent Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate and Eurodollar Base Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Majority Facility Lenders in respect of each Facility stating that such Majority Facility Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.16(b), only to the extent the Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Eurodollar Loans requested to be made shall be made as ABR Loans, (y) any Loans that were to have been converted to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.

2.17 Pro Rata Treatment and Payments. (a) Each borrowing by a Borrower from the Lenders hereunder, each payment by a Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the Term B Percentages or Revolving Percentages, as the case may be, of the relevant Lenders under the applicable Facility.

(b) With respect to any Facility, each payment by a Borrower on account of principal of and interest on the Term Loans of such Facility shall be made pro rata according to the respective outstanding principal amounts of the Term Loans of such Facility then held by the Term Lenders (except as otherwise provided in Section 2.11(e)). The amount of each principal prepayment of the Term Loans pursuant to Section 2.11 shall be applied to reduce the Term B Loans and Incremental Term Loans on a pro rata basis based upon the respective then remaining principal amounts thereof (unless any Incremental Term Lenders have agreed to less than pro rata prepayments) and shall be applied within each Facility to the then remaining installments thereof as directed by the applicable Borrower (or if not so directed, to the then remaining

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installments thereof in direct order of maturity). Amounts repaid (including amounts pursuant to Section 2.11) and prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by a Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the applicable Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the applicable Borrower prior to the date of any payment due to be made by the applicable Borrower hereunder that the applicable Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the applicable Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the applicable Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against any Borrower.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(c), 2.7(d), 2.17(e), 2.17(f), 2.19(e), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the

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Swingline Lenders or the Issuing Lender to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation, administration, implementation or application thereof or compliance by any Lender or other Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made or occurring subsequent to the Closing Date:

(i) shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition (other than Taxes); and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the applicable Borrower shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the applicable Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation, administration, implementation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the applicable Borrower (with a copy to the Administrative Agent) of a written request therefor, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in

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connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the applicable Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the applicable Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the applicable Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Notwithstanding any other provision of this Section 2.18 to the contrary, no Lender shall be entitled to receive any compensation pursuant to this Section 2.18 unless it shall be the general policy or practice of such Lender to seek compensation from other similarly situated borrowers in the U.S. syndicated loan market with respect to its similarly affected loans under agreements with such borrowers having provisions similar to this Section 2.18.

2.19 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19), the amounts received with respect to this agreement equal the sum which would have been received had no such deduction or withholding been made.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) The Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

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(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent, at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the applicable Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the applicable Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal

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withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the applicable Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrower or the Administrative Agent as may be necessary for the applicable Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.19 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i) For purposes of this Section 2.19, the term “applicable law” includes FATCA and the term “Lender” includes the Issuing Lender and the Swingline Lenders.

2.20 Indemnity. The Borrowers jointly and severally agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender sustains or incurs as a consequence of (a) default by any Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by any Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Parent Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for nine months.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) or (d) with respect to such Lender, it will, if requested by the Parent Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or to assign and delegate its rights and

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obligations hereunder to another of its offices, branches or Affiliates with the object of avoiding the consequences of such event; provided, that such designation or assignment is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a) or (d).

2.22 Replacement of Lenders. The Parent Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) becomes a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Parent Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Parent Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

2.23 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.8(a);

(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders, the Required Revolving Lenders or the Majority Facility Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

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(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii) if the applicable Borrowers cash collateralize any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the applicable Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lenders shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrowers in accordance with Section 2.23(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lenders or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lenders shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or the Issuing Lender, as the case may be, shall have entered into arrangements with the applicable Borrowers or such Lender, satisfactory to the Swingline Lenders or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Parent Borrower, the Swingline Lenders and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

2.24 Incremental Facilities. (a) The Parent Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain one or more additional

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tranches of term loans or increase the amount of their Term Loans (which may be effected by increasing the amount of any then existing Facility of Term Loans) (any such Term Loans or additional tranche of term loans each, an “Incremental Term Facility”) or increase the aggregate amount of the Revolving Commitments (any such increase, an “Incremental Revolving Facility”, together with any Incremental Term Facilities, the “Incremental Facilities”), as applicable, by executing and delivering to the Administrative Agent an Incremental Facility Activation Notice specifying (i) the amount of such increase and the Facility or Facilitates involved, (ii) the applicable Incremental Facility Closing Date (which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date as shall be agreed by the Administrative Agent)) and (iii) in the case of Incremental Term Loans, (x) the applicable Incremental Term Loan Maturity Date, (y) the amortization schedule for such Incremental Term Loans and (z) the Applicable Margin for such Incremental Term Loans; provided, that (i) the aggregate amount of all Incremental Facilities established on any date shall not exceed the sum of (x) an amount equal to the Base Incremental Amount on such date, plus (y) an additional amount equal to the Voluntary Prepayment Amount on such date plus (z) an additional amount equal to the Maximum Incremental Ratio Amount as of such date (the sum of the amounts in clauses (x), (y) and (z), the “Incremental Availability Amount”) (it being understood that (A) the applicable Borrower shall be deemed to have utilized amounts under clauses (y) and/or (z) above prior to utilization of amounts under clause (x) above, and if the applicable Borrower does not make an election, the applicable Borrower shall be deemed to have elected clause (z), (B) the proceeds from any incurrence under such clauses may be utilized in a single transaction by first calculating the incurrence under clauses (y) and/or (z) above and then calculating the incurrence under clause (x) above (it being understood that any amounts incurred under clauses (x) and/or (y) above concurrently with amounts incurred under clause (z) above will not count as Indebtedness for the purposes of calculating the applicable ratio in clause (z) thereof at the time of such concurrent incurrence) and (C) the Parent Borrower may reclassify utilizations among clauses (x), (y) and (z) above if, at the time of such reclassification, the Parent Borrower would be permitted to incur the aggregate principal amount of Indebtedness being so reclassified), (ii) each Incremental Facility shall be in a minimum aggregate principal amount of $10,000,000, (iii) the Loans in respect of any Incremental Facility and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are (A) guaranteed on a pari passu basis with all of the other Obligations under this Agreement and the other Loan Documents and (B) secured by the Collateral (and no other property) and the Liens on the Collateral securing such Incremental Facility and all other obligations in respect thereof shall be pari passu with the Liens on the Collateral securing all of the other Obligations under this Agreement and the other Loan Documents, (iv) the Incremental Term Loans in respect of any Incremental Term Facility will be entitled to prepayments on the same basis as the Term B Loans unless the applicable Incremental Facility Activation Notice specifies a lesser treatment, (v) except in the case of a bridge loan the terms of which provide for an automatic extension of the maturity date thereof to a date that would satisfy the following requirement in this clause (v), such Incremental Term Loans shall have a final maturity no earlier than the Latest Maturity Date of the Term B Facility (determined immediately prior to incurrence of such Incremental Term Loans), (vi) except in the case of a bridge loan the terms of which provide for an automatic extension of the maturity date thereof to a date that would satisfy the following requirement in this clause (vi), the weighted average life to maturity of such Incremental Term Facility shall be no shorter than that of any existing Term B Loans (except if required in order to make such Incremental Term Loans fungible with any outstanding Term B Loans), (vii) the interest rates, currency, discounts, premiums, rate floors, fees and (subject to clauses (v) and (vi) above) amortization schedule applicable to such Incremental Term Facility shall be determined by the applicable Borrower and the Lenders providing such Incremental Term Facility, provided that, in the event that the all-in-yield (whether in the form of interest rate margins, original issue discount, upfront fees or other fees paid to all lenders or interest rate floors) for any Incremental Term Facility denominated in Dollars incurred on or prior to the date that is six months after the Closing Date (other than in respect of (A) any Incremental Term Facility originally incurred pursuant to the Base Incremental Amount or the Voluntary Prepayment Amount, (B) any Incremental Term Facility that has an outside maturity date more than one year after the maturity date of the Term B Facility and (C) up to $84,000,000 of other Incremental Term Facilities) shall be more than 50 basis points higher than the corresponding all-in-yield (giving effect to interest rate margins, original issue discount, upfront fees or other fees paid to all lenders and interest rate floors) for any then existing Term B Loans as determined by the

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Administrative Agent in accordance with standard market practices, then the all-in-yield with respect to the outstanding Term B Loans shall be increased to the amount necessary so that the difference between the all-in-yield with respect to the Incremental Term Facility and the all-in-yield on the outstanding Term B Loans is equal to 50 basis points, (viii) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the applicable Borrower and the Lenders providing such Incremental Term Facility; provided that to the extent that (subject to clauses (iv) through (vii) above) the terms and documentation of any Incremental Term Facility are not consistent with the terms and documentation of the Term B Facility, they shall be reasonably satisfactory to the Administrative Agent and (ix) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility (including the maturity date in respect thereof) (it being understood that, if required to consummate an Incremental Revolving Facility, the applicable Borrower may increase the pricing, interest rate margins, rate floors and undrawn fees on the Revolving Facility for all Revolving Lenders under the Revolving Facility, but additional upfront or similar fees may be payable to the lenders participating in such Incremental Revolving Facility without any requirement to pay such amounts to any existing Revolving Lenders that do not participate in such Incremental Revolving Facility). No Lender shall have any obligation to participate in any Incremental Facility unless it agrees to do so in its sole discretion.

(b) Any additional bank, financial institution or other entity which, with the consent of the applicable Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.24(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit I-2 or in such other form as is reasonably acceptable to the Administrative Agent, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) Upon the effectiveness of any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.24, (A) the Revolving Percentages of the Revolving Lenders shall be automatically adjusted to give effect to such increase, provided that the amount of each Lender’s Revolving Commitments (other than a Lender that has agreed to participate in such increase and whose Revolving Commitments shall have been increased in connection with such increase) shall remain unchanged and (B) the Borrowers, the Administrative Agent and the Revolving Lenders will assign and assume outstanding Revolving Loans of the affected category to conform the respective amounts thereof held by each Revolving Lender to the Revolving Percentages as so adjusted.

(d) Each Incremental Facility Activation Notice may, without the consent of any Lender (other than the applicable Incremental Term Lenders) effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24. This Section shall supersede any provision of Section 10.1 to the contrary.

(e) In each case subject to Section 1.3, it shall be a condition precedent to the availability of such Incremental Facility that (i) no Event of Default (or, in the case of any Incremental Acquisition Term Facility, no Event of Default under clauses (a) or (f) of Section 8) shall have occurred and be continuing immediately prior to and immediately after giving effect to the incurrence of such Incremental Facility, (ii) solely to the extent required by the Lenders providing such Incremental Facility, the representations and warranties set forth in each Loan Document (or, in the case of any Incremental Acquisition Term Facility, the Specified Representations and the Specified Acquisition Agreement Representations) shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the Incremental Closing Date immediately prior to and immediately after giving effect to the incurrence of such Incremental Facility, except to the extent expressly made as of an earlier date, in which case they shall be so true and correct as of such earlier date and (iii) solely to the extent required by the Lenders providing such Incremental Facility, the Loan Parties shall have delivered such certificates and

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other documents (including, to the extent requested, legal opinions) as shall be reasonably requested by such Lenders in connection with such Incremental Facility, in each case, reasonably equivalent to comparable documents delivered on the Closing Date.

2.25 Loan Purchases. (a) Subject to the terms and conditions set forth or referred to below, a Purchasing Borrower Party may from time to time, in its discretion, conduct modified Dutch auctions to make Auction Purchase Offers, each such Auction Purchase Offer to be managed by an investment bank of recognized standing selected by the Parent Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”) and to be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.25 and the Auction Procedures, in each case, so long as the following conditions are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time of purchase of any Term Loans or on the date of the delivery of each Auction Notice;

(ii) the assigning Lender and the Purchasing Borrower Party shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(iii) the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Purchasing Borrower Party offers to purchase in any Auction Purchase Offer shall be no less than $5,000,000 (unless another amount is agreed to by the Administrative Agent in its reasonable discretion);

(iv) any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder, and such Term Loans may not be resold (it being understood and agreed that any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income or Consolidated EBITDA);

(v) no more than one Auction Purchase Offer with respect to any Facility may be ongoing at any one time and no more than four Auction Purchase Offers (regardless of Facility) may be made in any one year;

(vi) at the time of each purchase of Term Loans through an Auction Purchase Offer, the Parent Borrower shall have delivered to the Auction Manager a certificate of a Responsible Officer certifying as to compliance with the preceding clause (i);

(vii) no Purchasing Borrower Party may use the proceeds, directly or indirectly, from Revolving Loans to purchase any Term Loans; and

(viii) each Auction Purchase Officer shall be made to all Lenders of the applicable Facility subject to such Auction Purchase Offer.

(b) A Purchasing Borrower Party must terminate any Auction Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Auction Purchase Offer. If a Purchasing Borrower Party commences any Auction Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Auction Purchase Offer have in fact been satisfied), and if at such time of commencement the Purchasing Borrower Party reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Auction Purchase Offer shall be satisfied, then the Purchasing Borrower Party shall have no liability to any Lender for any termination of such Auction Purchase Offer as a result of the failure

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to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Auction Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Facility made by a Purchasing Borrower Party pursuant to this Section 2.25, the Purchasing Borrower Party shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Facility up to the settlement date of such purchase.

The Administrative Agent and the Lenders hereby consent to the Auction Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.25 (provided that no Lender shall have an obligation to participate in any such Auction Purchase Offer). For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.17 will not apply to the purchases of Term Loans pursuant to and in accordance with the provisions of this Section 2.25. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Article IX to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction Purchase Offer.

2.26 Loan Modification Offers. (a) The applicable Borrowers may on one or more occasions after the Closing Date, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all (and not fewer than all) the Lenders of one or more Facilities (each Facility subject to such a Loan Modification Offer, an “Affected Facility”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the applicable Borrowers. Such notice shall set forth (i) the terms and conditions of the requested Loan Modification Offer and (ii) the date on which such Loan Modification Offer is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans of the Lenders of the Affected Facility that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Facility as to which such Lender’s acceptance has been made. With respect to all Permitted Amendments consummated by the applicable Borrowers pursuant to this Section 2.26, (i) such Permitted Amendments shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) any Loan Modification Offer, unless contemplating a scheduled maturity date already in effect with respect to any Loans hereunder pursuant to a previously consummated Permitted Amendment, must be in a minimum amount of $10,000,000 (or such lesser amount as may be approved by the Administrative Agent in its reasonable discretion); provided that the applicable Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Permitted Amendment that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the applicable Borrowers’ sole discretion and which may be waived by the applicable Borrowers) of Loans of any or all Affected Facilities be extended. If the aggregate principal amount of Loans of any Affected Facility in respect of which Lenders shall have accepted the relevant Loan Modification Offer shall exceed the maximum aggregate principal amount of Loans of such Affected Facility offered to be extended by the applicable Borrowers pursuant to such Loan Modification Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the relative principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Loan Modification Offer.

(b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the applicable Borrowers, each Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or if qualified by materiality, in all respects), in each case on and as of such date, except in the case of any such representation and warranty expressly made as of an

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earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) the applicable Borrowers shall have delivered, or agreed to deliver by a date following the effectiveness of such Permitted Amendment reasonably acceptable to the Administrative Agent, to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents (including reaffirmation agreements, supplements and/or amendments to Mortgages or other Security Documents, in each case to the extent applicable) as shall reasonably be requested by the Administrative Agent in connection therewith and (iv) any applicable Minimum Extension Condition shall be satisfied (unless waived by the applicable Borrowers). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.26, including any amendments necessary to treat the applicable Loans of the Accepting Lenders as a new Facility of loans hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments); provided that (i) all prepayments of Loans (i.e., both extended and non-extended) shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Loans unless a Permitted Amendment provides for lesser treatment of the Loans of the Accepting Lenders, until the repayment of the non-extended Loans on the relevant scheduled maturity date in respect thereof. The Administrative Agent and the Lenders hereby acknowledge that in respect of payments on non-extended Loans on the scheduled maturity date in respect thereof the pro rata payment requirements contained elsewhere in this Agreement are not intended to apply to the transactions effected pursuant to this Section 2.26. This Section 2.26 shall supersede any provisions in Section 2.17 or Section 10.1 to the contrary.

2.27 Designation of Subsidiary Borrowers. The Parent Borrower shall be permitted, so long as no Event of Default shall have occurred and be continuing:

(a) to designate any Domestic Subsidiary that is a Wholly Owned Subsidiary of the Parent Borrower as a Subsidiary Borrower under the Revolving Facility upon (A) ten (10) Business Days prior written notice to the Administrative Agent (or such earlier date as shall be agreed by the Administrative Agent it its sole discretion) (such notice to contain the name, primary business address and taxpayer identification number of such Domestic Subsidiary) (a “Notice of Designation”), (B) the execution and delivery by the Parent Borrower, such Domestic Subsidiary and the Administrative Agent of a Joinder Agreement, substantially in the form of Exhibit D (a “Joinder Agreement”), providing for such Domestic Subsidiary to become a Subsidiary Borrower, (C) compliance by the Parent Borrower and such Subsidiary Borrower with Section 6.10(e), (D) the agreement and acknowledgment by the Parent Borrower and each other Loan Party that the Guarantee and Collateral Agreement covers the Obligations of such Domestic Subsidiary, (E) delivery by the Parent Borrower or such Domestic Subsidiary of (i) all documentation and information as is reasonably requested in writing by the Lenders at least three days prior to the anticipated effective date of such designation required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ii), if the Domestic Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Domestic Subsidiary and (F) the delivery to the Administrative Agent of corporate or other applicable resolutions, incorporation or other applicable constituent documents, secretary’s certificates, officer’s certificates and legal opinions in respect of such Domestic Subsidiary and such other documents with respect thereto as the Administrative Agent shall reasonably request, in each case, reasonably equivalent to comparable documents delivered on the Closing Date; and

(b) to remove any Domestic Subsidiary as a Subsidiary Borrower upon execution and delivery by the Parent Borrower to the Administrative Agent of a written notification to such effect and (x) repayment in full of all Loans made to such Subsidiary Borrower, cash collateralization of all L/C Obligations in respect of any Letters of Credit issued for the account of such Subsidiary Borrower and repayment in full of all other amounts owing by such Subsidiary Borrower under this Agreement and the

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other Loan Documents (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement) or (y) the assumption by the Parent Borrower of all such Obligations of such Subsidiary Borrower in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of any Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate L/C Obligations would exceed the aggregate L/C Commitment, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero or (iii) the L/C Obligations of such Issuing Lender would exceed such Issuing Lender’s L/C Commitment; provided further that Barclays Bank PLC shall only be required to issue standby Letters of Credit. Each Letter of Credit shall (i) be denominated in an Agreed Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date unless such Letter of Credit is cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above unless such Letter of Credit is cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance (i) would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law, (ii) would violate one or more policies of such Issuing Lender applicable to letters of credit generally or (iii) except as otherwise agreed by the Administrative Agent and such Issuing Lender, such Letter of Credit is in an initial amount less than $250,000.

3.2 Procedure for Issuance of Letter of Credit. Any Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the applicable Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges. (a) The Borrowers will jointly and severally pay a fee on the Dollar Equivalent of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the applicable Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

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(b) In addition to the foregoing fees, the Borrowers shall jointly and severally pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the applicable Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned) (based on the Dollar Equivalent of the amount that is not so reimbursed (or is so returned)). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit, the applicable Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such

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payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the applicable Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the applicable Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars (based on the Dollar Equivalent thereof) and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(b) and (y) thereafter, Section 2.14(c).

3.6 Obligations Absolute. The Borrowers’ obligations under this Section 3 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that any Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (a) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (b) any draft or other document presented under a Letter of Credit proving to be invalid, fraudulent or forged in any respect or any statement therein being untrue or inaccurate in any respect, (c) any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee, (d) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (e) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. The Issuing Lender shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or message or advice, however transmitted, in connection with any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by the applicable Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the applicable Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the applicable Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

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3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Borrower hereby jointly and severally represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Parent Borrower and its consolidated Restricted Subsidiaries as of and for the 12 months ended June 30, 2018 (including the notes thereto) (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date (in the case of the balance sheet) or at the beginning of such period (in the case of the statement of income)) to the consummation of the Transactions and the payment of fees and expenses in connection therewith. The Pro Forma Financial Statements have been prepared based on the best information available to the Parent Borrower as of the date of delivery thereof, and present fairly in all material respects and on a pro forma basis the estimated financial condition and results of operations of Parent Borrower and its consolidated Restricted Subsidiaries as of and for the 12 months ended at June 30, 2018, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of such period, as applicable.

(b) The audited consolidated balance sheets of the Parent Borrower and its consolidated Restricted Subsidiaries as at December 31, 2015, December 31, 2016 and December 31, 2017, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Moss Adams LLP, present fairly, in all material respects, the consolidated financial condition of the Parent Borrower and its consolidated Restricted Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheets of the Parent Borrower and its consolidated Restricted Subsidiaries as at March 31, 2018 and June 30, 2018, and the related unaudited consolidated statements of income, stockholders’ equity and cash flow for the respective three-month and six-month periods ended on each such date, present fairly, in all material respects, the consolidated financial condition of the Parent Borrower and its consolidated Restricted Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flow for the three-month and six-month periods then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein), except that the interim financial statements are subject to year-end adjustments and are lacking footnote disclosures.

(c) The audited consolidated balance sheets of the Target and its consolidated Subsidiaries as at December 31, 2015, December 31, 2016 and December 31, 2017, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly, in all material respects, the consolidated financial condition of the Target and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheets of the Target and its consolidated Subsidiaries as at March 31, 2018 and June 30, 2018, and the related unaudited consolidated statements of income, stockholders’ equity and cash flow for the three-month periods ended on such dates, present fairly, in all material respects, the consolidated financial condition of the Target and its consolidated Subsidiaries as at each such date, and the consolidated results of its operations and its consolidated cash flow for the respective three-month and six-month periods then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance

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with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein), except that the interim financial statements are subject to year-end adjustments and are lacking footnote disclosures.

4.2 No Change. Since December 31, 2017, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or similar organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. (a) Each Loan Party has the corporate or similar organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary corporate or similar organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19 or in the Security Documents.

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member, except for violations that could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against any Group Member or against any of their respective properties or revenues that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

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4.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, free and clear of all Liens, except as permitted by Section 7.3, and the use thereof and the conduct of each of the Group Members does not infringe in any material respect upon the rights of any Person. No material claim has been asserted or is pending by any Person challenging or questioning the use of any material Intellectual Property or the validity or effectiveness of any material Intellectual Property, nor does the Parent Borrower know of any valid basis for any such material claim.

4.10 Taxes. Each Group Member has filed or caused to be filed all material Federal, state and other Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (i) any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member, or (ii) to the extent that the failure to file or pay, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect); no Tax Lien has been filed, and, to the knowledge of the Parent Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used, directly or indirectly, (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Parent Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Group Member and each of their respective ERISA Affiliates (and in the case of a Pension Plan or a Multiemployer Plan, each of their respective ERISA Affiliates) are in compliance with all applicable provisions and requirements of ERISA and the Code and other federal and state laws and the regulations and published interpretations thereunder with respect to each Plan and Pension Plan and have performed all their obligations under each Plan and Pension Plan; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur, and no ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (c) each Plan or Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, indicating that such Plan or Pension Plan is so qualified and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently pending before the Internal Revenue Service and, to the knowledge of the Parent Borrower, nothing has occurred subsequent to the issuance of the most recent determination letter which would cause such Plan or Pension Plan to lose its qualified status; (d) no liability to the PBGC (other than required premium payments), the IRS, any Plan or Pension Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by

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any Group Member or any of their ERISA Affiliates; (e) each of the Group Members’ ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; (f) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with ASC Topic 715-60; (g) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, no Group Member nor any of their respective ERISA Affiliates has any potential liability for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA; (h) there has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan or Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect; and (i) neither any Group Member nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 4.13 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement. The present value of all accumulated benefit obligations under each Pension Plan, did not, as of the close of its most recent plan year, exceed by more than $10,000,000 the fair market value of the assets of such Pension Plan allocable to such accrued benefits (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder), and the present value of all accumulated benefit obligations of all underfunded Pension Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Pension Plans (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder).

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.15 Subsidiaries; Capital Stock. As of the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options and restricted stock units granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Parent Borrower or any Restricted Subsidiary, except (i) with respect to Capital Stock of Loan Parties, as created by the Loan Documents and (ii) otherwise, as permitted by this Agreement.

4.16 Use of Proceeds. The proceeds of the Term B Loans shall be used (i) to consummate the Existing Indebtedness Refinancing, (ii) to pay the cash consideration for the Closing Date Acquisition and (iii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”). On the Closing Date, the proceeds of any Revolving Loans, Swingline Loans and Letters of Credit shall be used solely (i) to replace, backstop or cash collateralize existing letters of credit, guarantees or performance or similar bonds of the Parent Borrower and its Restricted Subsidiaries or the Target and its Restricted Subsidiaries, (ii) to pay any original issue discount or upfront fees required to be funded on the Closing Date in connection with the exercise of “market flex” provisions previously agreed in writing between the Arrangers and the Parent Borrower and (iii) to finance the working capital needs of the Parent Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $10,000,000 (collectively, the “Permitted Closing Date Use of Proceeds”). After the Closing Date, the proceeds of any Revolving Loans, Swingline Loans, Letters of Credit and any Incremental Facility shall be used for general corporate purposes (including Permitted Acquisitions, other Investments permitted by this Agreement and other uses not prohibited by this Agreement).

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4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Parent Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Parent Borrower, threatened, under any Environmental Law to which any Group Member is named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws; and

(g) no Group Member has assumed by contract any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. The statements and information contained in this Agreement, the other Loan Documents, and the other documents, certificates and statements furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, did not contain as of the date such statements, information, documents or certificates were so furnished, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Parent Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

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4.19 Security Documents.

(a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Guarantee and Collateral Agreement, when such Pledged Collateral is delivered to the Administrative Agent (together with a properly completed and signed undated endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement that can be perfected by the filing of such financing statement or other filing, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to the Lien of any other Person (except (x) (other than with respect to Collateral consisting of Capital Stock) Liens permitted by Section 7.3 and (y) as and to the extent set forth in the last paragraph of Section 5.1).

(b) Each of the Mortgages, upon execution and delivery by the parties thereto, is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified in the local counsel legal opinions delivered in connection with such Mortgages, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to the Lien of any other Person (except Liens permitted by Section 7.3). Schedule 1.1E lists, as of the Closing Date, each parcel of owned real property located in the United States and held by any Borrower or any Subsidiary Guarantor upon which a Mortgage will be granted to the Administrative Agent.

4.20 Solvency. As of the Closing Date and after giving effect to the Transactions, the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

4.21 Senior Indebtedness. The Obligations, and the obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement, constitute “senior debt” or “senior indebtedness” (or any comparable term) under all Indebtedness that is subordinated or required to be subordinated in right of payment to the Obligations (if applicable).

4.22 [Reserved].

4.23 [Reserved].

4.24 Anti-Corruption Laws and Sanctions. The Parent Borrower has implemented and maintains in effect policies and procedures designed to ensure material compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti- Corruption Laws and applicable Sanctions, and the Parent Borrower and its Subsidiaries, and to the knowledge of the Parent Borrower its directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent Borrower, any Subsidiary or, to the knowledge of the Parent Borrower any of their respective directors, officers or employees, or (b) to the knowledge of the Parent Borrower, any agent of the Parent Borrower or any Subsidiary that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

4.25 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

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SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. Subject to the final paragraph of this Section 5.1, the agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, each Borrower and each Person listed on Schedules 1.1A and 1.1B and (ii) the Guarantee and Collateral Agreement, executed and delivered by each Borrower and each Subsidiary Guarantor as of the Closing Date.

(b) Closing Date Acquisition. The Closing Date Acquisition shall be consummated pursuant to the Closing Date Acquisition Agreement, substantially concurrently with the initial funding of the Facilities, and no provision of the Closing Date Acquisition Agreement shall have been amended or waived, and no consent or direction shall have been given thereunder, in any manner materially adverse to the interests of the Lenders (in their capacities as such) without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that (i) any amendment to the definition of “Material Adverse Effect” in the Closing Date Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lenders (in their capacities as such); provided that in each case the Arrangers shall be deemed to have consented to such amendment unless they shall object thereto within three Business Days of receipt of written notice of such amendment, (ii) any of the following decreases in the Final Aggregate Purchase Price (as defined in the Closing Date Acquisition Agreement as in effect on the Closing Date Acquisition Signing Date) shall be deemed not to be materially adverse to the interests of the Lenders (in their capacities as such): (x) decreases pursuant to any purchase price or similar adjustment provisions set forth in the Closing Date Acquisition Agreement as of the Closing Date Acquisition Signing Date, and (y) decreases of less than 15.0% in the aggregate; provided that, with respect to this clause (y), the aggregate amount of the Term B Facility shall be reduced on a dollar-for-dollar basis by the amount of such decrease, and (iii) any increase in the consideration for the Closing Date Acquisition shall be deemed not to be materially adverse to the interests of the Lenders (in their capacities as such) so long as funded with common equity proceeds or proceeds of preferred equity that does not constitute Disqualified Capital Stock or the Permitted Closing Date Use of Proceeds or cash on hand.

(c) Other Indebtedness. Prior to or substantially concurrently with the initial extensions of credit under this Agreement on the Closing Date, the principal, accrued and unpaid interest, fees, premium, if any, and other amounts (other than (x) obligations not then due and payable or that by their terms survive the termination thereof and (y) certain existing letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments outstanding under the Existing Credit Agreement that on the Closing Date will be grandfathered into, or backstopped by, the Revolving Facility or cash collateralized in a manner satisfactory to the issuing banks thereof) under (i) that certain Senior Secured Credit Facilities Credit Agreement, dated as of February 2, 2015 (as amended, supplemented or otherwise modified from time to time prior to the Closing Date Acquisition Signing Date, the “Existing Credit Agreement”), among the Parent Borrower, as borrower, East West Bank, as administrative agent, the lenders referred to therein and the other parties thereto and (ii) all Indebtedness for borrowed money with respect to the Target and its Subsidiaries, will, in each case, be repaid in full and all commitments to extend credit thereunder will be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released (or arrangements for such repayment, termination and release reasonably acceptable to the Arrangers shall have been made) (together, the “Existing Indebtedness Refinancing”) such that on the Closing Date, after giving effect to Transactions, none of the Parent Borrower or any of its Restricted Subsidiaries shall have any material Indebtedness for borrowed money other than Indebtedness outstanding under this Agreement.

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(d) Pro Forma Financial Statements; Financial Statements. The Lenders shall have received (i) the Pro Forma Financial Statements, (ii) the (A) audited consolidated balance sheets of the Target as of December 31, 2015, 2016 and 2017 and the related audited consolidated statements of income and cash flows of the Target for each of the three (3) years ended December 31, 2015, 2016 and 2017 (together with the notes relating thereto) and (B) the unaudited consolidated balance sheet of the Target as of March 31, 2018 and the related unaudited consolidated interim statements of income and cash flows of the Target for the three months ended March 31, 2018 (together with the notes relating thereto) and (iii) (A) the audited consolidated balance sheets and related statements of income and members’ equity, together with consolidating statements of cash flows of the Parent Borrower and its subsidiaries as of December 31, 2015, 2016 and 2017 and (B) the unaudited consolidated balance sheets and related statements of income and members’ equity, together with consolidated statements of cash flows of the Parent Borrower and its subsidiaries for the fiscal quarter ended March 31, 2018; provided that in each case of clause (ii) and (iii), the filing of the required financial statements on form 10-K and form 10-Q by the Parent Borrower or the Target, as applicable, will satisfy the foregoing requirements in clause (ii) and (iii).

(e) Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(f) Fees. All costs, fees and expenses required to be paid by the Borrowers to the Administrative Agent, the Arrangers and the Lenders in connection with this Agreement (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent) and all costs, fees and expenses required to be paid by the Parent Borrower pursuant to the Fee Letters (including the reasonable and documented fees and expenses of legal counsel to Barclays Bank PLC), in each case with respect to any such costs and expenses to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall have been paid or shall have been authorized to be deducted from the proceeds of the initial extensions of credit under this Agreement to the extent due and invoiced to the Parent Borrower.

(g) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(h) Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (i) Davis Polk & Wardwell LLP, special New York counsel to the Parent Borrower and its Restricted Subsidiaries, (ii) Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel to the Parent Borrower and its Restricted Subsidiaries and (iii) Holland & Knight LLP, special California counsel to the Parent Borrower and its Restricted Subsidiaries, each in form and substance reasonably acceptable to the Administrative Agent.

(i) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated endorsement for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably

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requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(k) [reserved].

(l) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate.

(m) [reserved].

(n) Specified Representations. Each of the Specified Representations shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case such Specified Representations shall have been so true and correct in all material respects (or in all respects if qualified by materiality) on and as of such earlier date.

(o) Specified Acquisition Agreement Representations. Each of the Specified Acquisition Agreement Representations shall be true and correct in all material respects (or in all respects, if qualified by materiality) on and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case such Specified Acquisition Agreement Representations shall have been true and correct in all material respects (or in all respects, if qualified by materiality) on and as of such earlier date.

(p) [reserved].

(q) PATRIOT Act. (i) The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information about any Loan Party reasonably requested by the Administrative Agent or any Lender in writing at least 10 Business Days prior to the Closing Date and that the Administrative Agent or such Lender reasonably determines is required by United States bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ii) to the extent the Parent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Parent Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Parent Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(r) Target Material Adverse Effect. Since the date of the Closing Date Acquisition Agreement, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Closing Date Acquisition Agreement) on the Target.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding the foregoing, to the extent any Lien search or Collateral (including the grant or perfection of any security interest) is not or cannot be provided on the Closing Date (other than the grant and perfection of security interests (i) in Collateral with respect to which a Lien may be perfected solely

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by the filing of a financing statement under the Uniform Commercial Code, or (ii) in Capital Stock of Domestic Subsidiaries that constitutes Collateral with respect to which a Lien may be perfected by the delivery of a stock certificate) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of any such Lien search and/or such Collateral (including the creation or perfection of any security interest) shall not constitute a condition precedent to the availability or funding of the Facilities on the Closing Date, but may instead be provided within 90 days (or 120 days in the case of Material Real Property and related fixtures) (or, in each case, such longer period as the Administrative Agent may determine in its reasonable discretion) after the Closing Date pursuant to arrangements to be mutually agreed between the Parent Borrower and the Administrative Agent.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (other than its initial extension of credit on the Closing Date) is subject to the satisfaction or waiver of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date as if made on and as of such date, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of any Borrower hereunder (other than the initial extensions of credit on the Closing Date) shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied. For the avoidance of doubt, the foregoing conditions set forth in this Section 5.2 shall be subject to the limitations set forth in Sections 1.3 and 2.24 to the extent the proceeds of any Incremental Term Facility are being used to finance a Limited Condition Transaction.

SECTION 6. AFFIRMATIVE COVENANTS

Each Borrower hereby jointly and severally agrees that, so long as the Commitments remain in effect, any Letter of Credit (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender) remains outstanding or any Loan or other amount (other than inchoate indemnification obligations) is owing to any Lender or the Administrative Agent hereunder, such Borrower shall and, in the case of Sections 6.3 through 6.8, 6.10 and 6.14, shall cause each of its Restricted Subsidiaries to :

6.1 Financial Statements. Furnish to the Administrative Agent, on behalf of each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Parent Borrower, a copy of the audited consolidated and consolidating balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated and consolidating statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Moss Adams LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Parent Borrower, the unaudited consolidated and consolidating balance sheet of the Parent Borrower and its consolidated Subsidiaries as at

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the end of such fiscal quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such fiscal quarter and the portion of the applicable fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year (or, in the case of the balance sheet, as of the end of the previous fiscal year), certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c) if any Unrestricted Subsidiary exists, concurrently with each delivery of financial statements under clause (a) or (b) above, financial statements (in substantially the same form as the financial statements delivered pursuant to clauses (a) and (b) above) prepared on the basis of consolidating the accounts of the Parent Borrower and its Restricted Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with the Parent Borrower, together with an explanation of reconciliation adjustments in reasonable detail.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Documents required to be delivered pursuant to Section 6.1(a), (b) or (c) or Section 6.2(c) or (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) such documents are posted on the Parent Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), (ii) the Parent Borrower posts such documents, or provides a link thereto, on its website on the Internet or (iii) such documents are filed on record with the SEC; provided that, upon written request by the Administrative Agent, the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

6.2 Certificates; Other Information. Furnish to the Administrative Agent, on behalf of each Lender:

(a) [reserved];

(b) concurrently with the delivery of any financial statements pursuant to Sections 6.1(a) and 6.1(b), (i) a Compliance Certificate executed by a Responsible Officer, which Compliance Certificate shall include a statement that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) in the case of annual financial statements, a calculation of Excess Cash Flow and (iii) in the case of quarterly or annual financial statements, to the extent not previously disclosed to the Administrative Agent, (w) a description of any change in the jurisdiction of organization of any Loan Party, (x) a list of any material Intellectual Property acquired or created by any Loan Party, (y) a description of any Person that has become a Group Member, a Restricted Subsidiary or an Unrestricted Subsidiary, in each case since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Closing Date) and

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(z) supplements to the schedules to the Perfection Certificate (as defined in the Guarantee and Collateral Agreement) to the extent that there are any updates to the information contained in such schedules since the Closing Date or the date such schedules were last supplemented;

(c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Parent Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto) that has been approved by the board of directors of the Parent Borrower and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) [reserved];

(e) promptly after the same are sent, copies of all financial statements and reports that the Parent Borrower sends to the holders of any class of its public debt securities or public equity securities and, promptly after the same are filed, copies of all financial statements and reports that the Parent Borrower may make to, or file with, the SEC;

(f) promptly following receipt thereof, copies of (i) any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Pension Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Parent Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(g) promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request; and

(h) promptly following any written request therefor, such information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including Taxes), except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) the failure to make such payments, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements

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of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect policies and procedures designed to ensure material compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5 Maintenance of Property; Insurance. (a) Keep all property necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain such property could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct (in all material respects) entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice, permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and, accompanied by one or more officers or designees of the Parent Borrower if requested by the Parent Borrower, with their independent certified public accountants; provided that excluding any such visits and inspections during the continuation of an Event of Default (i) only the Administrative Agent, acting individually or on behalf of the Lenders may exercise rights under this Section 6.6(b) and (ii) the Administrative Agent shall not exercise rights under this Section 6.6(b) more often than one time during any calendar year.

6.7 Notices. Promptly give notice to the Administrative Agent, on behalf of each Lender, (or, with respect to clause (h) below, the applicable Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is in excess of the Threshold Amount and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) (i) as soon as reasonably possible upon becoming aware of the occurrence of or forthcoming occurrence of any material ERISA Event, a written notice specifying the nature thereof, what action the Parent Borrower, any of the other Group Members or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, upon the Administrative Agent’s reasonable request, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by the Parent Borrower, any of the other Group Members or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan; (2) all notices received by the Parent Borrower, any of the other Group Members or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning a material ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Plan or Pension Plan as the Administrative Agent shall reasonably request;

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(e) any other development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(f) any change in the information provided in the Beneficial Ownership Certification (if any) delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8 Environmental Laws. (a) Comply with, and undertake reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and undertake reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case, except for events or matters that could not reasonably be expected to have a Material Adverse Effect.

(b) Promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal has been timely and properly taken in good faith, and provided that the pendency of any and all such appeals could not reasonably be expected to give rise to a Material Adverse Effect.

6.9 Fiscal Year. The Parent Borrower shall maintain its fiscal year-end as in effect on the Closing Date; provided that the Parent Borrower may, upon written notice to the Administrative Agent, change its fiscal year-end to another date reasonably acceptable to the Administrative Agent, in which case the Parent Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to (without requiring the consent of any other Person, including any Lender), make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

6.10 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 7.3(g) and (z) any property that constitutes Excluded Property (as defined in the Guarantee and Collateral Agreement)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien and which is intended to constitute Collateral pursuant to the Security Documents, promptly (and in any event within five (5) Business Days of notice thereof from the Administrative Agent (or such longer period as the Administrative Agent may agree in its sole discretion)) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in any such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any Material Real Property acquired after the Closing Date by any Loan Party or owned by a Person that becomes a Loan Party pursuant to this Section 6.10 after the Closing Date (other than (i) any such Material Real Property subject to a Lien expressly permitted by Section 7.3(g) and (ii) any Material Real Property as to which the Administrative Agent determines, in its reasonable discretion and in consultation with the Parent Borrower, that the cost of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby), within

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ninety (90) days after the acquisition thereof or the date such Person becomes a Loan Party, as applicable, (or such later date as the Administrative Agent shall agree to in its sole discretion) execute and deliver to the Administrative Agent the following, each in form and substance reasonably acceptable to the Administrative Agent: (i) a duly executed and acknowledged Mortgage, (ii) a mortgagee title insurance policy insuring the first priority Lien of the Mortgage in an amount no greater than 100% of the fair market value of such Material Real Property as reasonably determined by Parent Borrower acting in good faith, free and clear of all Liens other than Permitted Liens, together with such customary endorsements as reasonably requested by the Administrative Agent, (iii) (A) a new American Land Title Association or American Congress of Surveying and Mapping form survey with respect to such Material Real Property in form reasonably acceptable to the Administrative Agent or (B) an existing survey together with a no change affidavit sufficient for the title insurance company to remove the standard survey exception and issue any applicable survey related endorsements, (iv) customary legal opinions with respect to each Mortgage and (v) a “life-of-loan standard flood hazard determination”, and if such Material Real Property is located in a special flood area, a policy of flood insurance that (1) covers each such parcel and the building(s) located thereon, (2) is in compliance with the coverage required with respect to the particular type of property under the Flood Insurance Laws and otherwise acceptable to the Administrative Agent, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (4) if such property is located in a special flood hazard area, confirmation that the Parent Borrower has received the notice required pursuant to the Flood Insurance Laws.

(c) With respect to (x) any new Domestic Subsidiary (other than any Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party, (y) any existing Domestic Subsidiary (other than an Excluded Subsidiary) that becomes a Domestic Subsidiary that is not a CFC Holding Company or a Subsidiary of a Foreign Subsidiary or a CFC Holding Company and (z) any existing Domestic Subsidiary that ceases to be an Excluded Subsidiary, within forty-five (45) days (or such later date as the Administrative Agent shall agree to in its sole discretion) after the creation or acquisition of such new Domestic Subsidiary or the date such existing Domestic Subsidiary becomes a Domestic Subsidiary that is not a CFC Holding Company or a Subsidiary of a Foreign Subsidiary or a CFC Holding Company or ceases to be an Excluded Subsidiary, as applicable, (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Domestic Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated endorsements, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such Domestic Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Domestic Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new CFC Holding Company or Foreign Subsidiary created or acquired after the Closing Date by any Loan Party (which, for the purposes of this paragraph (d) shall include any existing Subsidiary that becomes a CFC Holding Company or a Foreign Subsidiary), within sixty (60) days after the creation or acquisition of such new CFC Holding Company or Foreign Subsidiary (or such later date as the Administrative Agent shall agree to in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such CFC Holding Company or Foreign Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65%

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of the total outstanding voting Capital Stock of any such CFC Holding Company or Foreign Subsidiary be required to be so pledged) and (ii) deliver to the Administrative Agent the certificates representing such pledged Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as the Administrative Agent deems necessary or reasonably advisable to perfect the Administrative Agent’s security interest therein; provided, that such Loan Party shall be required to provide a local law pledge agreement with respect to such Capital Stock (and local law opinions relating to such local law pledge agreement, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent) as reasonably requested by the Administrative Agent.

(e) Notwithstanding anything to the contrary set forth in this Agreement, each Subsidiary Borrower and any other applicable Loan Party shall, on the date such Domestic Subsidiary becomes a Subsidiary Borrower under this Agreement, (A) execute and deliver to the Administrative Agent such amendments to such Security Documents (or such additional Security Documents) as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such Subsidiary Borrower, (B) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such other Loan Party, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, (C) execute and deliver to the Administrative Agent such amendments to such Security Documents (or such additional Security Documents and guarantee documents) as the Administrative Agent deems necessary or advisable for such Subsidiary Borrower to become a party to each applicable Security Document and guarantee document and (D) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in such property having the highest priority then available, including the filing of Uniform Commercial Code financing statements (or equivalent documents under local law) in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent.

6.11 Designation of Subsidiaries. The Parent Borrower may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by delivering to the Administrative Agent a certificate of a Responsible Officer specifying such designation and certifying that the conditions to such designation set forth in this Section 6.11 are satisfied; provided that:

(a) both immediately before and immediately after any such designation, no Event of Default shall have occurred and be continuing;

(b) after giving effect to such designation (and clause (c) below), the Parent Borrower shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.1; and

(c) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, each Subsidiary of such Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 6.11.

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower in such Subsidiary on the date of designation in an amount equal to the fair market value of the Parent Borrower’s Investment therein (as determined reasonably and in good faith by a Responsible Officer). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

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6.12 Maintenance of Ratings. Use commercially reasonable efforts to obtain and maintain (i) a public corporate family rating of the Parent Borrower and a rating of the Facilities, in each case from Moody’s, and (ii) a public corporate credit rating of the Parent Borrower and a rating of the Facilities, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Parent Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process), it being agreed that there is no obligation to maintain any particular ratings at any time.

6.13 Quarterly Lender Calls. The Parent Borrower shall participate in conference calls with the Lenders within reasonable times to be mutually agreed following (i) the delivery of the financial statements pursuant to Section 6.1(a) and (ii) the delivery of the financial statements pursuant to Section 6.1(b), in each case to discuss the results of operations for the relevant reporting period including discussions of results for each material segment of the business of the Parent Borrower and its Restricted Subsidiaries.

6.14 Post-Closing Covenants. Satisfy, to the extent not satisfied as of the Closing Date, the requirements set forth in Schedule 6.14 within the time periods after the Closing Date specified in Schedule 6.14 (or, in each case, such later date as the Administrative Agent may agree to in its reasonable discretion).

SECTION 7. NEGATIVE COVENANTS

Each Borrower hereby jointly and severally agrees that, so long as the Commitments remain in effect, any Letter of Credit (other than Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender) remains outstanding or any Loan or other amount (other than inchoate indemnification obligations) is owing to any Lender or the Administrative Agent hereunder, such Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1 Financial Covenants. Solely with respect to the Revolving Facility:

(a) Consolidated Total Gross Leverage Ratio. Permit the Consolidated Total Gross Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Parent Borrower to exceed the 3.75 to 1.00.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Parent Borrower to be less than 1.25 to 1.00.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party under this Agreement (including Indebtedness in respect of any Incremental Facility) and any Permitted Refinancing Indebtedness in respect of the Loans (any such Permitted Refinancing Indebtedness, the “Credit Agreement Refinancing Indebtedness”); provided that (i) such Credit Agreement Refinancing Indebtedness, if secured, is secured only by the Collateral on a pari passu or junior basis with the Obligations under this Agreement, (ii) no Person, other than a Loan Party, shall be an obligor or guarantor with respect to any Credit Agreement Refinancing Indebtedness, (iii) the terms of any such Credit Agreement Refinancing Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) reflect market terms at the time of issuance thereof (but in no event shall any Credit Agreement Refinancing Indebtedness have covenants and defaults, taken as a whole, materially more restrictive than those applicable to the Facility being refinanced (other than any covenants or other provisions applicable only to periods after the Latest Maturity Date of the Facilities (as in effect on the date of incurrence of such Credit Agreement Refinancing Indebtedness))), (iv) such Credit Agreement

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Refinancing Indebtedness shall share ratably or less than ratably with (or, if junior in right of payment or as to security, on a junior basis with respect to) any prepayments or repayments of the Loans (and Incremental Loans, if applicable) and (v) such Credit Agreement Refinancing Indebtedness, if secured, shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent;

(b) Incremental Equivalent Debt in an aggregate principal amount outstanding not to exceed the Incremental Availability Amount, and any Permitted Refinancing Indebtedness in respect thereof;

(c) Indebtedness of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary; provided that (x) any Indebtedness of any Loan Party shall be unsecured and shall be subordinated in right of payment to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, and (y) any such Indebtedness owing to any Loan Party shall be evidenced by a promissory note which shall have been pledged pursuant to the Guarantee and Collateral Agreement;

(d) Guarantee Obligations incurred by any Group Member of obligations of any Group Member to the extent such obligations are not prohibited hereunder; provided that (i) to the extent any such obligations are subordinated to the Obligations, any such related Guarantee Obligations incurred by a Loan Party shall be subordinated to the guarantee of such Loan Party of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the obligations to which such Guarantee Obligation relates and (ii) any Guarantee Obligations incurred by any Loan Party of obligations of a Restricted Subsidiary that is not a Loan Party shall be permitted to the extent (x) permitted pursuant to Section 7.7(t) or Section 7.7(u) or (y) the aggregate amount of outstanding Guarantee Obligation incurred pursuant to this clause (y), together with the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties outstanding under Section 7.2(o) and Section 7.2(w), does not exceed the Non-Guarantor Debt Basket (as of the date of incurrence pursuant to this clause (y));

(e) Indebtedness outstanding on the Closing Date and, to the extent in excess of $2,000,000 in principal amount, listed on Schedule 7.2(e) and any Permitted Refinancing Indebtedness in respect thereof;

(f) Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed at any one time outstanding the greater of (i) $50,000,000 and (ii) 30% of Consolidated EBITDA for the Applicable Reference Period;

(g) Indebtedness representing deferred compensation to employees or directors of the Parent Borrower and its Restricted Subsidiaries incurred in the ordinary course of business;

(h) Indebtedness incurred in the ordinary course of business and owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(i) Indebtedness arising under any Swap Agreement permitted by Section 7.11;

(j) Indebtedness (other than for borrowed money) that may be deemed to exist pursuant to any guarantees, warranty or contractual service obligations, performance, surety, statutory, appeal, bid, prepayment guarantee, payment (other than payment of Indebtedness) or completion of performance guarantees or similar obligations incurred in the ordinary course of business;

(k) Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, in each case in the ordinary course of business;

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(l) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered or extinguished within five Business Days;

(m) Indebtedness consisting of (i) the financing of insurance premiums or self-insurance obligations or (ii) take-or-pay obligations contained in supply or similar agreements in each case in the ordinary course of business;

(n) Indebtedness in the form of purchase price adjustments (including in respect of working capital), seller notes, earnouts, deferred compensation, indemnification or other contingent consideration obligations or arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisitions or other Investments permitted under Section 7.7 (other than Investments permitted under clause 7.7(s)) or Dispositions permitted under Section 7.5 (other than Dispositions permitted under Section 7.5(m)), and including all earnouts and seller notes outstanding as of the Closing Date;

(o) (i) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Parent Borrower or a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by the Parent Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Parent Borrower or such Restricted Subsidiary in a Permitted Acquisition; provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (ii) Permitted Refinancing Indebtedness in respect of such Indebtedness; provided that, after giving effect to any such Permitted Acquisition and such Indebtedness, no Event of Default shall have occurred and be continuing or would result therefrom; provided further that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties outstanding under this Section 7.2(o), together with the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties outstanding under Section 7.2(w) and the aggregate amount of outstanding Guarantee Obligations incurred by Loan Parties of obligations of Restricted Subsidiaries that are not Loan Parties pursuant to clause (ii)(y) of the proviso to Section 7.2(d), shall not exceed the Non-Guarantor Debt Basket (as of the date of incurrence of Indebtedness pursuant to this Section 7.2(o));

(p) [reserved];

(q) [reserved];

(r) [reserved];

(s) Indebtedness of any Restricted Subsidiaries that are not Loan Parties under working capital credit facilities in an aggregate outstanding principal amount not to exceed the greater of (i) $25,000,000 and (ii) 15% of Consolidated EBITDA for the Applicable Reference Period, and any Permitted Refinancing Indebtedness in respect thereof;

(t) [reserved];

(u) [reserved];

(v) Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries arising out of any Permitted Receivables Facility; and

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(w) additional Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Parent Borrower and all Restricted Subsidiaries) not to exceed at any time outstanding the greater of (i) $50,000,000 and (ii) 30% of Consolidated EBITDA for the Applicable Reference Period; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties outstanding under this Section 7.2(w), together with the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties outstanding under Section 7.2(o) and the aggregate amount of outstanding Guarantee Obligations incurred by Loan Parties of obligations of Restricted Subsidiaries that are not Loan Parties pursuant to clause (ii)(y) of the proviso to Section 7.2(d), shall not exceed the Non-Guarantor Debt Basket (as of the date of incurrence of Indebtedness pursuant to this Section 7.2(w));

(x) Attributable Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, which Attributable Indebtedness arises out of a sale and leaseback transaction permitted under Section 7.5(p);

(y) Indebtedness of any Loan Party in an aggregate principal amount not to exceed the Net Cash Proceeds (Not Otherwise Applied) received after the Closing Date and on or prior to such date from any issuance of Qualified Capital Stock by the Parent Borrower (other than any such issuance to a Group Member); and

(z) Guarantee Obligations incurred by any Group Member of obligations of any Joint Venture or Unrestricted Subsidiary to the extent permitted under Section 7.7;

provided that notwithstanding anything to the contrary in this Section 7.2, no Loan Party shall have any Guarantee Obligations in respect of Indebtedness of a Restricted Subsidiary incurred pursuant to Section 7.2(s).

For purposes of determining compliance with this Section 7.2, (X) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (z) above, the Parent Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such item of Indebtedness in a manner that complies with this Section 7.2 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents and any Permitted Refinancing thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.2(a) and (Y) if such exceptions and baskets includes a combination of Fixed Amounts (including any related builder or grower component) and Incurrence-Based Amounts permitted in concurrent transactions, a single transaction or a series of related transactions, the determination of utilization of such amounts shall be made in accordance with Section 1.2(f).

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

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(d) deposits to secure the performance of bids, supplier and other trade contracts (other than for borrowed money), leases, statutory obligations (other than for borrowed money), leases, statutory obligations (other than any such obligation imposed pursuant to Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature, including reimbursement and indemnification obligations, in each case incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Parent Borrower or any of its Restricted Subsidiaries;

(f) Liens in existence on the Closing Date listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(e); provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased (other than, in the case of Permitted Refinancing Indebtedness, by any Additional Permitted Amount);

(g) Liens securing Indebtedness of any Group Member incurred pursuant to Section 7.2(f) to finance the acquisition of fixed or capital assets (and any Permitted Refinancing Indebtedness in respect thereof); provided that (i) such Liens shall be created within 180 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and products thereof and (iii) the amount of Indebtedness secured thereby is not increased; provided further that in the event that purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(h) Liens on the Collateral created pursuant to the Security Documents;

(i) any interest or title of a lessor, licensor, sublicensor or sublessor under any lease, license, sublicense or sublease entered into by any Group Member in the ordinary course of its business and covering only the assets so leased, licensed, sublicensed or subleased;

(j) Liens solely on any cash earnest money deposits made by the Parent Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement relating to a Permitted Acquisition;

(k) Liens in favor of any Loan Party so long as (in the case of any Lien granted by a Loan Party) such Liens are junior to the Liens created pursuant to the Security Documents;

(l) Liens arising from filing Uniform Commercial Code or personal property security financing statements (or substantially equivalent filings outside of the United States) regarding leases;

(m) any option or other agreement to purchase any asset of any Group Member, the purchase, sale or other disposition of which is not prohibited by Section 7.5;

(n) Liens arising from the rendering of an interim or final judgment or order against any Group Member that does not give rise to an Event of Default;

(o) Liens on property (including Capital Stock) existing at the time of the acquisition of such property by any Group Member in a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 7.2(o) or other obligations permitted by this Agreement; provided that such Liens attach at all times only to the same assets or category of assets that such Liens (other than

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after acquired property that is affixed or incorporated into the property covered by such Lien) attached to, and secure only the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness in respect thereof permitted by Section 7.2(o)) that such Liens secured, immediately prior to such Permitted Acquisition (it being understood that any expansion of such Liens otherwise permitted pursuant to another clause of this Section 7.2 may be incurred under such other clause of this Section 7.2 permitting such expansion)); provided further that after giving effect to any such permitted acquisition and such Indebtedness or other obligations, no Event of Default shall have occurred and be continuing or would result therefrom;

(p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Borrower or any other Restricted Subsidiary in the ordinary course of business and permitted by this Agreement;

(q) non-exclusive licenses, sublicenses, leases and subleases of Intellectual Property of any Group Member in the ordinary course of business;

(r) Liens encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(t) Liens on premium refunds granted in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums;

(u) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Parent Borrower or any Restricted Subsidiary in excess of those required by applicable banking regulations;

(v) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.7 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to dispose of any property in a Disposition permitted by Section 7.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(w) Liens on assets of any Restricted Subsidiary that is not a Loan Party securing Indebtedness incurred by non-Loan Parties pursuant to Section 7.2;

(x) Liens securing Incremental Equivalent Debt or any Permitted Refinancing Indebtedness in respect thereof; provided that such Liens shall be subject to (x) with respect to Incremental Equivalent Debt incurred by Loan Parties secured on a junior basis to the Obligations, a customary “junior lien” intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Parent Borrower and (y) with respect to Incremental Equivalent Debt incurred by Loan Parties secured on a pari passu basis with the Obligations, a customary “pari passu” intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Parent Borrower;

(y) Liens that arise or may be deemed to arise from any Permitted Receivables Facility that extend only to the accounts receivable subject thereto;

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(z) Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to all Group Members) the greater of (i) $50,000,000 and (ii) 30% of Consolidated EBITDA for the Applicable Reference Period; and

(aa) Liens on property purportedly rented to, or leased by, the Parent Borrower or any of its Restricted Subsidiaries pursuant to a sale and leaseback transaction permitted under Section 7.5(p); provided that (i) such Liens do not encumber any other property of the Parent Borrower or its Restricted Subsidiaries and (ii) such Liens secure only Indebtedness permitted under Section 7.2(x).

For purposes of determining compliance with this Section 7.3, (X) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria for more than one of the categories of Liens described in clauses (a) through (aa) above, the Parent Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Lien in a manner that complies with this Section 7.3 and will only be required to include the amount and type of such Lien in one or more of the above clauses; provided that all Liens securing Indebtedness outstanding under the Loan Documents and any Permitted Refinancing thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.3(h) and (Y) if such exceptions and baskets includes a combination of Fixed Amounts (including any related builder or grower component) and Incurrence- Based Amounts permitted in concurrent transactions, a single transaction or a series of related transactions, the determination of utilization of such amounts shall be made in accordance with Section 1.2(f).

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or divide, liquidate, wind up or dissolve itself (or suffer any division, liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Restricted Subsidiary of the Parent Borrower may be merged or consolidated with or into the Parent Borrower or any Subsidiary Borrower (provided that the Parent Borrower or such Subsidiary Borrower, as applicable, shall be the continuing or surviving entity) or with or into any other Restricted Subsidiary (provided, that when any Subsidiary Guarantor is merging with or into another Restricted Subsidiary (other than a Subsidiary Borrower), such Subsidiary Guarantor shall be the continuing or surviving entity or the continuing or surviving entity shall, substantially simultaneously with such merger or consolidation, become a Subsidiary Guarantor; provided further that when any Subsidiary Borrower is merging with or into another Restricted Subsidiary, the continuing or surviving entity shall be such Subsidiary Borrower or the continuing or surviving entity shall, simultaneously with such merger or consolidation, become a Subsidiary Borrower in accordance with Section 2.27 and assume the obligations of such Subsidiary Borrower under this Agreement and the other Loan Documents);

(b) any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person (other than the Parent Borrower) in order to effect an Investment permitted pursuant to Section 7.7; provided that (x) if such Restricted Subsidiary is a Subsidiary Guarantor the continuing or surviving Person shall be a Subsidiary Guarantor and (y) if such Restricted Subsidiary is a Subsidiary Borrower, such Subsidiary Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall, simultaneously with such merger, consolidation or amalgamation, become a Subsidiary Borrower in accordance with Section 2.27 and assume the obligations of such Subsidiary Borrower under this Agreement and the other Loan Documents;

(c) any Restricted Subsidiary of the Parent Borrower may Dispose of any or all of its assets (i) to any Borrower or any Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5; provided that no Subsidiary Borrower shall be permitted to Dispose of all or substantially all of its assets pursuant to this Section 7.4(c) to any Person, other than to a Borrower who has assumed the obligations of such Subsidiary Borrower under this Agreement and the other

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Loan Documents, if such Subsidiary Borrower has any outstanding Loans or Reimbursement Obligations; and

(d) any Restricted Subsidiary of the Parent Borrower that is not a Subsidiary Guarantor or a Subsidiary Borrower may (i) dispose of any or all or substantially all of its assets to any Group Member (upon voluntary liquidation or otherwise) or (ii) liquidate or dissolve if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Parent Borrower and is not materially disadvantageous to the Administrative Agent or the Lenders.

7.5 Disposition of Property. Dispose (including by division) of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of surplus, outdated, obsolete or worn out property (other than accounts receivable or inventory) in the ordinary course of business;

(b) Dispositions of inventory, cash and Cash Equivalents in the ordinary course of business;

(c) Dispositions permitted by Section 7.4(c)(i) or Section 7.4(d)(i);

(d) the sale or issuance of any Restricted Subsidiary’s Capital Stock to any Borrower or any Subsidiary Guarantor;

(e) Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(f) Dispositions of assets (including as a result of like-kind exchanges) to the extent that (i) such assets are exchanged for credit (on a fair market value basis) against the purchase price of similar or replacement assets or (ii) such asset is Disposed of for fair market value and the proceeds of such Disposition are promptly applied to the purchase price of similar or replacement assets;

(g) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any Group Member;

(h) non-exclusive licenses or sublicenses of Intellectual Property in the ordinary course of business, to the extent that they do not materially interfere with the business of the Parent Borrower or any Restricted Subsidiary;

(i) the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of non-material Intellectual Property or rights relating thereto that the Parent Borrower determines in its reasonable judgment to be desirable to the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(j) licenses, leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Parent Borrower or any Restricted Subsidiary;

(k) Dispositions to any Group Member; provided that any such Disposition involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Sections 7.7 and 7.9;

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(l) (i) Dispositions of assets to the extent that such Disposition constitutes an Investment referred to in and permitted by Section 7.7 (other than Investments referred to in and permitted by Section 7.7(s)), (ii) Dispositions of assets to the extent that such Disposition constitute a Restricted Payment referred to in and permitted by Section 7.6 and (iii) Dispositions set forth on Schedule

7.5(l);

(m) Dispositions by the Parent Borrower or any of its Restricted Subsidiaries of accounts receivable pursuant to any Permitted Receivables Facility;

(n) other Dispositions of assets (including Capital Stock); provided that (i) if the total fair market value of the assets subject to any such Disposition or series of related Dispositions is in excess of $5,000,000, it shall be for fair market value (determined as if such Disposition was consummated on an arm’s-length basis), (ii) at least 75% of the total consideration for any such Disposition in excess of $10,000,000 received by the Parent Borrower and its Restricted Subsidiaries shall be in the form of cash or Cash Equivalents, (iii) subject to Section 1.3, no Event of Default then exists or would result from such Disposition (except if such Disposition is made pursuant to an agreement entered into at a time when no Event of Default exists) and (iv) the requirements of Section 2.11(b), to the extent applicable, are complied with in connection therewith; provided, however, that for purposes of clause (ii) above, the following shall be deemed to be cash: (A) any liabilities (as shown on the Parent Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which the Parent Borrower and its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Parent Borrower or such Restricted Subsidiary from such transferee that are converted by the Parent Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by the Parent Borrower or any of its Restricted Subsidiaries in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 7.5(n) that is at that time outstanding, not to exceed the greater of (1) $50,000,000 and (2) 30% of Consolidated EBITDA for the Applicable Reference Period (or, at the Parent Borrower’s election, as of the date of entry into a binding agreement with respect to such Disposition) (with the fair market value of each item of Designated Non- Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(o) other Dispositions involving assets having a fair market value of not more than, in any fiscal year, the greater of (i) $5,000,000 and (ii) 3% of Consolidated EBITDA for the Applicable Reference Period;

(p) sale and leaseback transactions so long as either (x) the Parent Borrower is in compliance on a Pro Forma Basis with a Consolidated Total Net Leverage Ratio not to exceed 3.00 to 1.00 or (y) the aggregate amount of such sale and leaseback transactions does not exceed $25,000,000; and

(q) Dispositions of assets that do not constitute Collateral having an aggregate fair market value per fiscal year not exceeding $5,000,000; provided that any such amount not so used to make Dispositions in the fiscal year for which it is permitted may be carried over to make Dispositions in succeeding fiscal years.

7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any

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other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Restricted Subsidiary may make Restricted Payments ratably to its equity holders (or if not ratably, on a basis more favorable to the Parent Borrower and the other Loan Parties);

(b) so long as no Event of Default shall have occurred and be continuing, the Parent Borrower may purchase its common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments in any fiscal year under this Section 7.6(b) after the Closing Date (net of any proceeds received by the Parent Borrower after the Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $5,000,000; provided further that any such amount not so used to make such purchases in the fiscal year for which it is permitted may be carried over to make such purchases in next two succeeding fiscal years only;

(c) the Parent Borrower may declare and pay dividends with respect to its Capital Stock payable solely in shares of Qualified Capital Stock;

(d) the Parent Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Parent Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock in the Parent Borrower;

(e) the Parent Borrower may acquire its Capital Stock upon the exercise of stock options for such Capital Stock of the Parent Borrower if such Capital Stock represents a portion of the exercise price of such stock options or in connection with tax withholding obligations arising in connection with the exercise of options by, or the vesting of restricted Capital Stock held by, any current or former director, officer or employee of any Group Member;

(f) the Parent Borrower may convert or exchange any of its Capital Stock for or into Qualified Capital Stock;

(g) the Parent Borrower may on any date make Restricted Payments in an amount equal to the Available Amount on such date; provided that, with respect to any such Restricted Payment made under the Available Amount Grower Prong, (i) no Event of Default under clauses (a) or (f) of Section 8 shall have occurred and be continuing or would result therefrom and (ii) at the time of the making of any such Restricted Payments and immediately after giving effect to such Restricted Payments, the Cash Interest Coverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, shall not be less than 2.00 to 1.00;

(h) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower may on any date make Restricted Payments in an aggregate amount not to exceed from and after the Closing Date the greater of (i) $35,000,000 and (ii) 21% of Consolidated EBITDA for the Applicable Reference Period; provided that amounts available for Restricted Payments under this Section 7.6(h) may be reallocated, without duplication, to make Investments and/or Restricted Debt Payments pursuant to Section 7.7(u) and Section 7.8(a)(iv), respectively;

(i) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower may on any date make Restricted Payments; provided that at the time of the making of any such Restricted Payments and immediately after giving effect to such Restricted Payments, the Consolidated Total Net Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 2.25 to 1.00;

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(j) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower may on any date pay dividends to its shareholders in an aggregate amount not to exceed in any fiscal year 6.00% of Market Capitalization; and

(k) dividends, distributions or redemptions in connection with the Transactions (including payment of working capital, indemnities and/or purchase price adjustments and Transaction Costs and payments in respect of appraisal rights).

For purposes of determining compliance with this Section 7.6, (X) in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (a) through (j) above, the Parent Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Restricted Payment in a manner that complies with this Section 7.6 and will only be required to include the amount and type of such Restricted Payment in one or more of the above clauses and (Y) if such exceptions and baskets includes a combination of Fixed Amounts (including any related builder or grower component) and Incurrence-Based Amounts permitted in concurrent transactions, a single transaction or a series of related transactions, the determination of utilization of such amounts shall be made in accordance with Section 1.2(f).

7.7 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in cash and Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2 (other than (i) any Guarantee Obligations incurred under clause (ii)(x) of the proviso to Section 7.2(d), which Guarantee Obligations shall solely be permitted to the extent permitted pursuant to Section 7.7(t) or Section 7.7(u) and (ii) any Guarantee Obligations incurred under Section 7.2(z), which Guarantee Obligations shall solely be permitted to the extent permitted pursuant to Section 7.7(v));

(d) loans and advances to directors, officers and employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Parent Borrower and its Restricted Subsidiaries not to exceed $10,000,000 at any one time outstanding;

(e) Investments pursuant to the Transactions;

(f) Investments in assets useful in the business of the Parent Borrower and its Restricted Subsidiaries, other than current assets, made by any Group Member with the proceeds of any Reinvestment Deferred Amount;

(g) intercompany Investments by any Group Member in any other Group Member; provided that any such Investments in the form of intercompany loans by any Loan Party to any Restricted Subsidiary that is not a Loan Party shall be evidenced by notes that have been pledged to the Administrative Agent for the benefit of the Secured Parties;

(h) any Permitted Acquisition;

(i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5;

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(j) Investments acquired as a result of the purchase or other acquisition by any Group Member in connection with a Permitted Acquisition; provided, that such Investments were not made in contemplation of such Permitted Acquisition and were in existence at the time of such Permitted Acquisition;

(k) Investments of the Parent Borrower, the Target and the Restricted Subsidiaries existing on the Closing Date and, to the extent the amount of such Investment exceeds $2,500,000, set forth on Schedule 7.7(k) and any modification, refinancing, renewal, refunding, replacement or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.7(k) is not increased from the amount of such Investment on the Closing Date;

(l) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(m) Investments of a Restricted Subsidiary acquired after the Closing Date or of a corporation merged into the Parent Borrower or merged or consolidated with any Restricted Subsidiary, in each case in accordance with Section 7.4 after the Closing Date, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(n) Guarantees by the Parent Borrower or any Restricted Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(o) Investments made to effect the pledges and deposits described in, and permitted under, Section 7.3(c) and (d);

(p) Investments by the Parent Borrower or any Restricted Subsidiary that result solely from the receipt by the Parent Borrower or such Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Capital Stock, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereto);

(q) mergers and consolidations permitted under Section 7.4 that do not involve any Person other than the Parent Borrower and Restricted Subsidiaries that are Wholly Owned Subsidiaries;

(r) Investments in an aggregate amount not to exceed the Available Amount at such time;

(s) Investments in any Receivables Subsidiary made to effect any Permitted Receivables Facility;

(t) other Investments, if, at the time of such Investment, the Consolidated Total Net Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 2.75 to 1.00;

(u) in addition to Investments otherwise expressly permitted by this Section, Investments by the Parent Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at cost), taken together with all other outstanding Investments made pursuant to this Section 7.7(u), not to exceed from and after the Closing Date the greater of (i) $50,000,000 and (ii) 30% of Consolidated EBITDA for the Applicable Reference Period;

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(v) any Investment in any Joint Venture; provided that the aggregate outstanding amount of the Investments consummated pursuant to this Section 7.7(v) (valued at cost) shall not exceed at any time outstanding the greater of (i) $50,000,000 and (ii) 30% of Consolidated EBITDA for the Applicable Reference Period;

(w) Investments, taken together with all other outstanding Investments made pursuant to this Section 7.7(w), in an aggregate amount (valued at cost) not to exceed the Net Cash Proceeds (Not Otherwise Applied) received after the Closing Date and on or prior to such date from any issuance of Qualified Capital Stock by the Parent Borrower (other than any such issuance to a Group Member);

(x) any Investment in any Unrestricted Subsidiary; provided that the aggregate outstanding amount of the Investments consummated pursuant to this Section 7.7(x) (valued at cost) shall not exceed at any time outstanding the greater of (i) $25,000,000 and (ii) 15% of Consolidated EBITDA for the Applicable Reference Period;

(y) any Investment in a similar business; provided that the aggregate outstanding amount of the Investments consummated pursuant to this Section 7.7(y) (valued at cost) shall not exceed at any time outstanding the greater of (i) $50,000,000 and (ii) 30% of Consolidated EBITDA

for the Applicable Reference Period; and

(z) Investments in connection with purchases by the Target’s Subsidiaries of the Capital Stock of Cinos Co., Ltd. pursuant to the Cinos Stock Purchase Agreements.

For purposes of determining compliance with this Section 7.7, (X) in the event that an Investment meets the criteria of more than one of the categories of Investments described in clauses (a) through (w) above, the Parent Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Investment in a manner that complies with this Section 7.7 and will only be required to include the amount and type of such Investment in one or more of the above clauses and (Y) if such exceptions and baskets includes a combination of Fixed Amounts (including any related builder or grower component) and Incurrence-Based Amounts permitted in concurrent transactions, a single transaction or a series of related transactions, the determination of utilization of such amounts shall be made in accordance with Section 1.2(f).

7.8 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Junior Indebtedness (any of the foregoing, a “Restricted Debt Payment”) other than:

(i) refinancings of Junior Indebtedness with the proceeds of Permitted Refinancing Indebtedness permitted in respect thereof under Section 7.2;

(ii) payments of or in respect of Junior Indebtedness made solely with Qualified Capital Stock or the conversion of any Junior Indebtedness into Qualified Capital Stock;

(iii) prepayments of intercompany Junior Indebtedness permitted hereunder owed by the Parent Borrower or any Restricted Subsidiary to the Parent Borrower or any Restricted Subsidiary; provided that no prepayment of any Junior Indebtedness owed by any Loan Party to any Restricted Subsidiary that is not a Loan Party shall be permitted so long as a Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iv) so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Debt Payments in an aggregate amount not to exceed from and after the Closing Date the greater of (i) $35,000,000 and (ii) 21% of Consolidated EBITDA for the Applicable

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Reference Period; provided that amounts available for Restricted Debt Payments under this Section 7.8(a)(iv) may be reallocated, without duplication, to make Investments pursuant to Section 7.7(u);

(v) Restricted Debt Payments in an amount equal to the Available Amount on such date; provided that, with respect to any such Restricted Debt Payment made under the Available Amount Grower Prong, (i) no Event of Default under clauses (a) or (f) of Section 8 shall have occurred and be continuing or would result therefrom and (ii) at the time of the making of any such Restricted Debt Payments and immediately after giving effect to such Restricted Debt Payments, the Cash Interest Coverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, shall not be less than 2.00 to 1.00; and

(vi) in addition to the other Restricted Debt Payments permitted by this Section 7.8 and so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Debt Payments if, at the time of making such Restricted Debt Payment and immediately after giving effect thereto, the Consolidated Total Net Leverage Ratio for the Applicable Reference Period, calculated on a Pro Forma Basis, is not in excess of 2.50 to 1.00.

Notwithstanding anything to the contrary contained in this Section 7.8(a), in no event shall any payment in respect of Subordinated Indebtedness be permitted if such payment is in violation of the subordination provisions of such Subordinated Indebtedness.

For purposes of determining compliance with this Section 7.8(a), (X) in the event that a Restricted Debt Payment meets the criteria of more than one of the categories of Restricted Debt Payments described in clauses (i) through (vii) above, the Parent Borrower may, in its sole discretion, divide or classify or later divide, classify or reclassify all or a portion of such Restricted Debt Payment in a manner that complies with this Section 7.8(a) and will only be required to include the amount and type of such Restricted Debt Payment in one or more of the above clauses and (Y) if such exceptions and baskets includes a combination of Fixed Amounts (including any related builder or grower component) and Incurrence-Based Amounts permitted in concurrent transactions, a single transaction or a series of related transactions, the determination of utilization of such amounts shall be made in accordance with Section 1.2(f).

(b) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Indebtedness (other than any such amendment, modification, waiver or other change that would not materially and adversely affect the interests of the Lenders.

7.9 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than (x) transactions between or among the Loan Parties, (y) transactions between or among the Parent Borrower and its Restricted Subsidiaries consistent with past practices and made in the ordinary course of business and (z) transactions not involving aggregate consideration in excess of $2,500,000) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the foregoing restriction in clause (b) shall not apply to (i) transactions permitted under Section 7.6; (ii) the payment of customary directors’ fees and indemnification and reimbursement of expenses to directors, officers or employees; (iii) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Parent Borrower’s Board of Directors; (iv) employment and severance arrangements entered into in the ordinary course of business between the Parent Borrower or any Restricted Subsidiary and any employee thereof and, to the extent entered into after the Closing Date and providing an annual base salary or severance payments in excess of $1,000,000, approved by the Parent Borrower’s Board of Directors; (v) intercompany transactions undertaken in good faith (as certified by a Responsible Officer) for the purpose of

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improving the consolidated tax efficiency of the Group Members, (vi) Investments permitted by Section 7.7(d) and (vii) transactions disclosed in the Parent Borrower’s SEC filings made prior to the Closing Date.

7.10 [Reserved].

7.11 Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Group Member has actual exposure (other than those in respect of Capital Stock), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Group Member and (c) Swap Agreements in existence as of the Closing Date and reflected in the Parent Borrower’s filings with the SEC.

7.12 [Reserved].

7.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired to secure its obligations under the Loan Documents to which it is a party other than (a) (i) this Agreement and the other Loan Documents, (ii) any agreement governing any Indebtedness incurred pursuant to Section 7.2 to the extent such prohibition or limitation is customary in agreements governing Indebtedness of such type and in any event so long as such agreement is not more restrictive than the Loan Documents and (iii) any agreement governing any Permitted Refinancing Indebtedness in respect of the Loans or Indebtedness incurred pursuant to Section 7.2, in each case, with respect to this clause (iii), so long as any such agreement is not materially more restrictive than the documents governing the Indebtedness being refinanced, as applicable, taken as a whole, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any agreement in effect at the time any Subsidiary becomes a Restricted Subsidiary of the Parent Borrower, so long as such prohibition or limitation applies only to such Restricted Subsidiary (and, if applicable, its Subsidiaries) and such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Parent Borrower, as such agreement may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.13 contained therein, (d) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be,(e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets pending such sale, provided that such restrictions or conditions apply only to the Restricted Subsidiary or assets that is to be sold and such sale is permitted hereunder and (f) customary restrictions in the definitive documentation governing any Permitted Receivables Facility, so long as such restrictions relate only to the accounts receivable subject to such Permitted Receivables Facility and/or to distributions from any Receivables Subsidiary.

7.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Parent Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for (i) any encumbrances or restrictions existing under (A) this Agreement or the other Loan Documents, (B) any agreement governing Indebtedness incurred pursuant to Section 7.2 so long as such encumbrance or restriction is customary in agreements governing Indebtedness of such type and such encumbrance or restriction will not affect the ability of the Loan Parties to service the Loans or any other Obligation or (C) any agreement governing Permitted Refinancing Indebtedness in respect of the Loans or any other Indebtedness incurred pursuant to Section 7.2, in each case so long as any such agreement is not materially more restrictive, taken as a whole,

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than the documents governing the Indebtedness being refinanced, as applicable, (ii) any encumbrances or restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iii) any encumbrance or restriction applicable to a Restricted Subsidiary (and, if applicable, its Subsidiaries) under any agreement of such Restricted Subsidiary in effect at the time such Person becomes a Restricted Subsidiary of the Parent Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Parent Borrower, as such agreement may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction contemplated by this Section 7.14 contained therein, (iv) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be and (v) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any assets pending such sale, provided that such restrictions or conditions apply only to the Restricted Subsidiary or assets that is to be sold and such sale is permitted hereunder.

7.15 Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Group Members were engaged on the Closing Date (after giving effect to the Closing Date Acquisition) or that are reasonably related, ancillary or complementary thereto.

7.16 [Reserved].

7.17 Use of Proceeds. Request any Loan or Letter of Credit, and no Borrower shall use, and shall not permit its Restricted Subsidiaries or its or their respective directors, officers, employees and agents to use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or a European Union member state or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made, and, with respect to any such default that is capable of being cured, such default shall continue unremedied for the 30 days from the earlier of the first date the Parent Borrower has knowledge of such misrepresentation and the date the Parent Borrower receives notice from the Administrative Agent of such misrepresentation (it being understood that the period of time in the foregoing shall not be additive to any grace period included in the applicable representation and warranty giving rise to such default); or

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(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to the Borrowers only), Section 6.7(a) or Section 7 of this Agreement; provided that a default in the observance or performance of a financial covenant set forth in Section 7.1 will not constitute an Event of Default for purposes of the Term Facilities and no Term Lender will be permitted to exercise any remedies with respect to an Event of Default in respect of such financial covenant set forth in Section 7.1 until the date, if any, on which the Revolving Commitments have been terminated and the Revolving Loans have been accelerated, in each case as a result of such default in the observance or performance of such financial covenant set forth in Section 7.1; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Parent Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(g) (i) an ERISA Event and/or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; (iv) any Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement, or a Foreign Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or

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(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) in excess of the Threshold Amount, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby if the aggregate value of the affected Collateral is in excess of the Threshold Amount, except (i) the release thereof as provided in the applicable Loan Document or Section 10.14 or (ii) as a result of the failure of the Administrative Agent to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Guarantee and Collateral Agreement; or

(j) the guarantee contained in Article II of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Subsidiary of any Loan Party shall so assert; or

(k) a Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the applicable Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the applicable Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Borrower.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by

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law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by the Loan Parties of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released. Each Borrower further agrees, at the Administrative Agent’s request, to assemble, or cause the applicable Loan Party to assemble, the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Borrower’s or such Loan Party’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 8, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, each Borrower on behalf of itself and the other Loan Parties, waives all claims, damages and demands it or any other Loan Party may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

8.2 Application of Payments.

Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Parent Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.23, be applied by the Administrative Agent as follows:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 10.5 and amounts pursuant to Section 2.08(b) payable to the Administrative Agent in its capacity as such);

(ii) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, Reimbursement Obligations, interest and Letter of Credit fees) payable to the Lenders and the Issuing Lenders (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Banks payable under Section 10.5) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

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(iv) fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations and obligations arising under Specified Cash Management Agreements and Specified Swap Agreements and (B) to cash collateralize that portion of L/C Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrowers pursuant to Section 2.23 or 3.1, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Lenders to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.23 or 3.1, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 8.2;

(v) fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by law.

If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. No Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s (respectively) own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to

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or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Parent Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent, any Arranger or any amendment thereto or any other Lender or any of their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent, any Arranger or any amendment thereto or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information

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concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to severally indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Parent Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10 Arrangers and Syndication Agent. None of the Arrangers or the Syndication Agent shall have any duties or responsibilities hereunder in their respective capacities as such.

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9.11 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.1), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

9.12 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation

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in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent and the Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees,

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amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of “Required Lenders” without the written consent of each Lender, reduce any percentage specified in the definition of “Required Revolving Lenders” without the written consent of each Revolving Lender, reduce any percentage specified in the definition of “Majority Facility Lenders” without the written consent of each Lender of the applicable Facility or change any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Facility) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender (or each Lender of the applicable Facility, as applicable), (iv) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (v) amend, modify or waive any provision of Section 2.17 without the written consent of each Lender directly affected thereby; (vi) amend, modify or waive any provision of Section 8.2 without the written consent of each Lender directly affected thereby; (vii) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility adversely affected thereby; (viii) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent, (ix) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lenders or (x) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; provided further that, notwithstanding the foregoing, (A) any waiver, amendment, supplement or other modification with respect to Section 7.1 (or, solely for purposes of the financial covenants set forth in Section 7.1, the definition of “Consolidated Total Gross Leverage Ratio”, “Consolidated Fixed Charge Coverage Ratio” or any defined term used therein in each case solely affecting the calculation or formulation of the financial covenants set forth in Section 7.1) and any waiver of an Event of Default arising solely from a default in the observance or performance of a financial covenant set forth in Section 7.1 shall require the written consent only of the Parent Borrower and the Required Revolving Lenders and (B) any waiver or modification of a condition to an extension of credit under the Revolving Facility or any Incremental Facility (prior to funding thereof), as

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applicable, and any amendments and waivers that affect solely the Lenders under a class or classes of the Revolving Facility and/or any Incremental Facility (prior to funding thereof) and not any other Lender, will, if such amendment or waiver would otherwise require the consent of the Required Lenders, require only the consent of the Majority Facility Lenders in respect of such Facility, and no other consents or approvals shall be required (it being understood and agreed that Required Lender consent shall be required for any amendment or waiver of the conditions set forth in Section 2.24 except as otherwise set forth therein). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

Notwithstanding the foregoing, this Agreement may be amended in form reasonably satisfactory to the Administrative Agent with the written consent of the Parent Borrower and the Lenders (provided that if the consent of the Administrative Agent would be required for an assignment to any such Lender pursuant to Section 10.6, such Lender must be satisfactory to the Administrative Agent) providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all or any portion of the outstanding Term Loans (“Replaced Term Loans”) with a replacement term loan hereunder (“Replacement Term Loans”); provided, that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans plus an amount equal to the unpaid accrued interest and premium thereon at such time plus reasonable fees and expenses (including original issue discount and upfront fees) incurred in connection with such replacement, (b) the terms of Replacement Term Loans (excluding pricing, fees, rate floors and optional prepayment or redemption terms) reflect market terms at the time of incurrence thereof as reasonably determined by the applicable Borrower (but in no event shall any Replacement Term Loans have covenants and events of default, taken as a whole, materially more restrictive than those applicable to the Replaced Term Loans (other than any covenants or other provisions applicable only to periods after the Latest Maturity Date of the Facilities (as in effect on the date of incurrence of such Replacement Term Loans))), (c) the maturity date of such Replacement Term Loans shall not be earlier than the maturity date of the Replaced Term Loans, (d) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans, (e) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing and (f) such Replacement Term Loans shall share ratably or less than ratably with any prepayments or repayments of the Replaced Term Loans. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended to include Replacement Term Loans without the consent of any other Lenders, to the extent necessary to (i) reflect the terms of such Replacement Term Loans incurred pursuant to this paragraph and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this paragraph.

Furthermore, notwithstanding the foregoing, (i) the Administrative Agent, with the consent of the Parent Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error, other manifest error or omission of a technical nature in any Loan Document,

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and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof, (ii) the Administrative Agent, with the consent of the Parent Borrower, may enter into or amend any applicable intercreditor agreement entered into in accordance with Section 10.18 to give effect to such intercreditor agreement or carry out the provisions thereof and (iii) the Loan Documents may be amended in accordance with Sections 2.24, 2.25, 2.26 and 2.27.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or e-mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or e-mail notice, when received, addressed as follows in the case of any Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Parent Borrower:	Ultra Clean Holdings, Inc. 26462 Corporate Avenue Hayward, CA 94545 Attention: Sheri Savage, Chief Financial Officer E-mail: ssavage@uct.com

with a copy to:	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Attention: Joseph P. Hadley E-mail: joseph.hadley@davispolk.com

Administrative Agent:	Barclays Bank PLC 745 Seventh Avenue New York, NY 10019 Attention: Patrick Shields E-mail: patrick.shields@barclays.com

Email for delivery of updates to the list of Disqualified Lenders: patrick.shields@barclays.com and aaron.trinkle@barclays.com

For servicing queries and borrowing notices:

Barclays Bank PLC 745 Seventh Avenue New York, NY 10019 Attention: Matthew Martins E-mail: matthew.martins@barclays.com and 12145455230@tls.ldsprod.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to

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accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses. Each Borrower jointly and severally agrees (a) to pay or reimburse the Administrative Agent and the Arrangers for all of their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Term B Facility and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and the Arrangers (taken together as a single group or client) and, if necessary, one local counsel to the Administrative Agent and the Arrangers (taken together as a single group or client) in each applicable jurisdiction, and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Parent Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Issuing Lender, the Swingline Lenders and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees, disbursements and other charges of counsel to the Administrative Agent and the Lenders and including all costs and expenses incurred during any workout, restructuring or negotiations; provided that fees, disbursements and other charges of counsel set forth in this clause (b) shall be limited to fees, disbursements and other charges of (i) one counsel to the Administrative Agent and for the Lenders (taken together as a single group or client), (ii) if necessary, one local counsel required in any relevant local jurisdiction (which may include a single counsel acting in multiple jurisdictions) and applicable special regulatory counsel, (iii) additional counsel retained with the Parent Borrower’s consent (such consent not to be unreasonably withheld or delayed) and (iv) if representation of the Administrative Agent and/or all Lenders in such matter by a single counsel would be inappropriate based on the advice of legal counsel due to the existence of an actual or potential conflict of interest, where the Lender affected by such conflict informs the Parent Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Lender and, if necessary, one firm of local counsel in any relevant local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected Lender and one firm of special regulatory counsel for such affected Lender, (c) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lenders and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lenders, the Arrangers and each Agent, their respective affiliates, and their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Indemnitee”)

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harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by any Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees, disbursements and other charges of legal counsel (limited to reasonable fees, disbursements and other charges of one primary counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees, taken as a whole, and one firm of special regulatory counsel for all Indemnitees, taken as a whole (and, in the case of an actual or potential conflict of interest, where an Indemnitee affected by such conflict informs the Parent Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for such affected Indemnitee and one firm of special regulatory counsel for such affected Indemnitee)) in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee (or any of its Affiliates, officers, directors, employees, agents, advisors or controlling persons), (y) a material breach in bad faith by such Indemnitee of its obligations under the Loan Documents pursuant to a claim initiated by the Borrowers or (z) a dispute that does not involve any action or omission by the Parent Borrower or any of its Affiliates and is solely among the Indemnitees (other than any claims against an Indemnitee in its capacity as an Agent or as an Arranger), and provided, further, that this Section 10.5(d) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. Except as otherwise set forth herein, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee in connection with the subject matter of this Agreement. No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee (or any of its Affiliates, officers, directors, employees, agents, advisors or controlling persons) or (y) a material breach in bad faith by such Indemnitee of its obligations under the Loan Documents pursuant to a claim initiated by the Borrowers. No Indemnitee shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 10.5 shall be submitted to the Borrowers in accordance with Section 10.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors

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and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Parent Borrower (such consent not to be unreasonably withheld), provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Parent Borrower shall be deemed to have consented to any such assignment unless the Parent Borrower shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund; and

(C) any Issuing Lender with significant L/C Exposure, unless a Term Loan is being assigned.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Term B Facility or an Incremental Term Facility, $1,000,000) unless each of the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (with respect to such processing and recordation fee, unless otherwise agreed by the Administrative Agent in its sole discretion) and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar

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extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is an Eligible Assignee or have any liability with respect to any assignment made to a Disqualified Lender or any other Person that is not an Eligible Assignee.

(vii) Any assignment to a Disqualified Lender in violation of this Section 10.6 shall not be void, but the provisions of Section 10.6(g) shall apply

(c) Any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations

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under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant. Each Lender that sells a participation agrees, at the Parent Borrower’s request and expense, to use reasonable efforts to cooperate with the Parent Borrower to effectuate the provisions of Section 2.22 with respect to any Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.19(f) (it being understood that the documentation required under Section 2.19(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.18 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letters of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (d).

(e) Any Lender may, so long as no Default or Event of Default has occurred and is continuing and no proceeds of Revolving Loans are used, directly or indirectly, to fund the consideration for any such assignment, at any time assign all or a portion of its rights and obligations with respect to Term Loans under a Facility under this Agreement to the Parent Borrower through (x) Dutch auctions open to all Lenders under such Facility on a pro rata basis in accordance with Section 2.25 or (y) notwithstanding any other provision in this Agreement, open market purchases on a non pro rata basis; provided that, in connection with any such assignments, (A) at the time of any such assignment, the Parent Borrower shall make a No Undisclosed Information Representation, (B) any Term Loans assigned to the Parent Borrower shall be

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automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder, and such Term Loans may not be resold (it being understood and agreed that any gains or losses by the Parent Borrower upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income or Consolidated EBITDA) and (C) the Parent Borrower shall promptly provide notice to the Administrative Agent of such assignment of such Term Loans and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

(f) The list of Disqualified Lenders (i) shall be made available to the Lenders by posting on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and (ii) shall be provided to any Lender upon request by such Lender to the Administrative Agent. A Lender may provide the list of Disqualified Lenders to any potential assignee or participant on a confidential basis in accordance with Section 10.15 hereof for the purpose of verifying whether such Person is a Disqualified Lender.

(g) (i) If any assignment or participation is made to any Disqualified Lender in violation of this Section 10.6, the Parent Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) purchase or prepay such Loan by paying the lowest of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lowest of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(ii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Parent Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lender consented to such matter, and (y) for purposes of voting on any Bankruptcy Plan, each Disqualified Lender party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Lender does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations

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owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lenders and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement , the Fee Letters and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND

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CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a) submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. Each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been,

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is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.

10.14 Releases of Guarantees and Liens. (a) Upon any sale, transfer or other Disposition by any Loan Party (other than any such sale, transfer or other Disposition to another Loan Party) of any Collateral in a transaction permitted by this Agreement, upon the pledge by any Loan Party (other than any such pledge in favor of another Loan Party) of any Collateral constituting accounts receivable in connection with a Receivables Purchase Facility that constitutes a Permitted Receivables Facility (so long as such pledge is permitted by this Agreement), or upon the effectiveness of any written consent to the release of the security interest in any Collateral created under any Security Document pursuant to Section 10.1, the security interests in such Collateral created by the Security Documents shall be automatically released. In addition, if in compliance with the terms and provisions of the Loan Documents, any Subsidiary Guarantor (a) ceases to be a Subsidiary of a Loan Party or (b) becomes an Excluded Subsidiary, in each case as a result of a transaction or designation permitted hereunder (such Subsidiary Guarantor, a “Released Guarantor”), then such Released Guarantor shall, upon the consummation of such sale or transfer or other transaction, be automatically released from its obligations under the Loan Documents and its obligations to guarantee the Obligations and/or pledge and grant any Collateral owned by it pursuant to the Guarantee and Collateral Agreement and any other Security Document and, in the case of a sale of all or substantially all of the Capital Stock of the Released Guarantor, the pledge of such Capital Stock of the Released Guarantor to the Administrative Agent pursuant to the Security Documents shall be automatically released. In connection with any such termination or release pursuant to this clause (a), the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such release; provided that, upon the request of the Administrative Agent, such Loan Party shall provide a certificate of a Responsible Officer of such Loan Party stating that such sale, transfer or other transaction giving rise to such release pursuant to this clause (a) is permitted under the Loan Documents. Any execution and delivery of documents pursuant to this Section 10.14(a) shall be without recourse to or warranty by the Administrative Agent.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations (other than (x) indemnification or reimbursement obligations under Section 2.18, 2.19(a), 2.19(d) or 2.20 for which the applicable Borrower has not been notified and contingent indemnification obligations not asserted, (y) obligations with respect to Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender and (z) obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements) under the Loan Documents shall have been paid in full and the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. In connection with any termination or release pursuant to this clause (b), the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 10.14(b) shall be without recourse to or warranty by the Administrative Agent.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Parent Borrower having the effect of releasing any Collateral or guarantee obligations (i) to

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the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraphs (a) or (b) above.

10.15 Confidentiality. Each of the Administrative Agent, each Issuing Lender and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent, any Issuing Lender or any Lender from disclosing any such information (a) to the Administrative Agent, any other Issuing Lender, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to data service providers (including league table providers) that serve the lending industry to the extent such information is of the type customarily provided to such providers or (k) if agreed by the Parent Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Parent Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by any Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

Each Borrower represents and warrants that it and its Subsidiaries either (i) have no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, each Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Section 6.1(a) and (b), along with the Loan Documents, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. No Borrower will request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Parent Borrower and its Subsidiaries have no outstanding publicly traded securities, including 144A securities. For the avoidance of doubt, the Projections shall not be posted to Public-Siders.

Each Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder

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(collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be Public-Siders. If any Borrower Materials are designated by the Loan Parties as “PRIVATE”, such Borrower Materials will not be made available to that portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Parent Borrower, its Subsidiaries or their securities for purposes of federal and state securities laws. The Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PRIVATE” or “CONFIDENTIAL” as not containing any material non-public information with respect to the Parent Borrower, its Subsidiaries or their securities for purposes of federal and state securities laws.

10.16 WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA PATRIOT Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the PATRIOT Act.

10.18 Intercreditor Agreements. Each Lender hereby authorizes and directs the Administrative Agent to enter into any intercreditor agreement reasonably satisfactory to the Administrative Agent on its behalf, perform such intercreditor agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interests of the Lenders, and each Lender agrees to be bound by the terms of such intercreditor agreement.

10.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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10.20 Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including, upon any Subsidiary becoming a Subsidiary Borrower, such Subsidiary Borrower) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 10.20 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

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SIGNATURE PAGES FOLLOW.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

ULTRA CLEAN HOLDINGS, INC., as the
Borrower

By:
	Name:	Sheri Savage
	Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC,
as the Administrative Agent and Lender

[Signature Page to Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION,
as Lender

[Signature Page to Credit Agreement]

Schedule 1.1A – Revolving Commitments

Lender	Commitment
HSBC Bank USA	$50,000,000
Barclays Bank PLC	$15,000,000

Total	$65,000,000.00

Schedule 1.1B – Term B Commitments

Lender	Commitment
Barclays Bank PLC	$350,000,000.00

Total	$350,000,000.00

Schedule 1.1C – L/C Commitments

Lender	Commitment
HSBC Bank USA	$38,461,539
Barclays Bank PLC	$11,538,461

Total	$50,000,000.00

Schedule 1.1D – Swingline Commitments

Lender	Commitment
HSBC Bank USA	$7,692,308
Barclays Bank PLC	$2,307,692

Total	$10,000,000.00

Schedule 1.01E – Mortgaged Property

None.

Schedule 4.13 – Pension Plans

1. Cinos Co., Ltd. sponsors a noncontributory defined benefit pension plan covering substantially all of the employees of Cinos Co., Ltd. with benefits based on expected years of service and average compensation.

Schedule 4.15 – Subsidiaries

Name of Subsidiary	Jurisdiction of Formation	Holder of Capital Stock	Percentage of Capital Stock Owned
Ultra Clean Technology Systems and Service, Inc.	California	Ultra Clean Holdings, Inc.	100%
American Integration Technologies, LLC	Delaware	Ultra Clean Holdings, Inc.	100%
Integrated Flow Systems, LLC	California	American Integration Technologies, LLC	100%
UCT Thermal Solutions, Inc.	Delaware	Ultra Clean Holdings, Inc.	100%
Ultra Clean International Holding Company	Cayman Islands	Ultra Clean Holdings, Inc.	100%
Far East International Holding Ltd.	Hong Kong	Ultra Clean International Holding Company	100%
Ultra Clean Micro- Electronic Equipment (Shanghai) Co., Ltd.	Shanghai	Far East International Holding Ltd.	100%
Ultra Clean Asia Pacific Lte.	Singapore	Far East International Holding Ltd.	100%
UCT Fluid Delivery Solutions s.r.o.	Czech Republic	Ultra Clean Asia Pacific Lte.	100%
Quantum Global Technologies, LLC	Delaware	Ultra Clean Holdings, Inc.	100%
Quantum Global Technologies – Scotland	Scotland	Quantum Global Technologies, LLC	100%
QuantumClean Technologies (S) Pte. Ltd.	Singapore	Quantum Global Technologies, LLC	100%
QuantumClean Global	Israel	Quantum Global	100%

Name of Subsidiary	Jurisdiction of Formation	Holder of Capital Stock	Percentage of Capital Stock Owned
– Israel Ltd.		Technologies, LLC
Quantum Global Technologies Holding Company, LLC	Delaware	Quantum Global Technologies, LLC	100%
Quantum Global Technologies Company Limited – Taiwan Branch	Taiwan	Quantum Global Technologies Holding Company, LLC	100%
Tainan Quantum Technologies Co. Ltd.	Taiwan	Quantum Global Technologies Holding Company, LLC	100%
Quantum Global Technologies – Japan	Japan	QuantumClean Technologies (S) Pte. Ltd.	100%
Quantum Global Technologies Korea	South Korea	QuantumClean Technologies (S) Pte. Ltd.	100%
Quantum Global Technologies Korea Co., Ltd.	South Korea	QuantumClean Technologies (S) Pte. Ltd.	100%
Cinos Co., Ltd.	South Korea	QuantumClean Technologies (S) Pte. Ltd.	38%[1]
Cinos Xian Clean Technology, Ltd.	China	Cinos Co., Ltd.	60%[2]

1 As of the Closing Date, QuantumClean Technologies (S) Pte. Ltd. (“QCTS”) owns of record 114,000 (38.0%) of the outstanding equity of Cinos Co., Ltd. (“Cinos”) as a result of a Share Repurchase Agreement, dated as of January 1, 2018, as amended or otherwise modified from time to time, and QCTS also has the right to appoint a majority of the members of the board of directors of Cinos.

2 Cinos Xian Clean Technology Co., Ltd. is a 60/40 joint venture between Cinos and Baipa Consultation Co., Ltd., a Chinese company, whereby Cinos owns 60% of the outstanding equity interests of Cinos Xian Clean Technology Co., Ltd. as of the Closing Date.

Schedule 4.19(a) – UCC Filing Jurisdictions

Legal Name	Jurisdiction
Ultra Clean Holdings, Inc.	Delaware
Ultra Clean Technology Systems and Service, Inc.	California
American Integration Technologies, LLC	Delaware
UCT Thermal Solutions, Inc.	Delaware
Quantum Global Technologies, LLC	Delaware
Quantum Global Technologies Holding Company, LLC	Delaware

Schedule 6.14 – Post-Closing Matters

1.
No later than 90 days after the Closing Date (as such date may be extended by the Administrative Agent in its sole discretion), the Parent Borrower shall deliver or cause to be delivered to the Administrative Agent evidence of such policies of insurance naming the Administrative Agent as additional insured and/or loss payee thereunder, in each case to the extent required pursuant to Section 5.12 of the Guarantee and Collateral Agreement.

2.
No later than 5 Business Days after the Closing Date (as such date may be extended by the Administrative Agent in its sole discretion), the Parent Borrower shall deliver or cause to be delivered to the Administrative Agent (x) a lost stock certificate affidavit in form and substance reasonably satisfactory to the Administrative Agent and (y) certificates and instruments representing the pledged equity and pledged debt in accordance with Section 5.1(i) with respect to any Domestic Subsidiaries.

3.
No later than 15 Business Days after the Closing Date (as such date may be extended by the Administrative Agent in its sole discretion), the Parent Borrower shall deliver or cause to be delivered to the Administrative Agent certificates and instruments representing the pledged equity and pledged debt in accordance with Section 5.1(i) with respect to QuantumClean Technologies (S) Pte. Ltd. and QuantumClean Global – Israel Ltd..

4.
No later than 15 Business Days after the Closing Date (as such date may be extended by the Administrative Agent in its sole discretion), the Parent Borrower shall (a) repay or cause to be repaid all Indebtedness outstanding under the borrowings of (i) Cinos Co., Ltd and (ii) Cinos Xian Clean Technology, Ltd. described in item 1 of Schedule 7.2(e) and (b) cause all guarantees, Liens and other obligations in respect of such Indebtedness to be terminated, released and discharged.

Schedule 7.2(e) – Existing Indebtedness

1.
Indebtedness outstanding under the borrowings of (i) Cinos Co., Ltd and (ii) Cinos Xian Clean Technology, Ltd. existing on the Closing Date in an aggregate principal amount not to exceed $30 million.

2.
Cash collateralized letters of credit issued by Univest Bank and Trust Co. (successor in interest to Fox Chase Bank) to Quantum Global Technologies, LLC and/or its Subsidiaries prior to the Closing Date in an aggregate principal face amount not to exceed $2.0 million.

Schedule 7.3(f) – Existing Liens

Loan Party / Subsidiary	Jurisdiction	Secured Party	Filing	Original File Date	Collateral Description Summary	Original File Number
American Integration Technologies LLC	DE	Wells Fargo Bank, N.A.	UCC-1 Financing Statement	2/16/2016	Equipment	2016 0918407
Quantum Global Technologies, LLC	DE	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	UCC-1 Financing Statement	6/24/2015	Equipment	2015 2714599
Quantum Global Technologies, LLC	DE	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	UCC-1 Financing Statement	7/31/2015	Equipment	2015 3324661
Quantum Global Technologies, LLC	DE	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	UCC-1 Financing Statement	8/3/2015	Equipment	2015 3339131
Quantum Global Technologies, LLC	DE	Wells Fargo Financial Leasing, Inc.	UCC-1 Financing Statement	9/29/2015	Equipment	2015 4374368
Quantum Global Technologies, LLC	DE	Wells Fargo Financial Leasing, Inc.	UCC-1 Financing Statement	11/4/2015	Equipment	2015 5128631
Quantum Global Technologies, LLC	DE	Wells Fargo Financial Leasing, Inc.	UCC-1 Financing Statement	5/24/2016	Equipment	2016 3103825
Quantum Global Technologies, LLC	DE	Wells Fargo Financial Leasing, Inc.	UCC-1 Financing Statement	8/1/2017	Equipment	2017 5086597
Quantum Global Technologies, LLC	DE	Wells Fargo Financial Leasing, Inc.	UCC-1 Financing Statement	10/31/2017	Equipment	2017 7212949
Quantum Global Technologies, LLC	DE	Wells Fargo Financial Leasing, Inc.	UCC-1 Financing Statement	12/8/2017	Equipment	2017 8136386
Quantum Global Technologies, LLC	DE	Wells Fargo Financial Leasing, Inc.	UCC-1 Financing Statement	2/12/2018	Equipment	2018 0993424

Quantum Global Technologies, LLC	DE	Wells Fargo Financial Leasing, Inc.	UCC-1 Financing Statement	3/13/2018	Equipment	2018 1715024
UCT Sieger Engineering LLC	DE	Ellison Technologies Inc.	UCC-1 Financing Statement	1/15/2018	Equipment	2018 0330387
UCT Sieger Engineering LLC	DE	Ellison Technologies Inc.	UCC-1 Financing Statement	1/15/2018	Equipment	2018 0330429
UCT Sieger Engineering LLC	DE	Ellison Technologies Inc.	UCC-1 Financing Statement	1/15/2018	Equipment	2018 0330445
UCT Sieger Engineering LLC	DE	Ellison Technologies Inc.	UCC-1 Financing Statement	1/15/2018	Equipment	2018 0330460
Ultra Clean Holdings, Inc.	DE	Makino Inc.	UCC-1 Financing Statement	6/12/2018	Equipment	2018 3971724
Ultra Clean Holdings, Inc.	DE	Makino Inc.	UCC-1 Financing Statement	6/12/2018	Equipment	2018 3971898
Ultra Clean Holdings, Inc.	DE	Makino Inc.	UCC-3 Amendment	6/12/2018		2018 3974140
Ultra Clean Holdings, Inc.	DE	Makino Inc.	UCC-1 Financing Statement	6/12/2018	Equipment	2018 3972052
Ultra Clean Holdings, Inc.	DE	Makino Inc.	UCC-1 Financing Statement	6/12/2018	Equipment	2018 3972342
Ultra Clean Holdings, Inc.	DE	Makino Inc.	UCC-1 Financing Statement	6/12/2018	Equipment	2018 3972706
Ultra Clean Technology Systems and Service, Inc.	CA	CKD USA Corporation	UCC-1 Financing Statement	7/3/2003	Equipment	0319160028
Ultra Clean Technology Systems And Service, Inc.	CA	De Lage Landen Financial Services, Inc.	UCC-1 Financing Statement	5/20/2009	Equipment	09- 7197182236
Ultra Clean Technology Systems And Service, Inc.	CA	De Lage Landen Financial Services, Inc.	UCC-3 Continuation Statement	4/9/2014		14-74067812
Ultra Clean Technology Systems And Service, Inc.	CA	Konica Minolta Business Solutions USA Inc.	UCC-1 Financing Statement	9/28/2012	Equipment	12- 7330974086
Ultra Clean Technology Systems And Service, Inc.	CA	VLMG, a Division of Navitas Lease Corp.	UCC-1 Financing Statement	2/7/2014	Equipment	14- 7398613840
Ultra Clean Technology Systems And Service, Inc.	CA	Wells Fargo Bank, N.A.	UCC-1 Financing Statement	10/27/2015	Equipment	15- 7491825800
Ultra Clean Technology Systems And Service, Inc.	CA	Konica Minolta Premier Finance	UCC-1 Financing Statement	5/12/2016	Equipment	16- 7524980557

Ultra Clean Technology Systems And Service, Inc.	CA	Konica Minolta Premier Finance	UCC-1 Financing Statement	5/15/2017	Equipment	17- 7585590390
Ultra Clean Technology Systems And Service, Inc.	CA	Konica Minolta Premier Finance	UCC-1 Financing Statement	10/25/2017	Equipment	17- 7612720508
Ultra Clean Technology Systems And Service, Inc.	CA	Amada America, Inc.	UCC-1 Financing Statement	12/22/2017	Equipment	17- 7624163744
Ultra Clean Technology Systems And Service, Inc.	CA	Konica Minolta Premier Finance	UCC-1 Financing Statement	7/9/2018	Equipment	18- 7657981012

Pending Suits

Alameda County Superior Court, CA

6/20/2016	RG16820329	Ultra Clean Holdings, Inc. et al	Ronald Brothers, Jr	Auto Tort
4/26/2017	RG17858044	Ultra Clean Holdings, Inc.	Paul Mibach	Wrongful Termination

Other:

1.
Liens on cash collateral securing Indebtedness in respect of letters of credit set forth in item 2 of Schedule 7.2(e).

2.
Liens securing Indebtedness in respect of Cinos Co., Ltd. and Cinos Xian Clean Technology, Ltd. set forth in item 1 of Schedule 7.2(e).

Schedule 7.5(l) – Scheduled Dispositions

None.

Schedule 7.7(k) – Existing Investments

None.

EXHIBIT A

FORM OF

GUARANTEE AND COLLATERAL AGREEMENT

[See Attached.]

001312-0021-15868-Active.27123649.7

EXECUTION VERSION

GUARANTEE AND COLLATERAL AGREEMENT

made by

ULTRA CLEAN HOLDINGS, INC.

and certain of its Subsidiaries

in favor of

BARCLAYS BANK PLC,

as Administrative Agent

Dated as of August 27, 2018

001312-0021-15868-Active.27087889.8

i

001312-0021-15868-Active.27087889.8

5.3	[Reserved]	13

5.4	Delivery of Instruments, Securities, Chattel Paper and Documents	13

5.5	Uncertificated Pledged Collateral	14

5.6	Pledged Collateral	14

5.7	Intellectual Property	15

5.8	Commercial Tort Claims	15

5.9	[Reserved]	16

5.10	Federal, State or Municipal Claims	16

5.11	No Interference	16

5.12	Insurance	16

5.13	Change of Name	16

5.14	Excluded Perfection Actions; Administrative Agent Authority	16

ARTICLE VI EVENTS OF DEFAULT AND REMEDIES		17

6.1	Remedies	17

6.2	Grantor’s Obligations Upon Event of Default	18

6.3	Grant of Intellectual Property License	19

6.4	[Reserved]	19

6.5	Proceeds to be Turned Over or Received by the Administrative Agent	19

6.6	Application of Proceeds	19

ARTICLE VII ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY		19

7.1	Account Verification	19

7.2	Authorization for Administrative Agent to Take Certain Action	19

7.3	Proxy	20

7.4	Nature of Appointment; Limitation of Duty	21

ARTICLE VIII GENERAL PROVISIONS		21

8.1	Waivers	21

8.2	Limitation on Administrative Agent’s and Secured Parties’ Duty with Respect to the Collateral	21

8.3	Compromises and Collection of Collateral	22

8.4	Secured Party Performance of Debtor Obligations	22

8.5	Specific Performance of Certain Covenants	22

8.6	Dispositions Not Authorized	23

8.7	No Waiver; Amendments; Cumulative Remedies	23

8.8	Limitation by Law; Severability of Provisions	23

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001312-0021-15868-Active.27087889.8

8.9	Reinstatement	23

8.10	Benefit of Agreement	23

8.11	Survival of Representations	23

8.12	Expenses	24

8.13	Headings	24

8.14	Termination	24

8.15	Entire Agreement	24

8.16	GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS	24

8.17	WAIVER OF JURY TRIAL	25

8.18	Indemnity	25

8.19	Counterparts	25

8.20	Severability	25

8.21	INTERCREDITOR MATTERS	25

8.22	Additional Grantors	26

8.23	Releases	26

ARTICLE IX NOTICES		26

9.1	Sending Notices	26

9.2	Change in Address for Notices	26

ARTICLE X THE ADMINISTRATIVE AGENT		26

Exhibits

Exhibit A	Form of Perfection Certificate
Exhibit B	Form of Additional Collateral Amendment
Exhibit C	Form of Assumption Agreement
Exhibit D	Form of Intellectual Property Security Agreement

iii

001312-0021-15868-Active.27087889.8

GUARANTEE AND COLLATERAL AGREEMENT

THIS GUARANTEE AND COLLATERAL AGREEMENT (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of August 27, 2018 by and among ULTRA CLEAN HOLDINGS, INC., a Delaware corporation (the “Parent Borrower”), certain of its Subsidiaries signatories hereto or that become party hereto in accordance with Section 8.22 hereof (the Parent Borrower and each such Subsidiary a “Grantor”, and collectively, the “Grantors”) and BARCLAYS BANK PLC, as administrative agent (together with its successors, in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of August 27, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Parent Borrower, the Subsidiary Borrowers (as defined therein) from time to time parties thereto, the Lenders and the Administrative Agent.

PRELIMINARY STATEMENT

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, each Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, certain of the Lender Counterparties may enter into Specified Cash Management Agreements and Specified Swap Agreements with the Parent Borrower and certain of its Subsidiaries from time to time;

WHEREAS, the Borrowers and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement and from the Specified Cash Management Agreements and the Specified Swap Agreements; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders and the Lender Counterparties to make their respective extensions of credit or services to the Borrowers, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

ARTICLE I

DEFINITIONS

1.1 Terms Defined in the Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2 Terms Defined in the UCC. Terms defined in the UCC (as defined herein) which are not otherwise defined in this Agreement are used herein as defined in the UCC.

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1.3 Definitions of Certain Terms Used Herein. As used in this Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:

“Additional Collateral Amendment” means an amendment to this Agreement substantially in the form of Exhibit B.

“Applicable Intercreditor Agreement” means, with respect to any Collateral, any intercreditor agreement governing the rights and remedies of any Secured Party with respect to such Collateral executed and delivered by the Administrative Agent pursuant to and in accordance with the Credit Agreement.

“Accounts” has the meaning set forth in Article 9 of the UCC.

“After-Acquired Registered Intellectual Property” has the meaning set forth in Section 4.1.

“Article” means a numbered article of this Agreement, unless another document is specifically referenced.

“Chattel Paper” has the meaning set forth in Article 9 of the UCC.

“Collateral” has the meaning set forth in Article III.

“Commercial Tort Claims” has the meaning set forth in Article 9 of the UCC.

“Control” has the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or

9-107 of Article 9 of the UCC.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright and copyright registrations; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Deposit Accounts” has the meaning set forth in Article 9 of the UCC.

“Discharge of Obligations” has the meaning set forth in Section 2.1(d).

“Documents” has the meaning set forth in Article 9 of the UCC.

“Equipment” has the meaning set forth in Article 9 of the UCC.

“Excluded Accounts” means payroll accounts, escrow accounts, employee wage and benefit accounts, accounts used solely for making payments in respect of withholding taxes, fiduciary or trust accounts or other accounts that any Grantor may hold in trust for others.

“Excluded Perfection Actions” means, as to any Person or any of its property or assets, collectively, (i) any filings or other action in any jurisdiction outside of the United States, or required by the applicable laws of any jurisdiction outside of the United States to create or perfect any security interest in such assets located or titled outside the United States, including any intellectual property registered in any jurisdiction outside the United States, (ii) the execution and delivery of any control agreements or other control or similar

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001312-0021-15868-Active.27087889.8

arrangements with respect to with respect to any deposit account, securities account or commodities account, (iii) obtaining landlord waivers, estoppels or collateral access letters, (iv) any notices to be sent to account debtors or other contractual third parties (other than during the continuance of an Event of Default); and (v) the execution and delivery of any security documents governed by the laws of a jurisdiction other than United States or any state thereof or the District of Columbia.

“Excluded Property” means, collectively, (i)(x) any fee-owned real property not constituting Material Real Property and (y) any leasehold interests in real property (for the avoidance of doubt, Fixtures shall not be Excluded Property), (ii) any motor vehicles or other assets subject to certificates of title except to the extent a security interest in such assets may be perfected by filing a UCC financing statement, (iii) letter of credit rights except to the extent a security interest in such assets may be perfected by filing a UCC financing statement, (iv) Commercial Tort Claims not constituting Material Commercial Tort Claims, (v) any property to the extent a security interest therein is prohibited by any Requirement of Law, requires a consent not obtained of any Governmental Authority (including, without limitation, such property in the form of (x) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby and (y) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal United States law) or is prohibited by, or constitutes a breach or default under or results in the termination of (or creates a right of termination in favor of any other party thereto) or requires any consent (other than consent of the Parent Borrower or any of its Restricted Subsidiaries) not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property (other than any of the foregoing issued by the Parent Borrower or any of its Restricted Subsidiaries), any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, (vi) assets that are subject to a purchase money Lien, capital lease or similar arrangement permitted under the Credit Agreement to the extent the documents relating to such purchase money Lien, capital lease or similar arrangement do not permit such assets to be subject to the security interests created hereby, (vii) Excluded Accounts, (viii) any Investment Property consisting of (x) Voting Stock of a CFC or CFC Holding Company that is in excess of 65% of the total outstanding Voting Stock of such CFC or CFC Holding Company, (y) Capital Stock of any Subsidiary described in clauses (b), (d), (e), (f) and (i) of the definition of Excluded Subsidiary or (z) Capital Stock in a public company to the extent the grant thereof, after giving effect to applicable safe-harbors and other exceptions, would violate applicable United States margin regulations, (ix) those assets as to which Administrative Agent and the Parent Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby and (x) assets to the extent a security interest in such assets in favor of the Secured Parties would reasonably be expected to result in material adverse tax consequences (including, without limitation, as a result of the operation of Sections 956 and 957 of the Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Parent Borrower with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed)); provided that the Parent Borrower in its sole discretion may elect to exclude any property from the definition of Excluded Property; provided further that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in any of clauses (i) through (x) above (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in any of clauses (i) through (x) above).

“Exhibit” refers to a specific exhibit to this Agreement, unless another document is specifically referenced.

“Fixtures” has the meaning set forth in Article 9 of the UCC.

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001312-0021-15868-Active.27087889.8

“General Intangibles” has the meaning set forth in Article 9 of the UCC.

“Goods” has the meaning set forth in Article 9 of the UCC.

“Guarantor Obligations” means with respect to any Guarantor, all obligations and liabilities of such Guarantor which arise under or in connection with this Agreement (including, without limitation, Article II) or any other Loan Document, whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document); provided that in no event shall the Guarantor Obligations of a Guarantor include any Excluded Swap Obligations of such Guarantor.

“Guarantors” means the Grantors; provided that each Grantor shall be considered a Guarantor only with respect to the Primary Obligations of any other Loan Party.

“Instruments” has the meaning set forth in Article 9 of the UCC.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note” means that certain Global Intercompany Note dated as of the Closing Date among the Parent Borrower and the Subsidiaries of the Parent Borrower party thereto from time to time, as amended, supplemented or otherwise modified in writing from time to time.

“Inventory” has the meaning set forth in Article 9 of the UCC.

“Investment Property” has the meaning set forth in Article 9 of the UCC.

“Letter-of-Credit Rights” has the meaning set forth in Article 9 of the UCC.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Material Commercial Tort Claim” means any Commercial Tort Claim with a potential value in excess of $5,000,000.

“Material Instrument” means any Instrument with respect to which the aggregate amount payable thereunder exceeds $5,000,000.

“Obligations” means, with respect to any Grantor, the collective reference to its Primary Obligations and its Guarantor Obligations.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, reexaminations, divisionals, continuations, renewals, extensions, and continuations- in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable

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001312-0021-15868-Active.27087889.8

under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Perfection Certificate” means the Perfection Certificate, dated as of the Closing Date, executed and delivered by the Parent Borrower, substantially in the form of Exhibit A, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement and the other Loan Documents.

“Pledged Chattel Paper” means all Chattel Paper, but only to the extent not constituting Excluded Property.

“Pledged Collateral” means the Intercompany Note, all Instruments, Securities and other Investment Property of the Grantors (constituting Collateral), whether or not physically delivered to the Administrative Agent pursuant to this Agreement.

“Primary Obligations” means, with respect to any Loan Party, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of such Loan Party to the Administrative Agent or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, any other Loan Documents (other than this Agreement) or any other document made, delivered or given in connection herewith or therewith (other than this Agreement), whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent or to any other Secured Party that are required to be paid by such Loan Party pursuant to the terms of any of the foregoing agreements) or otherwise; provided that in no event shall the Primary Obligations of a Loan Party include any Excluded Swap Obligations of such Loan Party.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property and all collections thereon or distributions or payments with respect thereto.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Requirement of Law” means as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Parties” means the collective reference to the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender and any Swingline Lender in its capacity as Swingline Lender) and any Lender Counterparties.

“Securities Account” has the meaning set forth in Article 8 of the UCC.

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“Securities Intermediary” has the meaning set forth in Article 8 of the UCC.

“Security” has the meaning set forth in Article 8 of the UCC.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which the Grantors shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Capital Stock constituting Collateral, any right to receive Capital Stock and any right to receive earnings, in which the Grantors now have or hereafter acquire any right, issued by an issuer of such Capital Stock.

“Supporting Obligations” has the meaning set forth in Article 9 of the UCC.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, trade styles, Internet domain names, social media identifiers and all other sources of commercial indicia and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s or any Lender’s Lien on any Collateral.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even where the right so to vote has been suspended by the happening of such a contingency.

1.4 Rules of Construction. The rules of construction and interpretation specified in Section 1.2 of the Credit Agreement shall apply with like effect to this Agreement.

ARTICLE II GUARANTEE

2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Primary Obligations of the Loan Parties.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor (other than the Parent Borrower) hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Primary Obligations of the Loan Parties may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee

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contained in this Article II or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d) The guarantee contained in this Article II shall remain in full force and effect until all the Primary Obligations of the Loan Parties (other than (x) indemnification or reimbursement obligations under Section 2.18, 2.19(a), 2.19(d) or 2.20 of the Credit Agreement for which the applicable Borrower has not been notified and contingent indemnification obligations not asserted, (y) obligations with respect to Letters of Credit that are cash collateralized or backstopped on terms reasonably satisfactory to the applicable Issuing Lender and (y) obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements) shall have been satisfied by payment in full and the Commitments shall be terminated (the “Discharge of Obligations”), notwithstanding that from time to time during the term of the Credit Agreement the Loan Parties may be free from any Primary Obligations.

(e) No payment made by any Borrower, any other Loan Party or any other Person or received or collected by the Administrative Agent or any Lender from any Borrower, any other Loan Party or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Primary Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Primary Obligations of the Loan Parties or any payment received or collected from such Guarantor in respect of the Primary Obligations of the Loan Parties), remain liable for the Primary Obligations of the Loan Parties up to the maximum liability of such Guarantor hereunder until the Discharge of Obligations.

2.2 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Borrower, any other Loan Party or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Primary Obligations of the Loan Parties, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower, any other Loan Party or any other Guarantor in respect of payments made by such Guarantor hereunder, in each case, until the Discharge of Obligations. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Discharge of Obligations, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Primary Obligations of the Loan Parties, in such order as set forth in Section 6.6.

2.4 Amendments, etc. with respect to the Primary Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Primary Obligations of the Loan Parties made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such Secured Party and any of the Primary Obligations of the Loan Parties continued, and the Primary Obligations

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of the Loan Parties, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents, the Specified Cash Management Agreements, the Specified Swap Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders all of the Lenders, or any applicable Lender Counterparties, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Primary Obligations of the Loan Parties may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Primary Obligations of the Loan Parties or for the guarantee contained in this Article II or any property subject thereto.

2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Primary Obligations of the Loan Parties and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Article II or acceptance of the guarantee contained in this Article II; the Primary Obligations of the Loan Parties, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article; and all dealings between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article II. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower, any other Loan Party or any of the Guarantors with respect to the Primary Obligations of the Loan Parties. Each Guarantor understands and agrees that the guarantee contained in this Article II shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Primary Obligations of the Loan Parties or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower, any other Loan Party or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower, any other Loan Party or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Loan Parties for the Primary Obligations, or of such Guarantor under the guarantee contained in this Article II, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Loan Party, any other Guarantor or any other Person or against any collateral security or guarantee for the Primary Obligations of the Loan Parties or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Loan Party, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Loan Party with Primary Obligations, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee contained in this Article II shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Primary Obligations of the Loan Parties is rescinded or must otherwise be restored or returned by the Administrative Agent or any

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Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower, any other Loan Party or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower, any other Loan Party or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office or such other office designated by the Administrative Agent in writing.

ARTICLE III

GRANT OF SECURITY INTEREST

Each Grantor hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the benefit of the Secured Parties, to secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of such Grantor’s Obligations, a security interest in all of its right, title and interest in, to and under all personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Grantor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, such Grantor, and regardless of where located (all of which will be collectively referred to as the “Collateral”), including:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Deposit Accounts;

(d) all Documents (other than title documents with respect to Vehicles);

(e) all Equipment;

(f) all Fixtures;

(g) all General Intangibles;

(h) all Goods;

(i) all Instruments;

(j) all Intellectual Property;

(k) all Inventory;

(l) all Investment Property;

(m) all cash or cash equivalents;

(n) all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(o) all Commercial Tort Claims;

(p) all accessions to, substitutions for and replacements, proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer

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lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;

(q) all other property not otherwise described above (except for any property specifically excluded from any clause in this section above, and any property specifically excluded from any defined term used in any clause of this section above);

(r) all books and records pertaining to the Collateral; and

(s) to the extent not otherwise included in the foregoing, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Agreement or the other Loan Documents, no Excluded Property shall constitute Collateral under this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Title, Perfection and Priority. Such Grantor has good title and good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 5.1(e), and has full corporate or similar organizational power and authority to grant to the Administrative Agent the security interest in such Collateral pursuant hereto. With respect to each Grantor party hereto on the Closing Date, when financing statements naming such Grantor as debtor and the Administrative Agent as secured party and providing a description of the Collateral with respect to which such Grantor has purported to grant a security interest hereunder have been filed in the appropriate offices against such Grantor in the locations listed on Schedule 4.19(a) of the Credit Agreement, the Administrative Agent will have a fully perfected first priority security interest, subject only to Permitted Liens, in that Collateral of the Grantor in which a security interest may be perfected by filing of an initial financing statement in the appropriate office against such Grantor; provided that the filing of this Agreement (or a short form Intellectual Property security agreement substantially in the form of Exhibit D) with the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect the security interest of the Administrative Agent in respect of any registered or applied for Patents, Trademarks and Copyrights (i) owned by or exclusively licensed to such Grantor as of the date hereof or (ii) acquired or created by, or exclusively licensed to, such Grantor after the date hereof (such registered and applied for Patents, Trademarks and Copyrights described in this clause (ii), the “After-Acquired Registered Intellectual Property”). When, subject to the terms of the Applicable Intercreditor Agreement (if any), the Pledged Collateral is delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent will have a fully perfected first priority security interest in such Pledged Collateral.

4.2 Type and Jurisdiction of Organization; Organizational and Identification Numbers. The type of entity of such Grantor, its state of organization, the organizational number issued to it by its state of organization and its federal employer identification number, in each case as of the Closing Date, are set forth on Schedule 1 of the Perfection Certificate.

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4.3 Principal Location. Such Grantor’s mailing address, and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), in each case as of the Closing Date, are disclosed on Schedule 2 of the Perfection Certificate.

4.4 [Reserved].

4.5 [Reserved].

4.6 Exact Names. Such Grantor’s name in which it has executed this Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization as of the Closing Date. As of the Closing Date such Grantor has not, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any acquisition, other than in connection with the Closing Date Acquisition or as provided on Schedule 1(b) of the Perfection Certificate.

4.7 [Reserved].

4.8 Accounts and Chattel Paper. The names of the obligors, amounts owing, due dates and other information with respect to its Accounts and Chattel Paper are and will be correctly stated in all material respects in all records of such Grantor relating thereto.

4.9 [Reserved].

4.10 Intellectual Property. Schedule 6 of the Perfection Certificate sets forth a true and complete list of (i) each registered or applied for Patent, Trademark or Copyright owned by each Grantor as of the Closing Date and (ii) all Licenses under which a Grantor is an exclusive licensee of a registered or applied for Copyright. All Intellectual Property listed on Schedule 6 of the Perfection Certificate is subsisting and unexpired, and to the actual knowledge of such Grantor, valid and enforceable. This Agreement is effective to create a valid and continuing Lien and, upon filing of appropriate financing statements in the offices listed on Schedule 6 of the Perfection Certificate and this Agreement (or a short form Intellectual Property security agreement substantially in the form of Exhibit D) with the United States Copyright Office and the United States Patent and Trademark Office, fully perfected first priority security interests in favor of the Administrative Agent, on such Grantor’s Patents, Trademarks and Copyrights, such perfected security interests are enforceable as such as against any and all creditors of and purchasers from such Grantor, and all action necessary or reasonably advisable to protect and perfect the Administrative Agent’s Lien on such Grantor’s Patents, Trademarks or Copyrights shall have been duly taken.

4.11 Filing Requirements. As of the Closing Date, none of the Collateral owned by it is of a type for which security interests or liens may be perfected by filing under any federal statute except for Patents, Trademarks and Copyrights held by such Grantor and described in Schedule 6 of the Perfection Certificate.

4.12 No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Grantor as debtor has been filed or is of record in any jurisdiction except for financing statements or security agreements (a) naming the Administrative Agent on behalf of the Secured Parties as the secured party and (b) in respect of the Permitted Liens.

4.13 Pledged Collateral. (a) With respect to the Pledged Collateral, (x) Schedule 4 of the Perfection Certificate sets forth a complete and accurate list of all Capital Stock constituting Pledged Collateral owned by such Grantor as of the Closing Date and (y) Schedule 5 of the Perfection Certificate sets forth a complete and accurate list of all Material Instruments and Material Chattel Paper, in each case constituting Pledged Collateral owned by such Grantor as of the Closing Date. As of the Closing Date, such Grantor is the direct,

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sole beneficial owner and sole holder of record of the Pledged Collateral listed on the Schedules to the Perfection Certificate as being owned by it, free and clear of any Liens, except for (i) the security interest granted to the Administrative Agent for the benefit of the Lenders hereunder and (ii) the Permitted Liens. Such Grantor further represents and warrants that (i) all Pledged Collateral owned by it constituting Capital Stock has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued and are fully paid and non-assessable, (ii) no interest in any limited liability company or limited partnership controlled by any Grantor that constitutes Pledged Collateral shall be represented by a certificate unless (x) the limited liability company agreement or partnership or limited partnership agreement expressly provides that such interests shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction, (y) such certificate bears a legend indicating such interest represented thereby is such a “security” and (z) such certificate shall have been delivered to the Administrative Agent in accordance with the terms of this Agreement and (iii) all Pledged Collateral which represents Indebtedness owed to such Grantor, to the actual knowledge of such Grantor, has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer.

(b) In addition, (i) to the actual knowledge of such Grantor, none of the Pledged Collateral owned by it has been issued or transferred in material violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) as of the Closing Date there are existing no options, warrants, calls or commitments of any character whatsoever (A) relating to such Pledged Collateral or (B) which obligate the issuer of any Capital Stock included in the Pledged Collateral that is a direct or indirect subsidiary of the Parent Borrower to issue additional Capital Stock, and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any governmental authority or any other Person is required for the pledge by such Grantor of such Pledged Collateral pursuant to this Agreement or for the execution, delivery and performance of this Agreement by such Grantor, or for the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Agreement, except (x) the filing of financing statements with respect to any Pledged Collateral that is an uncertificated security or (y) as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(c) As of the Closing Date, except as set forth in Schedule 4 of the Perfection Certificate, such Grantor owns 100% of the issued and outstanding Capital Stock which constitutes Pledged Collateral owned by it and none of the Pledged Collateral which represents Indebtedness owed to such Grantor is subordinated in right of payment to other Indebtedness or subject to the terms of an indenture.

ARTICLE V

COVENANTS

From the date of this Agreement, and thereafter until this Agreement is terminated, each Grantor agrees that:

5.1 General.

(a) Collateral Records. Such Grantor will maintain books and records with respect to the Collateral owned by it that are complete and accurate in all material respects in accordance with the Credit Agreement

(b) Authorization to File Financing Statements; Ratification. Such Grantor hereby authorizes the Administrative Agent to file, and if requested will deliver to the Administrative Agent, all financing statements and other documents and take such other actions (other than Excluded Perfection Actions) as may from time to time be reasonably requested by the Administrative Agent in order to maintain a perfected first

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priority security interest in and, if applicable, Control of, the Collateral owned by such Grantor. Any financing statement filed by the Administrative Agent may be filed in any filing office in any applicable UCC jurisdiction and may (i) indicate such Grantor’s Collateral (1) as “all assets of the Grantor” or words of similar effect, regardless of whether any particular asset included in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (2) by any other description which reasonably approximates the description contained in this Agreement, and (ii) contain any other information required by the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor. Such Grantor also agrees to furnish any such information described in the foregoing sentence to the Administrative Agent promptly upon written request. The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.

(c) Further Assurances; Perfection Certificate Updates. Such Grantor will furnish to the Administrative Agent supplements to the Perfection Certificate identifying and describing the Collateral owned by it, in each case as required pursuant to Sections 6.2 and 6.10 of the Credit Agreement. Such Grantor also agrees to take any and all actions reasonably necessary to perfect the Administrative Agent’s security interest in the Collateral as required pursuant to Section 6.10 of the Credit Agreement and to defend title to the Collateral against all Persons and to defend the security interest of the Administrative Agent in the Collateral and the priority thereof against any Lien not expressly permitted under the Credit Agreement.

(d) Disposition of Collateral. Such Grantor will not Dispose of the Collateral owned by it except for Dispositions permitted pursuant to Section 7.5 of the Credit Agreement.

(e) Liens. Such Grantor will not create, incur, or suffer to exist any Lien on the Collateral owned by it except for Liens otherwise permitted by the Credit Agreement.

(f) Other Financing Statements. Such Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except for financing statements (i) naming the Administrative Agent on behalf of the Secured Parties as the secured party and (ii) in respect of Permitted Liens. Such Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement naming the Administrative Agent as secured party without the prior written consent of the Administrative Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

5.2 [Reserved].

5.3 [Reserved].

5.4 Delivery of Instruments, Securities, Chattel Paper and Documents. Such Grantor will (a) subject to the last paragraph of Section 5.1 of the Credit Agreement, deliver to the Administrative Agent immediately upon execution of this Agreement (or such later date as permitted under the Credit Agreement) the originals of all certificated Securities and all Material Instruments constituting Collateral owned by it (if any then exist), (b) hold in trust for the Administrative Agent upon receipt and immediately thereafter deliver to the Administrative Agent any such certificated Securities and Material Instruments constituting Collateral, (c) upon the Administrative Agent’s written request, deliver to the Administrative Agent (and thereafter hold in trust for the Administrative Agent upon receipt and immediately deliver to the Administrative Agent) any Document evidencing or constituting Collateral with a value in excess of

$5,000,000 and (d) promptly upon the Administrative Agent’s written request, deliver to the Administrative

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Agent a duly executed Additional Collateral Amendment, pursuant to which such Grantor will pledge such additional Collateral. Such Grantor hereby authorizes the Administrative Agent to attach each Additional Collateral Amendment to this Agreement and agrees that all additional Collateral owned by it set forth in such Additional Collateral Amendments shall be considered to be part of the Collateral.

5.5 Uncertificated Pledged Collateral. Upon the written request of the Administrative Agent, such Grantor will from time to time cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Pledged Collateral owned by it not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Administrative Agent granted pursuant to this Agreement. With respect to any Pledged Collateral owned by it, upon the written request of the Administrative Agent, such Grantor will take any actions necessary to cause (a) the issuers of uncertificated securities which are Pledged Collateral and (b) any securities intermediary which is the holder of any such Pledged Collateral, to cause the Administrative Agent to have and retain Control over such Pledged Collateral. Without limiting the foregoing, such Grantor will, with respect to any such Pledged Collateral held with a securities intermediary, cause such securities intermediary to enter into a control agreement with the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, giving the Administrative Agent Control.

5.6 Pledged Collateral. (a) Issuance of Additional Securities. Except as permitted by the Credit Agreement, such Grantor will not permit or suffer the issuer of any Capital Stock constituting Pledged Collateral owned by it to issue additional Capital Stock, any right to receive the same or any right to receive earnings, except to such Grantor.

(b) Registration of Pledged Collateral. After the occurrence and during the continuation of any Event of Default, such Grantor will permit any registerable Pledged Collateral owned by it to be registered in the name of the Administrative Agent or its nominee at any time at the option of the Administrative Agent.

(c) Exercise of Rights in Pledged Collateral.

(i) Without in any way limiting the foregoing and subject to clause (ii) below, such Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral owned by it for all purposes not inconsistent with this Agreement, the Credit Agreement or any other Loan Document; provided, however, that no vote or other right shall be exercised or action taken which would have the effect of impairing the rights of the Administrative Agent in respect of such Pledged Collateral.

(ii) Such Grantor will permit the Administrative Agent or its nominee at any time after the occurrence of an Event of Default, without notice, to exercise all voting rights or other rights relating to the Pledged Collateral owned by it, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Capital Stock or Investment Property constituting such Pledged Collateral as if it were the absolute owner thereof.

(iii) Unless an Event of Default shall have occurred and be continuing, such Grantor shall be entitled to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Collateral owned by it to the extent not in violation of the Credit Agreement. If an Event of Default shall occur and be continuing and the Administrative Agent shall give written notice of its intent to exercise such rights to the relevant Grantor or Grantors, the Administrative Agent shall have the right to receive all such cash dividends, interest, payments and other Proceeds paid in respect of the Pledged Collateral.

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5.7 Intellectual Property. (a) Such Grantor will use its commercially reasonable efforts to secure all consents and approvals necessary or appropriate for the assignment to or benefit of the Administrative Agent of any material License held by such Grantor and to enforce the security interests granted hereunder.

(b) Such Grantor shall notify the Administrative Agent promptly if it has actual knowledge that any application or registration relating to any material Patent, Trademark or Copyright (now or hereafter existing) may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Grantor’s ownership of any material Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same.

(c) If such Grantor obtains an ownership or other interest in any After-Acquired Registered Intellectual Property, any such Intellectual Property shall automatically constitute Collateral and shall be subject to the security interest created by this Agreement, and such Grantor shall, prior to or concurrently with the next delivery of any financial statements pursuant to Section 6.1(a) or 6.1(b) of the Credit Agreement, execute and deliver an appropriate short form Intellectual Property security agreement or agreements substantially in the form of Exhibit D, and shall make any necessary or reasonably desirable recordations of such short form Intellectual Property security agreements with the United States Patent and Trademark Office (no later than 90 days after execution of same), the United States Copyright Office (no later than 30 days after execution of same) or any similar office or agency, as appropriate.

(d) Such Grantor shall take all actions necessary or reasonably requested by the Administrative Agent to maintain and pursue each material application, to obtain the relevant registration and to maintain the registration of each of its material Patents, Trademarks and Copyrights (now or hereafter existing), including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings.

(e) Such Grantor shall, unless it shall reasonably determine that such Patent, Trademark or Copyright is not material to the conduct of the business or operations of the Borrowers and the Grantors taken as a whole, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and shall take such other actions as the Administrative Agent shall reasonably deem appropriate under the circumstances to protect any Patent, Trademark or Copyright. In the event that such Grantor institutes suit because any of its Patents, Trademarks or Copyrights constituting Collateral is infringed upon, or misappropriated or diluted by a third party, such Grantor shall comply with Section 5.8. Such Grantor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to such Grantor’s business may become prematurely invalidated or dedicated to the public. Such Grantor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each Trademark that is material to such Grantor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use or knowingly permit its licensees’ use of such Trademark in violation of any third-party rights.

5.8 Commercial Tort Claims. Such Grantor shall promptly, and in any event within 30 days after the same is acquired by it, notify the Administrative Agent of any Material Commercial Tort Claim acquired by it and, unless the Administrative Agent otherwise consents, such Grantor shall enter into an Additional Collateral Amendment granting to Administrative Agent a first priority security interest in such commercial tort claim.

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5.9 [Reserved].

5.10 Federal, State or Municipal Claims. Such Grantor will promptly notify the Administrative Agent of any Collateral which constitutes a claim with a value in excess of $5,000,000 against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law.

5.11 No Interference. Such Grantor agrees that it will not interfere with any right, power and remedy of the Administrative Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Administrative Agent of any one or more of such rights, powers or remedies.

5.12 Insurance. (a) Subject to the terms of the Applicable Intercreditor Agreement (if any), all insurance policies covering liability or physical loss or damage to property required under Section 6.5 of the Credit Agreement shall name the Administrative Agent (for the benefit of the Administrative Agent and the Secured Parties) as an additional insured or as a lender loss payee, as applicable, and shall contain lender loss payable clauses or mortgagee clauses, through endorsements in form and substance reasonably satisfactory to the Administrative Agent, which provide that all proceeds thereunder with respect to any Collateral shall be payable to the Administrative Agent or its designee and the Grantors shall use commercially reasonable efforts to provide that such policy and loss payable or mortgagee clauses may be canceled, amended, or terminated only upon prior written notice to the Administrative Agent.

(b) All premiums on such insurance shall be paid when due by the Grantors, and, if requested by the Administrative Agent, copies of the policies shall be delivered to the Administrative Agent. If the Grantor fails to obtain any insurance as required by Section 6.5 of the Credit Agreement, the Administrative Agent may obtain such insurance at the Borrowers’ joint and several expense. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default arising from a Grantor’s failure to maintain such insurance or pay any premium therefor. All sums disbursed by the Administrative Agent in connection with this Section 5.12 shall be part of the Obligations secured hereby.

(c) Such Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the occurrence and continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, for making all determinations and decisions with respect thereto and of endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies.

5.13 Change of Name. Such Grantor will not, except upon 5 days’ (or such shorter period as the Administrative Agent may agree in its sole discretion) prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional financing statements and other executed documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its name or (ii) change its jurisdiction of its organization or the location of its chief executive office or sole place of business or postal address from that referred to in Section 4.2 or which was previously notified to the Administrative Agent.

5.14 Excluded Perfection Actions; Administrative Agent Authority. Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents, (i) no Excluded Perfection Actions with respect to any Collateral shall be required and (ii) the Administrative Agent may, in its sole discretion, grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Loan Party (including extensions beyond the Closing Date or in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date) when it determines that such action cannot be

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accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES

6.1 Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, may exercise any or all of the following rights and remedies:

(i) those rights and remedies provided in this Agreement, the Credit Agreement, or any other Loan Document; provided that this Section 6.1(a) shall not be understood to limit any rights or remedies available to the Administrative Agent and the Secured Parties prior to an Event of Default;

(ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank's right of setoff or bankers’ lien and any credit bidding) when a debtor is in default under a security agreement;

(iii) [reserved];

(iv) without notice (except as specifically provided in Section 8.1 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable; and

(v) concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, exercise the voting and all other rights as a holder with respect thereto, collect and receive all cash dividends, interest, principal and other distributions made thereon and otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the outright owner thereof.

(b) The Administrative Agent, on behalf of the Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) The Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase (including by credit bidding) for the benefit of the Administrative Agent and the Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

(d) Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the

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extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

(e) [Reserved].

(f) Notwithstanding the foregoing, neither the Administrative Agent nor the Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of its rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any of its rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(g) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

6.2 Grantor’s Obligations Upon Event of Default. Upon the request of the Administrative Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:

(a) assemble and make available to the Administrative Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Administrative Agent, whether at a Grantor’s premises or elsewhere;

(b) permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy;

(c) [reserved];

(d) take, or cause an issuer of Pledged Collateral to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Administrative Agent to consummate a public sale or other disposition of the Pledged Collateral; and

(e) at its own expense, cause the independent certified public accountants then engaged by each Grantor to prepare and deliver to the Administrative Agent, at any time, and from time to time, promptly upon the Administrative Agent’s request, the following reports with respect to the applicable Grantor: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts.

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6.3 Grant of Intellectual Property License. Solely for the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Article VI at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies after the occurrence and during the continuance of an Event of Default, each Grantor hereby (a) grants to the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (b) irrevocably agrees that the Administrative Agent may sell any of such Grantor’s Inventory directly to any Person, including without limitation Persons who have previously purchased the Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Agreement, may sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Administrative Agent may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

6.4 [Reserved].

6.5 Proceeds to be Turned Over or Received by the Administrative Agent. In addition to the rights of the Administrative Agent and the Secured Parties specified in Section 7.2 with respect to payments of Accounts, if an Event of Default shall have occurred and be continuing, upon the request of the Administrative Agent, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a collateral account established by the Administrative Agent maintained under its sole dominion and control. All such Proceeds while held by the Administrative Agent in such a collateral account (or by such Grantor in trust for the Administrative Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in the Credit Agreement.

6.6 Application of Proceeds. If an Event of Default shall have occurred and be continuing, subject to the terms of the Applicable Intercreditor Agreement (if any), at any time at the Administrative Agent’s election, the Administrative Agent shall apply all or any part of Proceeds constituting Collateral in payment of the Obligations in accordance with Section 8.2 of the Credit Agreement.

ARTICLE VII

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

7.1 Account Verification. The Administrative Agent may at any time after the occurrence and during the continuance of an Event of Default, in the Administrative Agent’s own name, in the name of a nominee of the Administrative Agent, or in the name of any Grantor communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of any such Grantor, parties to contracts with any such Grantor and obligors in respect of Instruments of any such Grantor to verify with such Persons, to the Administrative Agent’s satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables.

7.2 Authorization for Administrative Agent to Take Certain Action. (a) Each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent and appoints the Administrative Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Administrative Agent’s

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sole discretion to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (ii) to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Administrative Agent Control over such Pledged Collateral, (v) to apply the proceeds of any Collateral received by the Administrative Agent to the Obligations as provided in the Credit Agreement, (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens that are permitted by the Credit Agreement), (vii) to contact Account Debtors for any reason, (viii) to demand payment or enforce payment of the Receivables in the name of the Administrative Agent or such Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (ix) to sign such Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Grantor, assignments and verifications of Receivables, (x) to exercise all of such Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (xi) to settle, adjust, compromise, extend or renew the Receivables, (xii) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (xiii) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (xiv) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Collateral, (xv) to change the address for delivery of mail addressed to such Grantor to such address as the Administrative Agent may designate and to receive, open and dispose of all mail addressed to such Grantor, and (xvi) to do all other acts and things necessary to carry out this Agreement; and such Grantor agrees to reimburse the Administrative Agent on demand for any payment made or any expense incurred by the Administrative Agent in connection with any of the foregoing; provided that (a) the authorizations in clauses (ii), (iv), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), and (xvi) of this Section 7.2(a) may only be used by the Administrative Agent after the occurrence and during the continuance of any Default or Event of Default and (b) the authorizations provided in this Section 7.2(a) shall not relieve such Grantor of any of its obligations under this Agreement or under the Credit Agreement.

(b) All acts of said attorney or designee performed in accordance with this Section 7.2 are hereby ratified and approved. The powers conferred on the Administrative Agent, for the benefit of the Administrative Agent and Secured Parties, under this Section 7.2 are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers.

7.3 Proxy. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE ADMINISTRATIVE AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 7.2 ABOVE) WITH RESPECT TO ITS PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE (WHICH MAY ONLY BE EXERCISED DURING THE CONTINUANCE OF ANY DEFAULT OR EVENT OF DEFAULT) ANY OF THE PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY OF THE PLEDGED COLLATERAL, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE, UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF ANY DEFAULT OR EVENT OF DEFAULT, THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF ANY OF THE PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY OF THE PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF THE PLEDGED COLLATERAL OR ANY OFFICER OR

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AGENT THEREOF), UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

7.4 Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VII IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 8.14. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE ADMINISTRATIVE AGENT, NOR ANY SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR OR THEIR AFFILIATES’ RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE TO (I) ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR (II) A MATERIAL BREACH IN BAD FAITH BY IT OF ITS OBLIGATIONS UNDER THIS AGREEMENT PURSUANT TO A CLAIM INITIATED BY ANY GRANTOR, IN EACH CASE, AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VIII GENERAL PROVISIONS

8.1 Waivers. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article X, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Administrative Agent or any Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise out of (i) the gross negligence or willful misconduct of the Administrative Agent or such Secured Party, as applicable, or (ii) a material breach in bad faith by the Administrative Agent or such Secured Party, as applicable, of its obligations under this Agreement pursuant to a claim initiated by any Grantor, in each case, as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

8.2 Limitation on Administrative Agent’s and Secured Parties’ Duty with Respect to the Collateral. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Administrative Agent and each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Administrative Agent nor any Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Administrative Agent (i) to fail to incur expenses deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise

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to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 8.2.

8.3 Compromises and Collection of Collateral. The Grantors and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

8.4 Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Administrative Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Agreement and the Grantors shall reimburse the Administrative Agent for any amounts paid by the Administrative Agent pursuant to this Section 8.4. The Grantors’ obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be an Obligation payable on written demand.

8.5 Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Section 6.2 will cause irreparable injury to the Administrative Agent and the Secured Parties, that the Administrative Agent and the Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Administrative Agent or the Secured Parties to seek and obtain specific performance of other obligations of the Grantors contained in this Agreement, that the covenants of the Grantors contained in the Section referred to in this Section 8.5 shall be specifically enforceable against the Grantors.

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8.6 Dispositions Not Authorized. No Grantor is authorized to sell or otherwise Dispose of the Collateral (except as set forth in Section 5.1(d)) and notwithstanding any course of dealing between any Grantor and the Administrative Agent or other conduct of the Administrative Agent, no authorization to sell or otherwise Dispose of the Collateral (except as set forth in Section 5.1(d)) shall be binding upon the Administrative Agent or the Secured Parties unless such authorization is in writing signed by the Administrative Agent with the consent or at the direction of the Required Lenders.

8.7 No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Administrative Agent or any Secured Party to exercise any right or remedy granted under this Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever shall be valid unless in writing signed by the Administrative Agent with the concurrence or at the direction of the Lenders required under Section 10.1 of the Credit Agreement and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Secured Parties until the Obligations have been paid in full.

8.8 Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in any this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

8.9 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.10 Benefit of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Grantors, the Administrative Agent and the Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Agreement or any interest herein, without the prior written consent of the Administrative Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, hereunder.

8.11 Survival of Representations. All representations and warranties of the Grantors contained in this Agreement shall survive the execution and delivery of this Agreement.

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8.12 Expenses. The Grantors shall reimburse the Administrative Agent for its expenses in accordance with Section 10.5 of the Credit Agreement, the terms of which shall apply as if each Grantor were a Borrower thereunder. Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

8.13 Headings. The headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

8.14 Termination. This Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Obligations outstanding) until (i) the Credit Agreement has terminated pursuant to its express terms and (ii) the Discharge of Obligations has occurred.

8.15 Entire Agreement. This Agreement, the other Security Documents and the Credit Agreement embody the entire agreement and understanding between the Grantors and the Administrative Agent relating to the Collateral and supersede all prior agreements and understandings between the Grantors and the Administrative Agent relating to the Collateral.

8.16 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) Each of the Grantors hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States District Court of the Southern District of New York, and any appellate court from any thereof (and, to the extent necessary to enforce the Secured Parties’ rights under the Loan Documents, courts where Collateral may be located or deemed to be located and any appellate court thereof), in any legal action or proceeding arising out of or relating to any Loan Document, or for recognition and enforcement of any judgment in respect thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Grantor in any other forum in which jurisdiction can be established. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Lenders or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Grantors or their respective properties in the courts of any jurisdiction.

(c) Each of the Grantors hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

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001312-0021-15868-Active.27087889.8

8.17 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.18 Indemnity. Each Grantor hereby agrees to indemnify the Administrative Agent, the Lenders, their respective affiliates and their respective officers, directors, employees, agents, advisors and controlling persons in accordance with Section 10.5(d) of the Credit Agreement, the terms of which shall apply as if each Grantor were a Borrower, and which indemnification shall, for the avoidance of doubt, include (other than as set forth in clauses (x) and (y) of the first proviso of Section 10.5(d) of the Credit Agreement) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind of nature whatsoever imposed on, incurred by or asserted against the Administrative Agent, the Lenders, their respective affiliates and their respective officers, directors, employees, agents, advisors and controlling persons in any way relating to or arising out of this Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Administrative Agent or the Secured Parties or any Grantor, and any claim for Patent, Trademark or Copyright infringement).

8.19 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

8.20 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

8.21 INTERCREDITOR MATTERS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE ADMINISTRATIVE AGENT FOR THE BENEFIT OF THE SECURED PARTIES PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE ADMINISTRATIVE AGENT WITH RESPECT TO ANY COLLATERAL HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE APPLICABLE INTERCREDITOR AGREEMENT (BUT ONLY TO THE EXTENT, AND FOR SO LONG AS, SUCH APPLICABLE INTERCREDITOR AGREEMENT IS IN EFFECT). THE REQUIREMENTS OF THIS AGREEMENT TO DELIVER PLEDGED COLLATERAL AND ANY CERTIFICATES, INSTRUMENTS OR DOCUMENTS IN RELATION THERETO OR PROCEEDS THEREOF TO THE ADMINISTRATIVE AGENT OR ANY OBLIGATION WITH RESPECT TO THE DELIVERY, TRANSFER, CONTROL, NOTATION OR PROVISION OF VOTING RIGHTS WITH RESPECT TO ANY COLLATERAL OR INSTRUCTIONS TO ANY OBLIGOR ON ANY RECEIVABLES SHALL BE DEEMED SATISFIED BY THE DELIVERY, TRANSFER, CONTROL, NOTATION OR PROVISION IN FAVOR OF, OR INSTRUCTION AT THE DIRECTION OF, THE APPLICABLE PARTY TO THE APPLICABLE INTERCREDITOR AGREEMENT IN ACCORDANCE WITH THE TERMS OF THE APPLICABLE INTERCREDITOR AGREEMENT (BUT ONLY TO THE EXTENT, AND FOR SO LONG AS, SUCH APPLICABLE INTERCREDITOR AGREEMENT IS IN EFFECT). IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF THE APPLICABLE INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE APPLICABLE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL (BUT ONLY TO THE EXTENT, AND FOR SO LONG AS, SUCH APPLICABLE INTERCREDITOR AGREEMENT IS IN EFFECT).

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001312-0021-15868-Active.27087889.8

8.22 Additional Grantors. Each Restricted Subsidiary of the Parent Borrower that is required to become a party to this Agreement pursuant to Section 6.10 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Restricted Subsidiary of an Assumption Agreement in the form of Exhibit C. Each Grantor expressly agrees that its obligations arising hereunder shall not be discharged, diminished or otherwise affected (a) by the addition or release of any other Grantor hereunder, (b) by any failure by any Borrower or any Grantor to cause any Restricted Subsidiary of the Parent Borrower to become a Grantor hereunder or (c) by reason of the Administrative Agent’s or any of the other Secured Party’s actions in effecting, or failure to effect, any such joinder, or in releasing any Grantor hereunder, in each case, whether or not notice is given or consent is obtained from any Grantor. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

8.23 Releases. Releases under this Agreement shall be governed by Section 10.14 of the Credit

Agreement.

ARTICLE IX NOTICES

9.1 Sending Notices. Any notice required or permitted to be given under this Agreement shall be sent in accordance with Section 10.2 of the Credit Agreement (with any notice to a Grantor (other than the Parent Borrower) being sent care of the Parent Borrower).

9.2 Change in Address for Notices. Each of the Grantors, the Administrative Agent and the

Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE X

THE ADMINISTRATIVE AGENT

Barclays Bank PLC has been appointed Administrative Agent for the Secured Parties hereunder pursuant to Section 9 of the Credit Agreement. It is expressly understood and agreed by the parties to this Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Section 1. Any successor Administrative Agent appointed pursuant to Section 9.9 of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

[Signature Page Follows]

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001312-0021-15868-Active.27087889.8

IN WITNESS WHEREOF, the Grantors and the Administrative Agent have executed this

Agreement as of the date first above written.

GRANTORS:

ULTRA CLEAN HOLDINGS, INC., as the Parent
Borrower

By:
Name:
Title:

[•], as a Grantor

By:
Name:
Title:

1

001312-0021-15868-Active.27087889.8

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

2

001312-0021-15868-Active.27087889.8

EXHIBIT A

[FORM OF]

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Credit Agreement, dated as of August 27, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ultra Clean Holdings, Inc., a Delaware corporation (the “Company”), the several banks and other financial institutions or entities from time to time parties thereto and Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”) and (ii) that certain Guarantee and Collateral Agreement, dated as of August 27, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Company and certain of its Subsidiaries in favor of the Administrative Agent.

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Security Agreement (including by reference to the Credit Agreement).

The undersigned, the [Chief Financial Officer] of the Company, hereby certifies to the Administrative Agent and each other Secured Party, in respect of the Parent Borrower and each of the other Grantors as follows:

1. Names. (a) The exact legal name of each Grantor, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Grantor is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the jurisdiction of formation for each Grantor.

(b) Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Grantor has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Grantor, or any other business or organization to which each Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, and on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof.

2. Current Locations. (a) The chief executive office of each Grantor is located at the address set forth in Schedule 2(a) hereto.

(b) With respect to each Grantor, set forth in Schedule 2(b) is the registered office or mailing address of such Grantor.

3. Real Property. Attached hereto as Schedule 3 is a list of (i) all fee owned real property constituting Material Real Property owned by each Grantor and located in the United States as of the Closing Date, (ii) the exact legal name of the record owner of such Material Real Property, and (iii) the county recorder’s office in which a Mortgage with respect to such real property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

4. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 4 is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Grantor and its Subsidiaries constituting Pledged Collateral and the record and beneficial owners of such stock, partnership interests,

001312-0021-15868-Active.27087889.8

membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreement.

5. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 5 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Grantor as of the Closing Date, in each case constituting Material Instruments or having a face amount exceeding $5,000,000, as applicable, and required to be pledged and delivered to the Administrative Agent under the Security Agreement.

6. Intellectual Property. (a) Attached hereto as Schedule 6(a) is a schedule setting forth all of each Grantor’s United States Patents and Trademarks applied for or registered with the United States Patent and Trademark Office, as applicable, including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each such Patent or Trademark owned by each Grantor.

(b) Attached hereto as Schedule 6(b) is a schedule setting forth all of each Grantor’s United States Copyrights registered with the United States Copyright Office, including the name of the registered owner and the registration number of each Copyright owned by each Grantor.

(c) Attached hereto as Schedule 6(c) is a schedule setting forth all Patent Licenses, Trademark Licenses and Copyright Licenses recorded with the United States Patent and Trademark Office or United States Copyright Office, as applicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

7. Commercial Tort Claims. Attached hereto as Schedule 7 is a true and correct list of all

Material Commercial Tort Claims held by each Grantor, including a brief description thereof.

8. Letter-of-Credit Rights. Attached hereto as Schedule 8 is a true and correct list of all Letters of Credit with a fair market value in excess of $5,000,000 issued in favor of each Grantor.

[The Remainder of this Page has been intentionally left blank]

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IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

ULTRA CLEAN HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

3

001312-0021-15868-Active.27087889.8

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	State of Formation

4

001312-0021-15868-Active.27087889.8

Schedule 1(b)

Prior Organizational Names

Entity	Prior Legal Name	Date Changed

5

001312-0021-15868-Active.27087889.8

Schedule 1(c)

Changes in Corporate Identity; Other Names

Entity	Prior Legal Name

6

001312-0021-15868-Active.27087889.8

Schedule 2(a)

Chief Executive Offices

Grantor	Address

7

001312-0021-15868-Active.27087889.8

Schedule 2(b)

Registered Office or Mailing Address

Grantor	Address

8

001312-0021-15868-Active.27087889.8

Schedule 3

Real Property

[ ]

9

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Schedule 4

Stock Ownership and Other Equity Interests

Issuer	Owner	Type of Organization	# of Shares Owned	% of Interest Pledged	Certificate No. (if uncertificated, please indicate)

10

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Schedule 5

Instruments and Tangible Chattel Paper

[ ]

11

001312-0021-15868-Active.27087889.8

Schedule 6(a)

Patents and Trademarks

Patents

Title	Patent No.	Application No.	Filing Date	Owner

Trademarks

Title	U.S. Registration No.	Registration Date	Owner

12

001312-0021-15868-Active.27087889.8

Schedule 6(b)

Copyrights

[ ]

13

001312-0021-15868-Active.27087889.8

Schedule 6(c)

Patent, Trademark and Copyright Licenses

[ ]

14

001312-0021-15868-Active.27087889.8

Schedule 7

Commercial Tort Claims

[________]

15

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Schedule 8

Letter-of-Credit Rights

[________]

16

001312-0021-15868-Active.27087889.8

EXHIBIT B

ADDITIONAL COLLATERAL AMENDMENT

This Additional Collateral Amendment, dated , is delivered pursuant to [Section 5.4] [Section 5.8] of the Agreement referred to below. All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Agreement. The undersigned hereby certifies that the representations and warranties in Article IV of the Agreement are and continue to be true and correct. The undersigned further agrees that this Additional Collateral Amendment may be attached to that certain Guarantee and Collateral Agreement, dated as of August 27, 2018, among Ultra Clean Holdings, Inc., the other Grantors party thereto from time to time, and Barclays Bank PLC, as the Administrative Agent (as amended, restated, amended and restatement, supplemented or otherwise modified from time to time prior to the date hereof, the “Agreement”), and that the Collateral listed on the supplemental information included in the Perfection Certificate attached to this Additional Collateral Amendment shall be and become a part of the Collateral referred to in said Agreement and shall secure all Obligations referred to in the Agreement.

By:
Name:
Title:

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[Updated Perfection Certificate]

2

001312-0021-15868-Active.27087889.8

EXHIBIT C to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of , 20 , made by (the “Additional Grantor”), in favor of BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, ULTRA CLEAN HOLDINGS, INC. (the “Parent Borrower”), the Subsidiary Borrowers (as defined therein) party thereto from time to time, the Lenders and the Administrative Agent have entered into a Credit Agreement, dated as of August 27, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Parent Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of August 27, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for itself and for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.22 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Guarantor and Grantor thereunder with the same force and effect as if originally named therein as a Guarantor and Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations of a Guarantor and Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the applicable Schedules to the Perfection Certificate and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, as collateral security for the prompt and complete payment or performance when due of the Obligations, a security interest in all of the Collateral (it being understood that, as provided in the Guarantee and Collateral Agreement, “Collateral” does not include any Excluded Property). The Additional Grantor hereby represents and warrants that (i) each of the representations and warranties contained in Article IV of the Guarantee and Collateral Agreement with respect to itself is true and correct in all material respects (other than in the case of representations qualified by materiality, in which case such representations shall be true and correct) on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date and (ii) when financing statements naming such Additional Grantor as debtor and the Administrative Agent as secured party and providing a description of the Collateral with respect to which such Additional Grantor has purported to grant a security interest hereunder have been filed in the appropriate offices against such Additional Grantor in the locations listed on Annex 1-B hereto, the Administrative Agent will have a fully perfected first priority security interest, subject only to Permitted Liens, in that Collateral of the Additional Grantor in which a security interest may be perfected by filing of an initial financing statement in the appropriate office against such Additional Grantor.1

001312-0021-15868-Active.27087889.8

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

1 To the extent applicable, such Additional Grantor shall also provide an Additional Collateral

Amendment.

2

001312-0021-15868-Active.27087889.8

Annex 1-A to

Assumption Agreement

Supplement to Perfection Certificate

001312-0021-15868-Active.27087889.8

Annex 1-B to

Assumption Agreement

UCC Filing Jurisdictions

2

001312-0021-15868-Active.27087889.8

EXHIBIT D to

Guarantee and Collateral Agreement

FORM OF [COPYRIGHT][PATENT][TRADEMARK] SECURITY AGREEMENT

This [COPYRIGHT][PATENT][TRADEMARK] SECURITY AGREEMENT, dated as of , 20 (as amended, supplemented or otherwise modified from time to time, the “[Copyright][Patent][Trademark] Security Agreement”), is made by each of the signatories hereto (collectively, the “Grantors”) in favor of Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Guarantee and Collateral Agreement referred to below).

WHEREAS, Ultra Clean Holdings, Inc., a Delaware corporation (the “Parent Borrower”) has entered into the Credit Agreement, dated as of August 27, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Parent Borrower, the Subsidiary Borrowers (as defined therein) party thereto from time to time, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), certain other parties and the Administrative Agent;

WHEREAS, in connection with the Credit Agreement the Grantors have entered into the Guarantee and Collateral Agreement, dated as of August 27, 2018 in favor of the Administrative Agent for the benefit of the Secured Parties (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”); and

WHEREAS, under the terms of the Guarantee and Collateral Agreement, the Grantors have granted a security interest in certain property, including, without limitation, certain Intellectual Property of the Grantors to the Administrative Agent for the ratable benefit of the Secured Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this [Copyright][Patent][Trademark] Security Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement or the Guarantee and Collateral Agreement, as applicable.

SECTION 2. Grant of Security. Each Grantor hereby pledges and grants to the Administrative Agent for the ratable benefit of the Secured Parties a continuing security interest in and to all of such Grantor’s right, title and interest in the [Copyrights][Patents][Trademarks] listed on Schedule A, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations.

SECTION 3. Recordation. This [Copyright][Patent][Trademark] Security Agreement has been executed and delivered by Grantor for the purpose of recording the grant of security interest herein with the United States [Copyright][Patent and Trademark] Office. Each Grantor authorizes and requests that the [Register of Copyrights/the Commissioner for Patents/the Commissioner for Trademarks] record this [Copyright][Patent][Trademark] Security Agreement.

SECTION 4. Execution in Counterparts. This [Copyright][Patent][Trademark] Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

001312-0021-15868-Active.27087889.8

Delivery of an executed counterpart of a signature page of this [Copyright][Patent][Trademark] Security Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this [Copyright][Patent][Trademark] Security Agreement.

SECTION 5. Governing Law. This [Copyright][Patent][Trademark] Security Agreement shall be construed in accordance with and governed by the law of the State of New York

SECTION 6. Conflict Provision. This [Copyright][Patent][Trademark] Security Agreement has been entered into in conjunction with the provisions of the Guarantee and Collateral Agreement and the Credit Agreement. The rights and remedies of each party hereto with respect to the security interest granted herein are without prejudice to and are in addition to those set forth in the Guarantee and Collateral Agreement and the Credit Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this [Copyright][Patent][Trademark] Security Agreement are in conflict with the Guarantee and Collateral Agreement or the Credit Agreement, the provisions of the Guarantee and Collateral Agreement or the Credit Agreement, as applicable, shall govern.

2

001312-0021-15868-Active.27087889.8

IN WITNESS WHEREOF, the undersigned have caused this [Copyright][Patent][Trademark] Security

Agreement to be duly executed and delivered as of the date first above written.

[GRANTORS],
as Grantors

By:
Name:
Title:

3

001312-0021-15868-Active.27087889.8

BARCLAYS BANK PLC,
as Administrative Agent

By:
Name:
Title:

4

001312-0021-15868-Active.27087889.8

SCHEDULE A

United States Patents and Patent Applications

Registered owner/ Grantor	Patent Title	Country	Patent No. or Application No.

Exclusive Patent Licenses

United States Trademarks and Trademark Applications

Registered owner/ Grantor	Trademark	Country	Patent No. or Application No.

Exclusive Trademark Licenses

United States Copyright Registrations

Registered owner/ Grantor	Title of Work	Country	Patent No. or Application No.

Exclusive Copyright Licenses

5

001312-0021-15868-Active.27087889.8

EXHIBIT B

FORM OF

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 6.2(b) of the Credit Agreement, dated as of August 27, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ultra Clean Holdings, Inc. (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto, the Lenders party thereto, certain other parties and Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned [Chief Financial Officer] of the Parent Borrower, in such capacity and not in an individual capacity, hereby certifies as follows:

1. I am the duly elected, qualified and acting [Chief Financial Officer] of the Parent Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Parent Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below]. To my knowledge, during the accounting period covered by the Financial Statements, each Loan Party has observed or performed all of its covenants and other agreements, and satisfied every condition contained in the Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it.

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenant set forth in Section 7.1 of the Credit Agreement.

5. [Attached hereto as Attachment 3 is a calculation of Excess Cash Flow for the most recent fiscal year.]1

6. [Attached hereto as Attachment [4] is a description of any change in the jurisdiction of organization of any Loan Party, to the extent such information has not previously been disclosed to the Administrative Agent.

7. Attached hereto as Attachment [5] is a list of any material Intellectual Property acquired or created by any Loan Party, to the extent such information has not previously been disclosed to the Administrative Agent.]2

1 To be included in any Compliance Certificate furnished with annual financial statements required to be delivered pursuant to Section 6.1(a) of the Credit Agreement.

2 To be included to the extent such information is not included in a supplement to the schedules to the Perfection Certificate pursuant to item 9 below.

001312-0021-15868-Active.27123649.7

3

8. Attached hereto as Attachment [6] is a description of any Person that has become a Group Member, a Restricted Subsidiary or an Unrestricted Subsidiary, to the extent such information has not previously been disclosed to the Administrative Agent.

9. Attached hereto as Attachment [7] are supplements to the schedules to the Perfection Certificate (as defined in the Guarantee and Collateral Agreement) to the extent that there are any updates to the information contained in such schedules since the Closing Date or the date such schedules were last supplemented.

4

IN WITNESS WHEREOF, I have executed this Certificate this______ day of_________, 20___.

Name:
Title:

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

001312-0021-15868-Active.27123649.7

Attachment 2

to Compliance Certificate

The information described herein is as of _____________, _____, and pertains to the period from _____________, _____ to _____________, _____.

[Set forth Covenant Calculations]

001312-0021-15868-Active.27123649.7

Attachment [3]

to Compliance Certificate

The information described herein is as of _____________, _____, and pertains to the period from _____________, _____ to _____________, _____.

[Set forth Calculation of Excess Cash Flow]

001312-0021-15868-Active.27123649.7

Attachment [4]

to Compliance Certificate

The information described herein is as of _____________, _____, and pertains to the period from _____________, _____ to _____________, _____.

[Describe any change in the jurisdiction of organization of any Loan Party]

001312-0021-15868-Active.27123649.7

Attachment [5]

to Compliance Certificate

The information described herein is as of _____________, _____, and pertains to the period from _____________, _____ to _____________, _____.

[List any material Intellectual Property acquired by any Loan Party]

001312-0021-15868-Active.27123649.7

Attachment [6]

to Compliance Certificate

The information described herein is as of _____________, _____, and pertains to the period from _____________, _____ to _____________, _____.

[Describe any Person that became a Group Member, Restricted Subsidiary or Unrestricted Subsidiary]

001312-0021-15868-Active.27123649.7

Attachment [7]

to Compliance Certificate

[Attach Supplements to Perfection Certificate Schedules]

001312-0021-15868-Active.27123649.7

EXHIBIT C

FORM OF

CLOSING CERTIFICATE

[Attached]

001312-0021-15868-Active.27123649.7

EXECUTION

OMNIBUS SECRETARY’S CERTIFICATE

August 27, 2018

The undersigned officer, as applicable, of each of the entities listed on Schedule 1 and Schedule 2 attached hereto (each, individually, a “Company,” and collectively, the “Companies”), hereby certifies that he/she makes this certificate as of the date hereof on behalf of each of the Companies, as applicable, and not in his/her individual capacity pursuant to that certain Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ULTRA CLEAN HOLDINGS, INC., a Delaware corporation (the “Parent Borrower”), each Subsidiary Borrower party thereto from time to time, BARCLAYS BANK PLC as administrative agent and each lender from time to time party thereto. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement, as applicable.

1. Each of the Specified Representations is true and correct in all material respects (or in all respects if qualified by materiality) on and as of the date hereof, except to the extent expressly made as of an earlier date, in which case such Specified Representations were true and correct in all material respects (or in all respects if qualified by materiality) on and as of such earlier date.

2. Each of the Specified Acquisition Agreement Representations is true and correct in all material respects (or in all respects, if qualified by materiality) as of the date hereof, except to the extent expressly made as of an earlier date, in which case such Specified Acquisition Agreement Representations were true and correct in all material respects (or in all respects, if qualified by materiality) as of such earlier date.

3. To the knowledge of the Parent Borrower, since the date of the Closing Date Acquisition Agreement, there has not occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Closing Date Acquisition Agreement) on the Target.

4. The conditions precedent set forth in Section 5.1(b) and (c) of the Credit Agreement were satisfied as of the Closing Date.

5. Attached hereto as Exhibit A are true, complete and correct copies of the certificate of formation, certificate of incorporation or articles of incorporation, as applicable, of each Company (each, a “Certificate”), as in effect on the date hereof, certified by the Secretary of State or other appropriate official of such Company’s jurisdiction of organization, together with all amendments thereto adopted through the date hereof,. Each Certificate remains in full force and effect as of the date hereof and has not been amended, modified or repealed, and no proceedings for the amendment, modification or any other document relating to or affecting such Certificate has been filed in the office of the Secretary of State of such Company’s jurisdiction of organization since such certification date.

#91182894v9

6. Attached hereto as Exhibit B are true, correct and complete copies of the limited liability company agreement, operating agreement or bylaws, as applicable, of each Company (the “Corporate Governance Documents”), together with any amendments thereto adopted through the date hereof. The Corporate Governance Documents remain in full force and effect as of the date hereof and have not been amended, modified or repealed, and no proceedings for the amendment, modification or rescission thereof are contemplated.

7. Attached hereto as Exhibit C is a true, correct and complete copy of the resolutions adopted by the transaction committee members, board of directors, sole stockholder or sole member, as applicable, of each Company (the “Resolutions”), adopted by written consent, relating to, among other things, the authorization, execution, delivery and performance of the Credit Agreement, the Loan Documents to which any or all of the Companies are a party, and all other agreements, documents and instruments, to be executed in connection with the Credit Agreement, in each case, as more fully described in such Resolutions (collectively, the “Documents”) and the consummation of the transactions contemplated thereby and therein. The Resolutions of each Company are in full force and effect on the date hereof, have not been amended and no conflicting resolutions have been adopted by the transaction committee members, board of directors, sole stockholder or sole member, as applicable, of such Company with respect to the transactions contemplated by the Documents to which such Company is a party.

8. Attached hereto as Exhibit D are true, correct and complete copies of the certificates of good standing from each Company’s jurisdiction of organization or incorporation, as applicable, certifying as to such Company’s good standing as of a recent date.

9. Each of the persons named in Exhibit E attached hereto has been duly elected or appointed, is duly qualified, and on the date hereof holds the office set forth opposite his/her name of the Company set forth opposite his/her name; each such person is authorized to execute and deliver, on behalf of such Company, the Documents necessary to effectuate the transactions contemplated thereby, and the signature set opposite each such person's name is a true and correct specimen or original of his/her signature.

[The remainder of this page is intentionally left blank]

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EXHIBIT D

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of , 20 , made by each signatory hereto (each a “Subsidiary Borrower”), in favor of Barclays Bank PLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) referred to in the Credit Agreement, dated as of August 27, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ultra Clean Holdings, Inc., a Delaware corporation (the “Parent Borrower”), the other Subsidiary Borrowers (as defined therein) from time to time party thereto, the Lenders party thereto, certain other parties and the Administrative Agent. Unless otherwise defined herein, terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the parties to this Joinder Agreement wish to add the Subsidiary Borrower to the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Joinder Agreement is entered into pursuant to Section 2.27 of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1. [The] [Each] undersigned Subsidiary Borrower, hereby acknowledges that it has received and reviewed a copy of the Credit Agreement, and acknowledges and agrees to (i) join the Credit Agreement as a Subsidiary Borrower, as indicated with its signature below; (ii) be bound by all covenants, agreements and acknowledgments attributable to a Subsidiary Borrower in the Credit

Agreement; and (iii) perform all obligations and duties required of it by the Credit Agreement.

2. [The] [Each] undersigned Subsidiary Borrower hereby represents and warrants that the representations and warranties with respect to it contained in Section 4 of the Credit Agreement and each of the other Loan Documents to which such Subsidiary Borrower is a party or which are contained in any certificate furnished by or on behalf of such Subsidiary Borrower are true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on the date hereof (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) as of such earlier date).

3. The address, taxpayer identification number (if any) and jurisdiction of organization of [the] [each] undersigned Subsidiary Borrower is set forth in Annex I to this Joinder Agreement.

4. The Parent Borrower hereby agrees and acknowledges that its guarantees contained in Section 2 of the Guarantee and Collateral Agreement shall remain in full force and effect after giving effect to this Joinder Agreement.

5. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written.

[NAME OF SUBSIDIARY],
as a Subsidiary Borrower

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

BARCLAYS BANK PLC,
as Administrative Agent

By:
Name:
Title:

ULTRA CLEAN HOLDINGS, INC.

By:
Name:
Title:

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EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Parent Borrower:	Ultra Clean Holdings, Inc.

4.	Administrative Agent:	Barclays Bank PLC, as administrative agent under the Credit Agreement

5.	Credit Agreement:

The Credit Agreement, dated as of August 27, 2018, among Ultra Clean Holdings, Inc., the Subsidiary Borrowers from time to time party thereto, the Lenders party thereto, certain other parties and Barclays Bank PLC, as administrative agent

[1] Select as applicable.

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6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date: ________________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Name:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Name:
Title:

[2] Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term B Facility,” “Incremental Term Facility”, “Revolving Commitment”).

[3] Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

2

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[Consented to and][4] Accepted:

BARCLAYS BANK PLC, as Administrative Agent

By
Name:
Title:

[Consented to:][5]

ULTRA CLEAN HOLDINGS, INC.

By
Name:
Title:

4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

5 To be added only if the consent of the Parent Borrower is required by the terms of the Credit Agreement.

3

001312-0021-15868-Active.27123649.7

ANNEX 1

Credit Agreement, dated as of August 27, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ultra Clean Holdings, Inc. (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto, the Lenders party thereto, certain other parties and Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”)

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

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3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

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EXHIBIT F

[Reserved]

001312-0021-15868-Active.27123649.7

EXHIBIT G

[Reserved]

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EXHIBIT H-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of August 27, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ultra Clean Holdings, Inc. (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto, the Lenders party thereto, certain other parties and Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the applicable Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:		, 20

001312-0021-15868-Active.27123649.7

EXHIBIT H-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of August 27, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ultra Clean Holdings, Inc. (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto, the Lenders party thereto, certain other parties and Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:		, 20

001312-0021-15868-Active.27123649.7

EXHIBIT H-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of August 27, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ultra Clean Holdings, Inc. (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto, the Lenders party thereto, certain other parties and Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:		, 20

001312-0021-15868-Active.27123649.7

EXHIBIT H-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of August 27, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ultra Clean Holdings, Inc. (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto, the Lenders party thereto, certain other parties and Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the applicable Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:		, 20

001312-0021-15868-Active.27123649.7

EXHIBIT I-1

FORM OF

INCREMENTAL FACILITY ACTIVATION NOTICE

To: Barclays Bank PLC, as Administrative Agent

under the Credit Agreement referred to below

Reference is made to the Credit Agreement, dated as of August 27, 2018 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among Ultra Clean Holdings, Inc. (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto, the Lenders party thereto, certain other parties and Barclays Bank PLC, as administrative agent (the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

This notice is an Incremental Facility Activation Notice referred to in the Credit Agreement, and the applicable Borrower[s] and each Lender party hereto hereby notify you that:

1. Each Lender party hereto agrees to [make an Incremental Term Loan] [obtain a Revolving Commitment or increase the amount of its Revolving Commitment] in the amount set forth opposite such Lender’s name on the signature pages hereof under the caption [“Incremental Term Loan Amount”] [“Incremental Revolving Commitment Amount”].

2. The Incremental Facility Closing Date is .

3. The aggregate principal amount of [Incremental Term Loans] [the Incremental Revolving Facility] contemplated hereby is $ .

4. [The Incremental Term Loan of each Lender party hereto shall mature in consecutive installments, commencing on , 20 , each of which shall be in an amount equal to (i) the percentage which the principal amount of such Lender’s Incremental Term Loan made on the Incremental Facility Closing Date constitutes of the aggregate principal amount of Incremental Term Loans made on the Incremental Facility Closing Date multiplied by (ii) the amount set forth below opposite such installment:

Installment	Principal Amount

[Insert installment dates and amounts]

5. The Incremental Term Loan Maturity Date for the Incremental Term Loans contemplated hereby is ___________, 20__.

6. The Applicable Margin for the Incremental Term Loans contemplated hereby is __% per annum in the case of Eurodollar Loans and __% per annum in the case of ABR Loans.

[INSERT GRID IF APPLICABLE]]8

8 Include paragraphs 4, 5 and 6 with respect to Incremental Term Loans only.

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2

7. The agreement of each Lender party hereto to [make an Incremental Term Loan] [obtain a Revolving Commitment or increase the amount of its Revolving Commitment] on the Incremental Facility Closing Date is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received this notice, executed and delivered by [the applicable] [each applicable] Borrower and each Lender party hereto, along with such legal opinions, board resolutions, secretary’s certificate, officer’s certificate and other documents as shall be reasonably requested by the Lenders party hereto.

(b) Immediately prior to and immediately after giving effect to the making of the [Incremental Term Loans] [Incremental Revolving Facility] contemplated hereby on the Incremental Facility Closing Date, [no Default or Event of Default] [no Event of Default under clauses (a) or (f) of Section 8 of the Credit Agreement]9 shall have occurred and be continuing.

[(c) Immediately prior to and immediately after giving effect to the making of the [Incremental Term Loans] [Incremental Revolving Facility] contemplated hereby on the Incremental Facility Closing Date, [the representations and warranties set forth in each Loan Document] [the Specified Representations and the Specified Acquisition Agreement Representations]10 shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the Incremental Facility Closing Date, except to the extent expressly made as of an earlier date, in which case they shall be so true and correct as of such earlier date.]11

[Signature page follows]

9 Use the second option solely for any Incremental Acquisition Term Facility.

10 Use the second option solely for any Incremental Acquisition Term Facility.

11 To be included to the extent requested by the applicable Incremental Lenders.

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ULTRA CLEAN HOLDINGS, INC.

By:
Name:
Title:

[__][1]

By:
Name:
Title:

[Incremental Term Loan Amount]

[Incremental Revolving Commitment Amount] [NAME OF LENDER]

$

By:
Name:
Title:

CONSENTED TO:
BARCLAYS BANK PLC,
as Administrative Agent

By:
Name:
Title:

1 Add Subsidiary Borrowers, if applicable.

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EXHIBIT I-2

FORM OF

NEW LENDER SUPPLEMENT

SUPPLEMENT, dated , to the Credit Agreement, dated as of August 27, 2018 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among Ultra Clean Holdings, Inc. (the “Parent Borrower”), the Subsidiary Borrowers from time to time party thereto, the Lenders party thereto, certain other parties and Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Credit Agreement provides in Section 2.24(b) thereof that any bank, financial institution or other entity may become a party to the Credit Agreement with the consent of the applicable Borrower[s] and the Administrative Agent (which consent shall not be unreasonably withheld) in connection with a transaction described in Section 2.24(a) thereof by executing and delivering to the applicable Borrower[s] and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned now desires to become a party to the Credit Agreement;

NOW, THEREFORE, the undersigned hereby agrees as follows:

1. The undersigned agrees to be bound by the provisions of the Credit Agreement, and agrees that it shall, on the date this Supplement is accepted by the applicable Borrower[s] and the Administrative Agent, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with an [Incremental Term Loan] [Revolving Commitment under an Incremental Revolving Facility] of $________________.

2. The undersigned (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (iv) if it is a Non-U.S. Lender, attached to this Supplement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the undersigned, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

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3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

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Accepted this day of , 20 :

ULTRA CLEAN HOLDINGS, INC.

By:
Name:
Title:

[__][1]

By:
Name:
Title:

BARCLAYS BANK PLC,
as Administrative Agent

By:
Name:
Title:

1 Add Subsidiary Borrowers, if applicable.

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EXHIBIT J

AUCTION PROCEDURES

This Exhibit J is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.25 of the Credit Agreement, dated as of August 27, 2018 (as amended, supplemented or otherwise modified as of the date hereof, the “Credit Agreement”), among Ultra Clean Holdings, Inc., the Lenders party thereto, certain other parties and Barclays Bank PLC, as administrative agent (the “Administrative Agent”). This Exhibit J is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. None of the Administrative Agent, the Auction Manager, or any of their Affiliates makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Term Loans to a Purchasing Borrower Party pursuant to any offering documents, nor shall the decision by the Administrative Agent or the Auction Manager (or any of their Affiliates) in its capacity as a Lender to sell its Term Loans to a Purchasing Borrower Party be deemed to constitute such a recommendation. Each Lender should make its own decision as to whether to sell any of its Term Loans and as to the price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction Purchase Offer and the relevant offering documents. Capitalized terms not otherwise defined in this Exhibit J have the meanings assigned to them in the Credit Agreement.

1. Notice Procedures. In connection with each Auction Purchase Offer, the applicable Purchasing Borrower Party will provide notification to the Auction Manager (for distribution to the Lenders of the applicable Facility or Facilities of the Facility or Facilities of Term Loans (as determined by such Purchasing Borrower Party in its sole discretion) that will be the subject of such Auction Purchase Offer (each, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of each Facility of Term Loans that the applicable Purchasing Borrower Party offers to purchase in such Auction Purchase Offer (the “Auction Amount”), which shall be no less than $5,000,000 (across all such Facilities); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices (in increments of $5) per $1,000, at which such Purchasing Borrower Party would be willing to purchase Term Loans of each applicable Facility in such Auction Purchase Offer; and (iii) the date on which such Auction Purchase Offer will conclude (which date shall not be fewer than three Business Days following the distribution of the Auction Notice to the Lenders of the applicable Facility or Facilities), on which date Return Bids (as defined below) will be due by 1:00 p.m., New York City time (as such date and time may be extended by the Auction Manager, the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three Business Days upon notice by the Purchasing Borrower Party to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, that only two extensions per offer shall be permitted (unless otherwise approved by the Auction Manager prior to the date of the applicable Auction Purchase Offer). An Auction Purchase Offer shall be regarded as a “failed purchase offer” in the event that either (x) the applicable Purchasing Borrower Party withdraws such Auction Purchase Offer in accordance with the terms hereof or as set forth in Section 2.25(b) of the Credit Agreement or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed purchase offer, no Purchasing Borrower Party shall be permitted to deliver a new Auction Notice prior to the date occurring three Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the applicable Purchasing Borrower Party shall not initiate any Auction Purchase Offer by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction Purchase Offer (if any), whether such conclusion occurs by withdrawal of such previous Auction Purchase Offer or the occurrence of the Expiration Time of such previous Auction Purchase Offer.

2. Reply Procedures. In connection with any Auction Purchase Offer, each Lender of the Term Loans of the applicable Facility or Facilities wishing to participate in such Auction Purchase Offer shall,

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prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the applicable offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price (in increments of $5) per $1,000 in principal amount of Term Loans (the “Reply Price”) of the applicable Facility or Facilities within the Discount Range and (ii) the principal amount of Term Loans of the applicable Facility or Facilities, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of the applicable Facility or Facilities held by such Lender. Lenders may only submit one Return Bid per Facility per Auction Purchase Offer, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Manager, an Assignment and Assumption. No Purchasing Borrower Party will purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

3. Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the applicable Purchasing Borrower Party, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction Purchase Offer within the Discount Range for such Auction Purchase Offer that will allow such Purchasing Borrower Party to complete the Auction Purchase Offer by purchasing the full Auction Amount (or such lesser amount of Term Loans for which such Purchasing Borrower Party has received Qualifying Bids). Subject to the conditions contained in the Auction Notice, the applicable Purchasing Borrower Party shall purchase Term Loans of the applicable Facility or Facilities from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans of the applicable Facility included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration. Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five business days from the date of the Expiration Time.

4. Proration Procedures. All Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans of the applicable Facility or Facilities for which Qualifying Bids have been submitted in any given Auction Purchase Offer at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans of the applicable Facility or Facilities to be purchased at prices below the Applicable Threshold Price), the applicable Purchasing Borrower Party shall purchase such Loans ratably based on the relative principal amounts offered by each Lender in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids or any component bid thereof will be accepted above the Applicable Threshold Price.

5. Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York City time on the Business Day during which the Expiration Time occurs. The Auction Manager will insert the principal amount of Term Loans of the applicable Facility to be assigned and the applicable settlement date into each applicable Assignment and Assumption received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

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6. Additional Procedures. Once initiated by an Auction Notice, the applicable Purchasing Borrower Party may withdraw an Auction Purchase Offer only if no Qualifying Bid has been received by the Auction Manager at the time of withdrawal. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be withdrawn, modified, revoked, terminated or canceled by a Lender. However, an Auction Purchase Offer may become void if the conditions to the purchase set forth in Section 2.25 of the Credit Agreement are not met. The purchase price in respect of each Qualifying Bid for which purchase by such Purchasing Borrower Party is required in accordance with the foregoing provisions shall be paid directly by such Purchasing Borrower Party to the respective assigning Lender on a settlement date as determined jointly by such Purchasing Borrower Party and the Auction Manager (which shall be not later than ten Business Days after the date Return Bids are due). The applicable Purchasing Borrower Party shall execute each applicable Assignment and Assumption received in connection with a Qualifying Bid. All questions as to the form of documents and eligibility of Term Loans that are the subject of an Auction Purchase Offer will be determined by the Auction Manager, in consultation with the applicable Purchasing Borrower Party, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.25 of the Credit Agreement or this Exhibit J. The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the applicable Purchasing Borrower Party, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.25 of the Credit Agreement or this Exhibit J. None of the Administrative Agent, the Auction Manager or any of their Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the applicable Purchasing Borrower Party, the Loan Parties, or any of their Affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. This Exhibit J shall not require any Purchasing Borrower Party to initiate any Auction Purchase Offers.

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EXHIBIT K

SOLVENCY CERTIFICATE

August 27, 2018

This Certificate is being delivered pursuant to Section 5.1(l) of the Credit Agreement dated as of August 27, 2018 (the “Credit Agreement”), among Ultra Clean Holdings, Inc. (the “Parent Borrower”), each Subsidiary Borrower party thereto from time to time, the lenders from time to time party thereto and Barclays Bank PLC, as administrative agent. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

Sheri Savage hereby certifies that she is the Chief Financial Officer of the Parent Borrower and that she is knowledgeable of the financial and accounting matters of the Parent Borrower and its Subsidiaries, the Credit Agreement and the covenants and representations (financial and other) contained therein and that, as such, she is authorized to execute and deliver this Certificate on behalf of the Parent Borrower.

The undersigned hereby further certifies, solely in her capacity as Chief Financial Officer of the Parent Borrower and not in an individual capacity, as follows:

1. On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the fair value of the assets of the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise.

2. On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the present fair saleable value of the property of the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3. On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4. On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the date hereof.

The financial information, projections and assumptions which underlie and form the basis for the representations made in this certificate were based upon good faith estimates and assumptions believed to be reasonable to the management of the Parent Borrower at the time made, in light of the circumstances under which they were made (it being understood that such financial information, projections or forecasts as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such financial information, projections or assumptions may differ from the projected results set forth therein by a material amount).

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In computing the amount of the contingent liabilities of the Parent Borrower and its Restricted Subsidiaries as of the date hereof, such liabilities have been computed at the amount that, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate solely in her capacity as Chief Financial Officer of the Parent Borrower (and not in an individual capacity) as of the date first written above.

ULTRA CLEAN HOLDINGS, INC.

By:
Name:
Title:

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